EXHIBIT 2.1

PURCHASE AGREEMENT,

BY AND AMONG

WALKER & DUNLOP, INC.,

WALKER & DUNLOP, LLC,

CW FINANCIAL SERVICES LLC

AND

CWCAPITAL LLC

JUNE 7, 2012

i

5.9	Financing	33
5.10	Solvency	34
5.11	Opinion of Financial Advisor	34
5.12	Litigation	34
5.13	Disclosure Documents	35
5.14	Valid Issuance	35
5.15	Takeover Statutes; No Rights Agreement	35
5.16	Compliance with Laws	35
5.17	Contracts	36
5.18	Intellectual Property	36
5.19	Employee Benefit Plans	37
5.20	Insurance	38
5.21	Taxes	38
5.22	Brokers’ or Finders’ Fees	39
5.23	No Other Representation	39
5.24	Investment Purposes	40
5.25	Mortgage Loan Origination and Servicing and Related Businesses	40

Article 6 OTHER AGREEMENTS AND COVENANTS		41

6.1	Conduct of Business	41
6.2	Access	44
6.3	Non-Negotiation	44
6.4	Affiliate Transactions	45
6.5	Preparation of Proxy Statement; Stockholder Meetings	45
6.6	Parent Stockholders’ Meeting	46
6.7	Efforts to Close; Regulatory and Other Authorizations; Consents	46
6.8	Notices of Certain Events	48
6.9	Tax Matters	49
6.10	Parent Board Designees	50
6.11	Financing	51
6.12	Warehouse Lines	53
6.13	Interim Financial Statements and Statement of Net Debt	53
6.14	Material Letters Regarding Financial Statements	53
6.15	Listing of Parent Common Stock	54
6.16	Transfer of Assets Used in the Business	54
6.17	Employee Matters	54
6.18	CW Capital Name	54

Article 7 CONDITIONS PRECEDENT TO THE CLOSING; TERMINATION		54

7.1	Mutual Conditions Precedent to Obligations of the Parties	55
7.2	Conditions Precedent to Obligations of Parent and the Purchaser	55
7.3	Conditions Precedent to Obligations of the Seller and the Company	56

Article 8 TERMINATION		56

8.1	Termination	56

Article 9 INDEMNIFICATION		57

9.1	Indemnification of the Purchaser	57
9.2	Indemnification of the Seller	59
9.3	Indemnification Procedure	60
9.4	Materiality Qualifiers	61
9.5	Investigation	61
9.6	No Right of Contribution	61
9.7	Payment	61

9.8	Adjustment to Consideration	61
9.9	Exclusive Remedy	61

Article 10 MISCELLANEOUS		62

10.1	Successors and Assigns; Assignment	62
10.2	Notices	62
10.3	Modification	64
10.4	Confidentiality	64
10.5	Time is of the Essence	64
10.6	Exhibits and Schedules	64
10.7	Entire Agreement	64
10.8	Severability	64
10.9	Rules of Construction	64
10.10	Binding Effect	65
10.11	Choice of Law	65
10.12	Consent to Jurisdiction	65
10.13	WAIVER OF JURY TRIAL	65
10.14	Survival of Covenants	65
10.15	No Third Party Beneficiaries	65
10.16	Counterparts	65
10.17	Electronic Execution and Delivery	66
10.18	Specific Performance	66
10.19	Expenses	66
10.20	Adjustments	66

EXHIBITS

Exhibit A	Form of Closing Agreement
Exhibit B	Form of Transition Services Agreement
Exhibit C	Voting Agreements
Exhibit D	Form of Registration Rights Agreement
Exhibit E	Form of Letter Agreement
Exhibit F	Form of Bylaw Amendment

SCHEDULES

Schedule A	Company Net Working Capital
Schedule B	Required Third Party Consents

PURCHASE AGREEMENT

THIS PURCHASE AGREEMENT (this “Agreement”), is dated as of June 7, 2012, by and among Walker & Dunlop, Inc., a Maryland corporation (“Parent”), Walker & Dunlop, LLC, a Delaware limited liability company (the “Purchaser”), CW Financial Services LLC, a Delaware limited liability company (the “Seller”), and CWCapital LLC, a Massachusetts limited liability company (the “Company”).  Each of Parent, the Purchaser, the Seller and the Company are sometimes referred to herein individually as a “Party,” and collectively as the “Parties.”

RECITALS

A.            The Seller owns all of the outstanding limited liability company interests in the Company (the “Company Interests”).

B.            The Purchaser is an indirect wholly-owned subsidiary of Parent.  The Purchaser desires to purchase from the Seller, and the Seller desires to sell to the Purchaser, the Company Interests on the terms and subject to the conditions set forth in this Agreement.

C.            In order to induce the Parties to enter into this Agreement and to cause the transactions contemplated by this Agreement to be consummated, on the Closing Date, each of Parent and the Seller will execute a Closing Agreement in the form attached as Exhibit A hereto (the “Closing Agreement”) and each of the Seller and the Company will execute a Transition Services Agreement in the form attached as Exhibit B hereto (the “Transition Services Agreement”).

D.            In order to induce the Parties to enter into this Agreement and to cause the transactions contemplated by this Agreement to be consummated, (i) concurrently with execution of this Agreement, Seller, Parent, the Purchaser and certain stockholders of Parent are executing Voting Agreements attached as Exhibit C hereto (the “Voting Agreements”), and (ii) on the Closing Date, Seller and Parent will execute a Registration Rights Agreement in the form attached as Exhibit D hereto (the “Registration Rights Agreement”).

E.             The Parties desire to make certain representations, warranties, covenants and agreements in connection with the transactions contemplated by this Agreement and also to prescribe certain conditions to such transactions.

AGREEMENT

In consideration of the mutual covenants of the Parties as hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the Parties hereby agree as follows:

ARTICLE 1
DEFINITIONS

In addition to the capitalized terms defined elsewhere in this Agreement, the following capitalized terms shall have the meanings specified in this Article 1.

“Accounting Firm” means an accounting firm of national reputation mutually satisfactory to the Purchaser and the Seller.  In the event that the Purchaser and the Seller cannot agree on such a mutually acceptable accounting firm, then the Purchaser’s and the Seller’s regular outside accounting firms shall jointly select an Accounting Firm.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by or is under common control with such Person.  As used in this definition, the term “control” means the possession, directly or indirectly, of any other power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.  Notwithstanding anything to the contrary contained herein, (i) the term “Affiliate” with respect to the Company or the Seller (or any of its Subsidiaries) shall not include (A) funds or accounts managed by Fortress Investment Group LLC or any of its Affiliates and (B) portfolio companies of or investments of any such funds other than Galaxy PEF Holdings LLC and Galaxy CF Holdings LLC and their respective Subsidiaries, and (ii) the term “Affiliate” with respect to Parent and the Purchaser shall not include funds managed by Walker & Dunlop Balanced Real Estate Fund I GP, LLC or Walker & Dunlop Real Estate Opportunity Fund I Manager, LLC or any of such funds’ respective Subsidiaries.

“Affiliate Transaction” means any Contract between the Company, on the one hand, and (a) any present or former officer, director or member of the Company, (b) with respect to the Seller, any funds managed by Fortress Investment Group LLC or any of its Affiliates and portfolio companies or investments of any such funds, or (c) to the Company’s Knowledge, any family member thereof or any trust for the benefit of any such Person, any family members thereof or any entity in which any officer, director, manager employee, member or stockholder of the Company or any family member thereof is an owner of more than 10% of the voting equity securities of such entity (other than a public company), on the other hand.

“Affiliated Group” means an affiliated group as defined in Section 1504 of the Code (or analogous combined, consolidated or unitary group defined under state, local or foreign Income Tax Law).

“Agency” means a government-sponsored secondary mortgage market enterprise or Governmental Authority acquiring, owning or guaranteeing mortgage loans, including for purposes of this Agreement, Fannie Mae, Freddie Mac, the Government National Mortgage Association, the Department of Housing and Urban Development of the United States of America (“HUD”) and the Federal Housing Administration of HUD.

“Agreement” has the meaning set forth in the preamble.

“Allocation Schedule” has the meaning set forth in Section 6.9(e).

“Antitrust Authority” means the Federal Trade Commission, the Department of Justice, any attorney general of any state of the United States, or any other antitrust or competition authority of any jurisdiction.

“Audited Financial Statements” has the meaning set forth in Section 4.4(a).

“Base Cash Consideration” has the meaning set forth in Section 2.2.

“Board Designee” has the meaning set forth in Section 6.10(a).

“Books and Records” means all books and records of the Company, including all records, files, papers, sales and purchase correspondence, books of account and financial and employment records, whether in tangible or digital form solely to the extent related to the Business.

“Business” means the business of the Company, as currently conducted.

“Business Day” means a day other than Saturday, Sunday or a public holiday on which banks are authorized or required to be closed under the Laws of the State of Maryland or the State of New York.

“Cash and Cash Equivalents” means, as of any given time, all cash and cash equivalents determined in accordance with GAAP as of such time, which, for avoidance of doubt, shall include cash on hand, cash in banks, short-term highly liquid investments with original maturities of three months or less, deposits in transit, and issued but uncleared checks and drafts  and shall exclude any restricted cash.

“Cash Consideration” has the meaning set forth in Section 2.2.

“Change of Control” shall mean (i) any event (including any merger, recapitalization or other sale or business combination, in one transaction or a series of related transactions) which results in, immediately after giving effect thereto, any Person (or group of Persons acting in concert) other than the shareholders of Parent immediately prior to such event owning a majority of the voting power of the equity of the Parent after such event, or (ii) the sale of all or substantially all of the assets (in one transaction or a series of related transactions) of Parent and its Subsidiaries (taken as a whole) to any Person (or group of Persons acting in concert).

“Claim” means any claim, action, arbitration, suit, litigation, demand or proceeding.

“Closing” has the meaning set forth in Section 3.1.

“Closing Adjustment” has the meaning set forth in Section 2.3(c).

“Closing Agreement” has the meaning set forth in the recitals.

“Closing Cash Payment” has the meaning set forth in Section 3.3(a).

“Closing Date” has the meaning set forth in Section 3.1.

“Closing Indebtedness” means the aggregate amount of Indebtedness of the Company as of the Closing, excluding (i) any Indebtedness under the Warehouse Lines of the Company, (ii) any Indebtedness of Parent, Purchaser or their respective Subsidiaries, (iii) the Indebtedness contemplated by the Debt Commitment Letter and (iv) any Indebtedness that is included in the calculation of Closing Net Working Capital.

“Closing Net Working Capital” shall be calculated in accordance with Schedule A as of the Closing Date; provided, however, (i) to the extent any Transaction Costs are not paid prior to the Closing or at Closing pursuant to Section 3.3(a), such unpaid Transaction Costs shall be treated as liabilities for purposes of calculating Net Working Capital and (ii) to the extent that funds received as a result of the sale of mortgage servicing rights sold during the period commencing on the date of this Agreement and ending on the Closing Date exceeds the product of (A) $333,333 multiplied (B) the number of full months plus any partial month during such period, such excess shall be treated as liabilities for purposes of calculating Net Working Capital.

“Closing Net Working Capital Statement” has the meaning set forth in Section 2.3(c).

“Closing Share Value” means the quotient of (a) the sum of all Trade Values over (b) the aggregate number of shares of Parent Common Stock traded during the twenty (20) consecutive trading days immediately preceding the third trading day prior to the Closing Date.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the preamble.

“Company Agreements” means all Contracts to which the Company is a party or by which the Company or any of its properties may be bound or affected.

“Company Closing Schedule” has the meaning set forth in Section 3.4.

“Company Disclosure Letter” means the Company Disclosure Letter attached hereto, dated as of the date hereof, delivered by the Company and the Seller to Parent and the Purchaser in connection with this Agreement.

“Company Employees” has the meaning set forth in Section 6.18(a).

“Company Intellectual Property” means the material Intellectual Property which is owned by or licensed to the Company or which the Company otherwise has the right to use.

“Company Interests” has the meaning set forth in the recitals.

“Company Loan” has the meaning set forth in Section 4.11(a).

“Company Material Agreements” has the meaning set forth in Section 4.12(a).

“Company Plan Affiliate” means the Company, its predecessors, and any other Person, who constitutes, has constituted, is required to be aggregated in, or has been required to be aggregated in, all or part of a controlled group or has been or is under common control with, or whose employees were or are treated as employed by, the Company or any of its predecessors within the immediately preceding five (5) years, under Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA.

“Confidentiality Agreement” has the meaning set forth in Section 10.7.

“Consent” means any waiver, authorization, consent or approval.

“Contracts” means any written contracts, commitments, purchase orders, mortgages, instruments, indentures, sales orders, licenses, leases and other agreements or arrangements, in each case which are legally binding, and to which the Company or any of the Parent Companies, as applicable, is a party or by which the Company or any of the Parent Companies, or any of their respective assets are bound or subject.

“Debt Commitment Letter” has the meaning set forth in Section 5.9.

“Deductible” has the meaning set forth in Section 9.1(c).

“EDGAR” means the SEC’s Electronic Data Gathering, Analysis and Retrieval System.

“Employee Benefit Plan” means any of the following (whether written or unwritten) which the Company sponsors, maintains, makes contributions to, or with respect to which such entity has any other Liability (contingent or otherwise):  (A) any employee welfare benefit plan, as defined in Section 3(1) of ERISA, including any medical plan, life insurance plan, short-term or long-term disability plan, dental plan, severance plan, or sick leave plan; (B) any “employee pension benefit plan,” as defined in Section 3(2) of ERISA, including any excess benefit, top hat or deferred compensation plan or any nonqualified deferred compensation or retirement plan or arrangement or any qualified defined contribution or defined benefit plan or (C) any other material plan, policy, program, arrangement or agreement which provides employee benefits or benefits to any current or former employee, dependent, beneficiary, director, independent contractor or like person, including any severance agreement or plan, paid time off program, material fringe benefit plan or program, bonus or incentive plan, equity appreciation, stock option, restricted stock, phantom stock, stock bonus or deferred bonus or compensation plan, or salary reduction, change-of-control or employment agreement.

“Enforceability Exceptions” means, with respect to enforcement of the terms and provisions of this Agreement or any Transaction Document, (i) the effect of any applicable Law of general application relating to bankruptcy, reorganization, insolvency, moratorium or similar Law affecting creditors’ rights or relief of debtors generally and (ii) the effect of general principles of equity, including general principles of equity governing specific performance, injunctive relief and other equitable remedies (regardless of whether enforceability is considered in a proceeding in equity or at law).

“Environmental Requirements” means any Law that is related to (i) pollution, contamination, cleanup, preservation, protection, reclamation or remediation of the environment, (ii) health or safety as contemplated by the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.) (“OSHA”) or (iii) any Hazardous Material, including (A) the investigation, study, assessment, testing, monitoring, containment, removal, remediation, response, cleanup, abatement, prevention, control or regulation of any Release or threatened Release of any Hazardous Material or (B) the management of any Hazardous Material, including the manufacture, generation, formulation, processing, labeling, use, treatment, handling, storage, disposal, transportation, distribution, re-use, recycling or reclamation of any Hazardous Material; and includes but is not limited to the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. § 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6091 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Clean Water Act (33 U.S.C. § 7401 et seq.), OSHA, the Toxic Substance Control Act (15 U.S.C. § 2601 et seq.), and the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976 and Hazardous and Solid Waste Amendments of 1984 (42 U.S.C. § 6901 et seq.).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Estimated Adjustment” has the meaning set forth in Section 2.3(a).

“Estimated Working Capital” means the Company’s good faith estimate of the Closing Net Working Capital as of the Closing Date.

“Estimated Working Capital Deficit” means the amount, if any, by which the Target Working Capital exceeds the Estimated Working Capital.

“Estimated Working Capital Surplus” means the amount, if any, by which the Estimated Working Capital exceeds the Target Working Capital.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Financial Statements” has the meaning set forth in Section 4.4(b).

“Financing” has the meaning set forth in Section 5.9.

“GAAP” means U.S. generally accepted accounting principles, consistently applied.

“Governmental Approvals” has the meaning set forth in Section 6.7(b).

“Governmental Authority” means any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the United States, any foreign country, or any domestic or foreign state, province, county, city, other political subdivision or any other similar body or organization exercising similar powers or authority.

“Hazardous Material” means (i) hazardous substances, as defined by the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. §9601 et seq.); (ii) hazardous wastes, as defined by the Resource Conservation and Recovery Act (42 U.S.C. §6901 et seq.); (iii) petroleum, including crude oil or any fraction thereof which is liquid at standard conditions of temperature and pressure; (iv) radioactive material, including any source, special nuclear, or by-product material as defined in (42 U.S.C. §2011 et seq.); (v) asbestos that is friable or reasonably likely to become friable; (vi) polychlorinated biphenyls; and (vii) other material, substance or waste to which liability or standards of conduct may be imposed, or which requires or may require investigation, in each case under any applicable Environmental Requirements.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations under such Act.

“Income Tax” means any federal, state, local, or non-U.S. income Tax and any other Tax (i) imposed on, measured by or determined with reference to, net income, gross receipts, gains or profits, or (ii) imposed on, or with reference to, multiple bases including net income, gross receipts, gains or profits, including any interest, penalty, or addition thereto, whether disputed or not; excluding, however, in each case any sales and use taxes and any parking taxes.

“Income Tax Return” means any Tax Return relating to Income Taxes.

“Indebtedness” means, with respect to any Person, without duplication, (i) the current and long-term portions (whether current or funded, secured or unsecured) of any amount owed by such Person in respect of (a) borrowed money, (b) capitalized lease obligations and (c) bankers’ acceptances or letters of credit, but solely to the extent amounts have been drawn thereunder, and any promissory note related thereto, (ii) all obligations of such Person for the deferred purchase price of any property or services, including payments under non-compete agreements and seller notes (other than trade accounts payable and accrued employee related expenses, in each case as should be reflected on the most recent balance sheet of such Person as current liabilities arising in the Ordinary

Course), (iii) all obligations of such Person created or arising under any conditional sale or other title retention agreement, (iv) all obligations of such Person secured by a purchase money mortgage or other Lien, (v) any obligations secured by Liens on property acquired by such Person, whether or not such obligations were assumed by such Person at the time of acquisition of such property, (vi) all obligations of other Persons of a type referred to in clauses (i) through (v) above which are directly or indirectly guaranteed by such Person or which such Person has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which such Person has otherwise assured a credit against loss, (vii) interest, principal, prepayment penalty, premiums, fees or expenses, to the extent due or owing in respect of those items listed in clauses (i) through (vi) above, whether resulting from their payment or discharge or otherwise, and (viii) any refinancings of any of the foregoing obligations; provided, however, (i) none of the foregoing (i) through (viii) shall be included in the calculation of Closing Indebtedness to the extent included in the calculation of Closing Net Working Capital, (ii) none of the Warehouse Lines shall be deemed Indebtedness of the Company and (iii) any value creation plans included in the compensation accrual shall not be deemed Indebtedness of the Company.

“Indemnified Party” has the meaning set forth in Section 9.2(a).

“Indemnifying Party” has the meaning set forth in Section 9.3(a).

“Indemnity Share Value” means the quotient of (a) the sum of all Trade Values over (b) the aggregate number of shares of Parent Common Stock traded during the twenty (20) consecutive trading days immediately preceding the third trading day prior to the date on which the Losses resulting from the applicable indemnifiable claim are finally determined to be due and payable pursuant to Article IX.

“Insider” means the Seller, any director, manager, officer or employee of the Seller or the Company, and any Affiliate or Relative of any of the foregoing Persons.

“Intellectual Property” means intellectual property, confidential information and proprietary information, in any and all medium, including digital, and in any jurisdiction, including all (i) patents and patent applications (including all reissuances, continuations, continuations-in-part, revisions, extensions and reexaminations thereof) and patent disclosures and inventions (whether or not patentable and whether or not reduced to practice); (ii) trademarks, service marks, trade dress, trade names, Internet domain names, assumed names and corporate names, in each case, whether or not registered, together with the goodwill of the business associated therewith; (iii) published and unpublished works of authorship, whether copyrightable or not, including all statutory and common law copyrights associated therewith; (iv) all registrations, applications, extensions and renewals for any of the items listed in clauses (ii) and (iii); (v) trade secrets; (vi) websites and the contents thereof; (vii) computer programs, including operating systems, applications, routines, interfaces and algorithms, whether in source code or object code; (viii) databases and the information contained therein; (ix) ideas, formulae, know-how, techniques, research and development information, artwork and graphic design, drawings, specifications, blueprints, manuals and documentation, data, improvements, databases and promotional materials and (x) all proprietary rights relating to any of the foregoing, including all causes of action, damages and remedies related thereto.

“Interim Financial Statements” has the meaning set forth in Section 4.4(b).

“Knowledge of the Company” or “to the Company’s Knowledge” or any similar phrase, means the actual knowledge of any of the following individuals: Michael Berman, Jeff Goodman, Charles Spetka, Carla Stoner, Gordon Smith and Scott Spelfogel.

“Latest Balance Sheet Date” means March 31, 2012.

“Law” means the common law of any jurisdiction, or any provision of any foreign, federal, state or local law, statute, rule, regulation, order, Permit, judgment, injunction, decree or other decision of any court or other tribunal or Governmental Authority legally binding on the relevant Person or its properties.

“Leased Real Property” has the meaning set forth in Section 4.9(b).

“Letter Agreement” means that certain Letter Agreement, the form of which is attached hereto as Exhibit E.

“Liabilities” means any indebtedness (including any Indebtedness), liabilities or obligations of any nature (whether accrued, absolute, contingent, direct, indirect, known, unknown, perfected, inchoate, unliquidated or otherwise, due or to become due).

“Liens” means any liens, charges, rights, restrictions, options, preemptive rights, mortgages, deeds of trust, hypothecations, assessments, pledges, encumbrances, claims of equitable interest or security interests of any kind or nature whatsoever, excluding restrictions on transfer under applicable securities Laws.

“Litigation” means any suit, Claim, action, arbitration or proceeding.

“Losses” means any and all Liabilities, obligations, assessments, losses, costs, damages, deficiencies, judgments, Taxes, fines or expenses (whether or not arising out of third party claims), including interest, penalties, reasonable fees and expenses of attorneys, accountants and other consultants and experts but excluding any punitive, special or consequential damages (including loss of profits or revenues, diminution in value and any multiples of earnings, profits or revenues) damages, except to the extent such damages are payable to a third party.

“MGCL” means the General Corporation Law of the State of Maryland, as amended.

“Material Adverse Effect” means, with respect to any Person, any event, circumstance, development, change or effect that, individually or in the aggregate with all other such events, circumstances, developments, changes and effects, has had a material adverse affect on the business, operations, assets, liabilities, financial condition or results of operations of such Person and its Subsidiaries, taken as a whole, other than any event, state of facts, circumstance, development, change or effect resulting from:  (a) changes in general economic, regulatory or political conditions or changes affecting the economy or securities or financial markets in general; (b) any act of terrorism or war (whether declared or not declared) or any material worsening thereof occurring after the date of this Agreement, or any natural disasters or any national or international calamity affecting the United States occurring after the date of this Agreement; (c) any general downturn or changes in the industry in which such Person or any of its Subsidiaries operates, except, in the case of clauses (a), (b) and (c), to the extent such changes or developments have a disproportionate impact on the business, assets, liabilities, condition or results of operations of such Person and its Subsidiaries, taken as a whole, relative to other participants in the industry in which such Person and its Subsidiaries conducts their businesses; (d) any change in the market price or trading volume of such Person’s securities in and of itself; provided, however, the underlying events, circumstances, developments, changes or effects that caused such change in market price or trading volume shall be considered when determining whether a Material Adverse Effect has occurred; (e) changes after the date hereof in GAAP or any change in Laws or the interpretation thereof; (f) the public announcement of this Agreement and the transactions contemplated hereby ; (g) employee departures; or (h) any changes in or with respect to any of the Agencies including their legal organization, responsibilities, oversight obligations or roles in the mortgage loan and securities markets.

“Measurement Date” has the meaning set forth in Section 5.4.

“Monthly Financial Statements” has the meaning set forth in Section 6.14.

“NYSE” means the New York Stock Exchange.

“Ordinary Course” means, with respect to an action taken by a Person:  (a) such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person; and (b) such action is not required to be authorized by the board of directors (or similar governing body) or equity holders of such Person (or by any Person or group of Persons exercising similar authority) and is not required to be specifically authorized by the parent company (if any) of such Person.

“Organizational Documents” means (i) in the case of any Person organized as a corporation, the certificate or articles of incorporation of such corporation (or, if applicable, the memorandum and articles of association of such corporation) and the bylaws of such corporation; (ii) in the case of any Person organized as a limited liability company, the certificate or articles of formation or organization and the limited liability company agreement, operating agreement or regulations of such limited liability company; (iii) in the case of any Person organized as a limited partnership, the certificate or articles of limited partnership and partnership agreement of such limited partnership; (iv) in the case of any other Person, all constitutive or organizational documents of such Person which address matters relating to the business and affairs of such Person similar to the matters addressed by the documents referred to in clauses (i) through (iii) above in the case of Persons organized as corporations, limited liability companies or limited partnerships and (v) any amendment to any of the foregoing.

“Outside Date” means December 31, 2012, which may be extended to March 31, 2013 by either Parent or Seller in the event that the only conditions not satisfied as of December 31, 2012 are (i) the failure to receive one or more of the Consents set forth on Schedule B and (ii) those conditions with respect to actions the Parties will take at the Closing; provided, however, no Party shall have the right to so extend the Outside Date if such Party is then in material breach of this Agreement.

“Owned Purchaser IP” has the meaning set forth in Section 5.18(b).

“Parent” has the meaning set forth in the preamble.

“Parent Board” means the Board of Directors of Parent.

“Parent Board Recommendation” has the meaning set forth in Section 6.6(b).

“Parent Certifications” has the meaning set forth in Section 5.5(a).

“Parent Common Stock” shall mean common stock, par value $0.01 per share, of Parent.

“Parent Companies” means, collectively, Parent and each of its direct and indirect Subsidiaries.

“Parent Disclosure Letter” means the Parent Disclosure Letter attached hereto, dated as of the date hereof, delivered by Parent to the Seller and the Company in connection with this Agreement.

“Parent Employee Benefit Plan” means any of the following (whether written or unwritten) which any of the Parent Companies or any predecessor that operated the business of any of the Parent Companies sponsors, maintains, makes contributions to, or with respect to which such entity has any other Liability (contingent or otherwise):  (A) any employee welfare benefit plan, as defined in Section 3(1) of ERISA, including any medical plan, life insurance plan, short-term or long-term disability plan, dental plan, severance plan, or sick leave plan; (B) any “employee pension benefit plan,” as defined in Section 3(2) of ERISA, including any excess benefit, top hat or deferred compensation plan or any nonqualified deferred compensation or retirement plan or arrangement or any qualified defined contribution or defined benefit plan or (C) any other material plan, policy, program, arrangement or agreement which provides employee benefits or benefits to any current or former employee, dependent, beneficiary, director, independent contractor or like person, including any severance agreement or plan, paid time off program, material fringe benefit plan or program, bonus or incentive plan, equity appreciation, stock option, restricted stock, phantom stock, stock bonus or deferred bonus or compensation plan, or salary reduction, change-of-control or employment agreement.

“Parent Insurance Policies” has the meaning set forth in Section 5.20(a).

“Parent Intellectual Property” has the meaning set forth in Section 5.18(a).

“Parent Material Contract” shall mean a Contract of a Parent Company which (i) is material to the business of any Parent Company or (ii) related to Indebtedness of any Parent Company in excess of $50,000.

“Parent Options” means options, warrants or other rights exercisable or exchangeable for Parent Common Stock.

“Parent Plan Affiliate” means the Parent Companies, their respective predecessors, and any other Person, who constitutes, has constituted, is required to be aggregated in, or has been required to be aggregated in, all or part of a controlled group or has been or is under common control with, or whose employees were or are treated as employed by, any of the Parent Companies or any of their predecessors within the immediately preceding five (5) years, under Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA.

“Parent Preferred Stock” shall mean preferred stock, par value $0.01 per share, of Parent.

“Parent Restricted Stock” means shares of restricted Parent Common Stock issued to certain directors, officers and employees of the Parent Companies in accordance with the Walker & Dunlop, Inc. 2010 Equity Incentive Plan.

“Parent SEC Report Date” has the meaning set forth in the introductory paragraph of Article 5.

“Parent SEC Reports” has the meaning set forth in the introductory paragraph of Article 5.

“Parent Stock Equivalent” has the meaning set forth in Section 9.1(g).

“Parent Stockholder Approval” has the meaning set forth in Section 5.2(d).

“Parent Stockholder Approval Matter” has the meaning set forth in Section 5.2(d).

“Parent Stockholders” means the stockholders of Parent.

“Parent Stockholders’ Meeting” has the meaning set forth in Section 6.6(a).

“Parent’s Knowledge” or any similar phrase, means the actual knowledge of any of the following individuals:  Willy Walker, Deborah Wilson, Aaron Perlis, Howard Smith, Richard Lucas and Richard Warner.

“Party” has the meaning set forth in the preamble.

“Permit” or “Permits” means all permits, licenses, certifications, approvals, consents, notices, waivers, qualifications, filings, exemptions and authorizations by or of, or registrations with, any Governmental Authority, including HUD, or Fannie Mae, Freddie Mac or Ginnie Mae, including vehicle and business licenses.

“Permitted Liens” means any (a) inchoate mechanics’, carriers’, workers’, materialmen’s; repairmen’s, landlords’ and other similar Liens arising in the Ordinary Course and that in the aggregate are not material and do not interfere with the present use of the assets to which they apply; (b) inchoate Liens for Taxes, assessments or other charges by Governmental Authorities not yet due and payable for which adequate reserves have been established or are being contested in the ordinary course of business with adequate reserves or bonds having been established; (c) statutory Liens arising by operation of Law with respect to a Liability incurred in the Ordinary Course which is not delinquent, and for which appropriate reserves have been established in accordance with GAAP (to the extent GAAP requires the establishment of such reserves); (d) with respect to property other than real property, such other Liens, encumbrances or imperfections that are not material in amount or do not materially detract from the value of or materially impair the existing use of the property affected by such Lien, encumbrance or imperfection; (e) Liens securing the borrower’s obligations under Warehouse Lines; and (f) with respect to any parcel of real property, (i) Liens, easements, rights-of-way, encroachments, restrictions, conditions, matters of record, survey exceptions and other similar encumbrances which, individually or in the aggregate, (x) are not material in character, amount or extent in relation to the applicable real property and (y) do not and would not reasonably be expected to materially impair the use (or contemplated use), utility or value of the applicable real property or otherwise materially impair the present or contemplated business operations at such location by the

Company, Parent or any of its Subsidiaries, as applicable, and (ii) zoning, entitlement, building and other land use regulations imposed by Governmental Authorities having jurisdiction over such real property.

“Person” means any individual, sole proprietorship, general partnership, limited partnership, limited liability company, joint venture, trust, unincorporated association, corporation, Governmental Authority or other entity.

“Pre-Closing Tax Period” has the meaning set forth in Section 9.1(c).

“Pre-Closing Period” has the meaning set forth in Section 6.1(a).

“Prime Rate” means the prime lending rate as reported in The Wall Street Journal on the Closing Date as the base rate on corporate loans.

“Prior Month End” has the meaning set forth in Section 6.14.

“Proxy Statement” shall mean the proxy statement to be sent to the Parent Stockholders in connection with the Parent Stockholders’ Meeting.

“Purchaser” has the meaning set forth in the preamble.

“Purchaser Fundamental Representations” has the meaning set forth in Section 9.2(b).

“Purchaser Indemnified Parties” has the meaning set forth in Section 9.1.

“Purchaser Loan” has the meaning set forth in Section 5.26(a).

“Quarterly Financial Statements” has the meaning set forth in Section 6.13.

“Real Property Leases” has the meaning set forth in Section 4.9(b).

“Registration Rights Agreement” has the meaning set forth in the recitals.

“Relative” of a Person means such Person’s spouse, such Person’s parents, sisters, brothers, children and the spouses of the foregoing, and any member of the immediate household of such Person.

“Release” shall mean any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, disposing or dumping into the indoor or outdoor environment.

“Remedial Action” means all action required under applicable Laws:  (x) to cleanup, remove, treat or in any other way remediate any chemical, Hazardous Material or waste containing any chemical or Hazardous Material in the environment; (y) to prevent the release of any chemical, Hazardous Material or waste containing any chemical or Hazardous Material so that they do not endanger or otherwise adversely affect the environment or public health or welfare; or (z) to perform pre-remedial studies, investigations or monitoring, in or under any real property, assets or facilities.

“Required Parent Stockholder Vote” has the meaning set forth in Section 5.2(d).

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Seller” has the meaning set forth in the preamble.

“Seller’s Consideration” means the Cash Consideration and the Stock Consideration.

“Seller Fundamental Representations” has the meaning set forth in Section 9.1(b).

“Seller Indemnified Parties” has the meaning set forth in Section 9.2.

“Piggyback Side Letter” has the meaning set forth in the Registration Rights Agreement.

“Solvent” has the meaning set forth in Section 5.10.

“Stock Consideration” means 11,647,255 shares of Parent Common Stock; provided, that (a) if the Closing Share Value is greater than $15.62, then the Stock Consideration shall mean the number of shares of Parent Common Stock equal to $182,000,000 divided by the Closing Share Value, and (b) if the Closing Share Value is less than $8.41, then the Stock Consideration shall mean the number of shares of Parent Common Stock equal to $98,000,000 divided by the Closing Share Value.

“Straddle Period” means any taxable period that includes (but does not end on) a Closing Date.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote generally in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof or (ii) if a limited liability company, partnership, association or other business entity (other than a corporation), a majority of partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof.  For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity (other than a corporation) if such Person or Persons shall be allocated a majority of limited liability company, partnership, association, or other business entity gains or losses or shall be or control any managing director, manager, managing member or general partner of such limited liability company, partnership, association, or other business entity.  Notwithstanding the foregoing, in no event shall (i) ARA Finance LLC be deemed a Subsidiary of the Company or Seller for purposes of this Agreement, or (ii) the term “Subsidiary,” with respect to Parent and the Purchaser, include funds managed by Walker & Dunlop Balanced Real Estate Fund I GP, LLC or Walker & Dunlop Real Estate Opportunity Fund I Manager, LLC or any of such funds’ respective Subsidiaries.

“Target Working Capital” means $11,000,000.

“Tax” means (a) any foreign, federal, state or local income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, registration, value added, excise, parking, unclaimed property/escheatment, natural resources, severance, stamp, occupation, occupancy, ad valorem, premium, windfall profit, environmental, customs, duties, real property, personal property, capital stock, social security, unemployment, disability, payroll, license, employee or other withholding, or other tax of any kind whatsoever, (b) any liability for the payment of amounts of the type described in clause (a) hereof as a result of being at any time a transferee of, or a successor in interest to, any Person, or a member of any Affiliated Group or as a result of any agreement to indemnify any Person against such amounts; and (c) any interest, penalties or additions to tax or additional amounts (whether disputed or not) in respect of the foregoing.

“Tax Audit” means any audit, assessment, or other examination relating to Taxes by any Tax Authority or any judicial or administrative proceedings relating to Taxes.

“Tax Authority” means the IRS and any other domestic or foreign governmental entity responsible for the administration of any Taxes.

“Tax Return” means any return, declaration, report, claim for refund, information return, statement or other document relating to Taxes or the determination, assessment or collection of any Taxes (including Treasury Form TD F 90-22.1), and including any schedule, statement or attachment thereto, and any amendment to any of the foregoing.

“Tax Savings” has the meaning set forth in Section 9.7(a).

“Third Party Claim” has the meaning set forth in Section 9.3(b).

“Trade Value” means for each trade of Parent Common Stock during the twenty (20) consecutive trading days immediately preceding the third trading day prior to the Closing Date, the product of the number of shares of Parent Common Stock sold in such trade multiplied by the price per share of Parent Common Stock paid in such trade.

“Transaction Costs” means any accounting, legal, investment banking or other advisor fees or costs of the Company or the Seller in connection with the transactions contemplated by this Agreement, but solely to extent not paid by Seller or the Company prior to the Closing Date.

“Transaction Documents” means the agreements, documents, certificates and instruments to be delivered pursuant to or in connection with this Agreement, including the Letter Agreement, the Closing Agreement, the Transition Services Agreement, the Voting Agreements and the Registration Rights Agreement.

“Transfer Taxes” has the meaning set forth in Section 6.9(d).

“TSA Assets” has the meaning set forth in Section 4.19.

“Valuation Expert” means an investment bank, accounting firm or similar organization having generally acknowledged expertise in the valuation of blocks of publicly traded corporate stock.

“Warehouse Lines” means Indebtedness used in the Ordinary Course to fund lending activities.

“WARN” has the meaning set forth in Section 6.18(b).

ARTICLE 2
THE PURCHASE AND SALE

2.1                               The Purchase and Sale.  On the terms and subject to the conditions set forth in this Agreement, at the Closing, the Purchaser shall purchase, acquire and accept from the Seller, and the Seller shall sell, transfer, assign and deliver to the Purchaser, the Company Interests, free and clear of all Liens (other than Liens created by Parent or Purchaser).

2.2                               Consideration.  On the terms and subject to the conditions set forth in this Agreement, the consideration to the Seller for the sale, transfer, assignment and delivery to the Purchaser of the Company Interests shall be (i) the cash payment of $80,000,000 (the “Base Cash Consideration”), as adjusted pursuant to Section 2.3 (such adjusted amount, the “Cash Consideration”), plus (ii) the issuance to the Seller of the Stock Consideration.

2.3                               Working Capital Adjustment.

(a)           The Base Cash Consideration shall be reduced by the amount of the Estimated Working Capital Deficit, if any, or increased by the amount of the Estimated Working Capital Surplus, if any, as set forth in the Company Closing Schedule.  Such adjustments shall be referred to herein collectively as the “Estimated Adjustment.”

(b)           At least two (2) Business Days prior to the anticipated Closing Date, the Parties shall agree upon a flow of funds memorandum which shall set forth all payments required to be made by or on behalf of all Parties at the Closing, including for each such payment an identification of the payor, the payee, the amount and the wire transfer information.

(c)           Within ninety (90) days following the Closing Date, the Seller shall furnish the Purchaser with a statement that shall set forth the Closing Net Working Capital (the “Closing Net Working Capital Statement”), and a schedule based upon the Closing Net Working Capital Statement setting forth any adjustments to the Estimated Adjustment based on variances between the Estimated Working Capital and the Closing Net Working Capital (collectively, the “Closing Adjustment”).  The Purchaser shall assist the Seller in the preparation of the Closing Net Working Capital Statement if reasonably requested by the Seller and the Seller shall promptly respond to any reasonable requests for information from the Purchaser regarding the preparation of the Closing Net Working Capital Statement.

(d)           The Purchaser shall have a period of forty five (45) days after receipt of the Closing Net Working Capital Statement and Closing Adjustment to notify the Seller of its election to accept or reject the Closing Net Working Capital Statement and/or the Closing Adjustment.  In the case of a rejection, such notice must contain the reasons for such rejection in reasonable detail and must set forth the amount of the requested adjustment.  In the event no notice is received by the Seller during such forty five (45) day period, the Closing Net Working Capital Statement and the Closing Adjustment shall be deemed accepted by the Purchaser and final and binding on the Parties hereto for purposes of this Section 2.3.  In the event that the Purchaser timely rejects the Closing Net Working Capital Statement and/or the Closing Adjustment, the Purchaser and the Seller shall promptly (and in any event within thirty (30) days following the date upon which the Seller rejects the Closing Net Working Capital Statement and/or Closing Adjustment), attempt to make a joint determination of the Closing Adjustment and such determination and any required adjustments resulting therefrom shall be final and binding on the Parties hereto for purposes of this Section 2.3.

(e)           In the event that the Seller and the Purchaser are unable to agree upon a joint determination of the Closing Adjustment within the thirty (30) day period for making a joint determination as provided in the last sentence of Section 2.3(d), then the Purchaser and the Seller shall promptly submit the dispute to the Accounting Firm.  The Purchaser and the Seller shall furnish to the Accounting Firm such work papers and other documents and information related to the disputed issues that are available to that Party (or its independent accountant) as the Accounting Firm may request, and each Party shall be afforded the opportunity to present to the Accounting Firm any materials related to such issues and to discuss the same with the Accounting Firm.  The Purchaser and the Seller shall request that the Accounting Firm render its determination within sixty (60) days after the date of engagement and such determination and any required adjustments resulting therefrom shall be final and binding on all the Parties hereto for purposes of this Section 2.3.  The obligation to pay the fees and expenses of the Accounting Firm shall be paid 50% by the Purchaser and 50% by the Seller.  The Accounting Firm may consider only those items and amounts comprising the Closing Adjustment that are in dispute, and shall make no other determination.

(f)            If the Closing Adjustment as finally determined in accordance with the provisions of this Section 2.3 is in the Purchaser’s favor, then the Seller shall pay to the Purchaser the amount thereof, together with interest accrued thereon from and including the Closing Date to and including the date immediately prior to the date of payment at an annual rate equal to the Prime Rate, as an adjustment to the Cash Consideration.  If the Closing Adjustment as finally determined in accordance with the provisions of this Section 2.3 is in the Seller’s favor, the Purchaser shall pay to the Seller the amount thereof, together with interest accrued thereon from and including the Closing Date to and including the date immediately prior to the date of payment at an annual rate equal to the Prime Rate, as an adjustment to the Cash Consideration.  Any payment required by either Party pursuant to this Section 2.3(f) shall be made by wire transfer of immediately available funds within three (3) Business Days after such final determination.

ARTICLE 3
CLOSING

3.1                               Time and Place of the Closing.  The closing of the transactions contemplated hereby (the “Closing”) shall take place at the offices of Arnold & Porter LLP, 555 12th Street, NW, Washington, District of

Columbia, as soon as practicable following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the Parties will take at the Closing) and in any event within three (3) Business Days thereafter, or on such other date as the Purchaser and the Seller may mutually determine.  The Closing shall be deemed to have occurred and become effective at 11:59 p.m. (Eastern time) on the date of the Closing (the “Closing Date”).  The Parties may participate in the Closing remotely by the use of telephone, email and facsimile transmission.

3.2                               Deliveries of the Seller.  At or prior to the Closing, the Seller shall deliver or cause to be delivered to the Purchaser:

(a)           Assignment of Company Interests.  An assignment of the Company Interests to Buyer in form and substance reasonably satisfactory to the Purchaser;

(b)           Corporate Documents.  Certificate of formation or certificate of incorporation (or comparable entity charter documents) of the Company as in effect at the Closing, certified by the Secretary of State of the state of its formation as of a date not more than ten (10) calendar days prior to the Closing Date, and the limited liability company agreement or by-laws (or comparable entity charter documents) of the Company as in effect at the Closing, all of which shall be certified by the Secretary (or Person performing a similar function) thereof.

(c)           Certificates of Good Standing.  Certificates of Good Standing, dated not more than ten (10) calendar days prior to the Closing Date, with respect to the Company, issued by the Secretary of State of the state of its formation and by the Secretary of State of each jurisdiction in which the Company is qualified to do business as a foreign entity.

(d)           Resolutions.  A copy of the resolutions of manager or board of managers of the Seller and the Company certified by the Secretary (or Person performing a similar function) thereof as having been duly and validly adopted and in full force and effect, authorizing the execution and delivery of this Agreement and the Transaction Documents to which the Seller or the Company, as applicable, is a party and the performance of the transactions contemplated hereby and thereby.

(e)           Bring Down Certificate.  A certificate, dated as of the Closing Date, duly executed by an officer of each of the Company and the Seller, certifying the fulfillment of the conditions set forth in Sections 7.2(a), (b) and (c).

(f)            Tax Certificate.  A certificate from Seller, substantially in the form provided for in Treasury Regulation section 1.1445-2(b)(2), certifying under penalties of perjury that the Seller is not a “foreign person” within the meaning of Treasury Regulation Section 1.1445-2(b).

(g)           Payoff Letters and Lien Releases.  Payoff letters for each instrument of Indebtedness of the Company (other than Indebtedness arising under Warehouse Lines or Indebtedness of Seller or its other Subsidiaries with respect to which the Company shall have been fully released from its obligations thereunder and all Liabilities with respect thereto from and after the Closing Date) from the obligees thereunder setting forth the amounts necessary to pay off all Indebtedness under such instrument as of the Closing Date along with the per diem interest amount with respect thereto and otherwise in form and substance reasonably satisfactory to the Purchaser, and providing for the release of all Liens held against the property of the Company upon the payoff of such Indebtedness.

(h)           Resignations.  Except as otherwise specified in writing by the Purchaser no fewer than five (5) Business Days prior to the Closing Date, either (i) resignations of all of the managers or members of the board of managers of the Company (or equivalent governing members) and officers, (ii) a certificate executed by an officer of the Company that all managers or members of the board of managers of the Company (or equivalent governing members) and officers have been removed from their respective positions or (iii) a combination of (i) or (ii), in each case, effective as of the Closing.

(i)            Corporate Records.  All corporate minute books, stock ledgers and stock records of the Company.

(j)            Company Closing Schedule.  The Company Closing Schedule, certified and signed on behalf of the Company by the chief accounting officer of the Company.

(k)           Auditor Consent.  Consent from the Company’s auditor, whereby such auditor permits the Purchaser to include such auditor’s audit report on the financial statements of the Company in filings made by Parent with the SEC, to the extent required by applicable Law.

(l)            Transaction Documents.  Execute and deliver to Parent and Purchaser the Transaction Documents to which Seller is a party.

3.3                               Deliveries of Parent or the Purchaser.  At or prior to the Closing, Parent or the Purchaser, as applicable, shall:

(a)           Cash Payment.  Pay to the Seller the Base Cash Consideration, as adjusted pursuant to Section 2.3(a)  less Closing Indebtedness, if any, less Transaction Costs, if any (such adjusted payment, the “Closing Cash Payment”), and repay or cause to be repaid on behalf of the Company and/or the Seller (A) the Closing Indebtedness, if any, in the amounts and to the payees set forth in the Payoff Letters and (B) the Transaction Costs, if any.

(b)           Issuance of Stock Consideration.  Duly issue and deliver to the Seller an original certificate representing the Stock Consideration.

(c)           Corporate Documents.  Deliver to the Seller copies of (i) the Articles of Incorporation of Parent, certified by the Secretary of State of the State of Maryland, and the Certificate of Formation of the Purchaser, certified by the Secretary of State of the State of Delaware, in each case as in effect at the Closing and so certified as of not more than ten (10) calendar days prior to the Closing Date, and (ii) the by-laws of Parent and the limited liability company agreement of the Purchaser, in each case as in effect at the Closing and certified by the Secretary thereof.

(d)           Certificates of Good Standing.  Certificate of Good Standing, dated not more than ten (10) calendar days prior to the Closing Date, with respect to Parent and the Purchaser, issued by the Secretary of State of the states of Maryland and Delaware, respectively.

(e)           Resolutions.  A copy of the resolutions of the Parent Board, certified by the Secretary (or Person performing similar functions) thereof as having been duly and validly adopted and in full force and effect, authorizing the execution and delivery of this Agreement and the Transaction Documents to which Parent is a party and the performance of the transactions contemplated hereby and thereby.

(f)            Bring Down Certificate.  Deliver to the Seller a certificate, dated as of the Closing Date, duly executed by an officer of each of Parent and the Purchaser, certifying the fulfillment of the conditions set forth in Sections 7.3(a), (b) and (c).

(g)           Bylaw Amendment.  Deliver evidence of the Parent Board’s adoption, effective as of the Closing Date, of the Bylaw Amendment, attached hereto as Exhibit F.

(h)           Transaction Documents.  Execute and deliver to Seller the Transaction Documents to which Parent or Purchaser is (or both are) a party.

3.4                               Closing Schedules.  Three (3) Business Days prior to the Closing Date, the Seller shall deliver to Purchaser a closing schedule, which shall be certified by the Company’s chief accounting officer (the “Company Closing Schedule”), setting forth in reasonable detail:  (i) the estimated consolidated balance sheet of the Company and the Company’s corresponding Estimated Working Capital, as well as the Estimated Working Capital Surplus or

Estimated Working Capital Deficit, as applicable; and (ii) the Company’s good faith estimate of its Closing Indebtedness and Transaction Costs.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF THE SELLER AND THE COMPANY

Except as expressly set forth in the Company Disclosure Letter; provided that, (x) any facts, items or exceptions disclosed in any section of the Company Disclosure Letter shall be deemed to be disclosed on another section of the Company Disclosure Letter if the applicability of such fact, item or exception to such other section would be reasonably apparent and (y) any listing of any fact, item or exception in any section of the Company Disclosure Letter shall not be construed as an admission of liability under any applicable Law or for any other purpose and shall not be construed as an admission that such fact, item or exception is in fact material or create a measure of materiality for purposes of this Agreement or otherwise, the Company and the Seller hereby jointly and severally represent and warrant as follows (it being understood and agreed that the Company shall only be liable for the misrepresentation or breach of any representations and warranties in this Article 4 if the Closing is not consummated:

4.1                               Company Organization and Good Standing.  The Company is a limited liability company duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts and has the requisite entity power and authority to own, lease and operate the properties used in its business and to carry on its business as currently conducted.  The Company is duly qualified to do business and is in good standing as a foreign limited liability company in each jurisdiction where qualification as a foreign limited liability company is required, except for such failures to be qualified and in good standing that, individually or in the aggregate, do not have, and would not be reasonably likely to have, a Material Adverse Effect on the Company.  Prior to the date of this Agreement, the Seller made available to Purchaser complete and correct copies of the articles of organization, operating agreement and any other Organizational Documents of the Company, each as presently in effect.

4.2                               Company Capitalization.

(a)           As of the Closing, the Company Interests shall constitute all the issued and outstanding shares of the Company’s limited liability company interests.  The Company Interests have been duly and validly authorized and issued, are fully paid and nonassessable and have not been issued in violation of any preemptive right or of any federal or state securities Law.  There is no security, option, warrant, right, call, subscription, agreement, commitment or understanding of any nature whatsoever, fixed or contingent, that directly or indirectly (i) calls for the issuance, redemption, sale, pledge or other disposition of any limited liability company interests of the Company or any securities convertible into, or other rights to acquire, any limited liability company interests of the Company, (ii) obligates the Company to grant, offer or enter into any of the foregoing or (iii) relates to the voting or control of such limited liability company interests, securities or rights (other than the Company’s operating agreement).  The Company has not created any “phantom stock,” interest appreciation rights or other similar rights, the value of which is related to or based upon the price or value of any class or series of limited liability company interests of the Company.  The Company does not have outstanding debt or debt instruments providing for voting rights.  No Person is entitled to any preemptive or similar rights to subscribe for limited liability company interests of the Company.  The Company has not granted to any Person the right to demand or request that the Company effect a registration under the Securities Act of any securities held by such Person or to include any securities of such Person in any such registration by the Company.

(b)           Section 4.2(b) of the Company Disclosure Letter sets forth all equity interests in any Person and joint venture interests owned, directly or indirectly, by the Company.

4.3                               Authority, Approvals, Enforceability and Consents.

(a)           The Company has the entity power and authority to enter into this Agreement and the other Transaction Documents to be executed and delivered by it and to perform its obligations hereunder and thereunder.

(b)           The execution, delivery and performance by the Company of this Agreement and the other Transaction Documents to be executed and delivered by it and the consummation by the Company of the transactions contemplated hereby and thereby have been duly authorized and approved by the Board of Managers or other governing body of the Company and no other entity proceedings on the part of the Company or its member are necessary to authorize and approve this Agreement and the other Transaction Documents to be executed and delivered by it and the transactions contemplated hereby and thereby.

(c)           This Agreement has been, and the other Transaction Documents to be executed and delivered by the Company at the Closing will, at the Closing, have been, duly executed and delivered by the Company and constitutes (or will constitute at the Closing, as applicable) the legal, valid and binding obligations of the Company enforceable against the Company in accordance with their respective terms, subject to the Enforceability Exceptions.

(d)           The execution, delivery and performance by the Company and the Seller of this Agreement and the other Transaction Documents to be executed and delivered by the Company and the Seller and the consummation of the transactions contemplated hereby and thereby do not and will not:

(i)            contravene any provision of the Organizational Documents of the Company;

(ii)           after notice or lapse of time or both, violate, conflict with, result in a breach of any provision of, constitute a default under, result in or permit the modification, revocation, cancellation, termination or acceleration of, any Company Material Contract to which the Company is a party or by which any of its properties or assets are bound or otherwise subject or require any consent or waiver of any party to any such Company Material Contract;

(iii)          result in the creation or imposition of any Lien upon, or any Person obtaining any right to acquire or other interest in, any properties, assets or rights of the Company;

(iv)          violate or conflict with any Law applicable to the Company or its respective businesses or properties; or

(v)           require any authorization, consent, order, license, permit or approval of, or notice to, or filing, registration or qualification with, any Governmental Authority, except in connection, or in compliance, with the notification and waiting period requirements of the HSR Act;

except, in each case of (ii), (iii), (iv) or (v), as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company or a material adverse effect on the ability of the Company to perform its obligations hereunder or under any Transaction Document.

4.4                               Financial Statements.  The Seller has prior to the execution of this Agreement delivered to the Purchaser a true and complete copy of:

(a)           the audited balance sheets of the Company as of December 31, 2011, 2010 and 2009, and the related audited statement of income, member’s equity and cash flows for the year ended December 31, 2011, the four months ended December 31, 2010, the nine months ended August 31, 2010 and the twelve months ended November 30, 2009 together with a true and correct copy of the related notes and schedules thereto (collectively, the “Audited Financial Statements”) and the report of the Company’s auditor on such Audited Financial Statements, and

(b)           the Company’s unaudited balance sheet as of March 31, 2012 and 2011, and the related unaudited statements of income for the three-month periods then ended (together, the “Interim Financial

Statements”, and collectively the Audited Financial Statements and Interim Financial Statement shall be referred to as the “Financial Statements”).  The Financial Statements are in accordance with the books and records of the Company and, to the Knowledge of the Company, fairly present in all material respects the financial position and results of operations of the Company as of the dates and for the periods indicated, in accordance with GAAP consistently applied during such periods (except as may be indicated in the notes to the Financial Statements and except that the notes to the Interim Financial Statements, if any, may not be in accordance with GAAP).

4.5                               Absence of Undisclosed Liabilities.  The Company does not have any Liabilities of the type required to be disclosed in its balance sheet in accordance with GAAP, except for (a) obligations, liabilities and commitments reflected or reserved against in the Company’s audited balance sheet as of December 31, 2011 (the “Balance Sheet Date”) or disclosed in the notes thereto (the “Company Balance Sheet”), and (b) current liabilities incurred by the Company in the Ordinary Course after the Balance Sheet Date that, individually or in the aggregate, do not have, and would not be reasonably likely to have, a Material Adverse Effect on the Company.  The Company is the legal and beneficial owner of fifty percent (50%) of all equity and other ownership interests of ARA Finance LLC, free and clear of all Liens.  Except as set forth in or pursuant to the Limited Liability Agreement of ARA FINANCE LLC, dated as of August 31, 2009, by and among CWCapital LLC and ARA FINCO LLC or the ARA Services Agreement, dated as of August 31, 2009, by and between ARA FINCO LLC and ARA FINANCE LLC, ARA Finance LLC has no material Liabilities for which the Company is liable, and the Company has no obligation to make any material capital or other financial contribution to ARA Finance LLC or to fund any amounts in respect of ARA Finance LLC’s business, operations or affairs (including any losses or obligations to third parties).

4.6                               Absence of Certain Changes.  Between the Balance Sheet Date and the date hereof, the Company has conducted its business only in the Ordinary Course and:

(a)           there has been no:

(i)            development, change, event or occurrence that, individually or in the aggregate, has had, or would be reasonably likely to have, a Material Adverse Effect on the Company; or

(ii)           physical damage or destruction to the assets of the Company that is not covered by insurance or would be reasonably likely to have a Material Adverse Effect on the Company; and

(b)           the Company has not, directly or indirectly:

(i)            amended or otherwise changed its Organizational Documents;

(ii)           (A) issued, granted or sold any membership interests or any other equity security, (B) issued, granted or sold any security, option, warrant, call, subscription or other right of any kind, fixed or contingent, that directly or indirectly calls for the issuance, sale, pledge or other disposition of any membership interests or any other equity security, (C) entered into any agreement, commitment or understanding calling for any transaction referred to in clause (A) or (B) of this paragraph (ii), or (D) made any other changes in its equity capital structure;

(iii)          declared, set aside or paid any noncash dividend or other noncash distribution (whether in membership interests, property or any combination thereof) in respect of any membership interests or any other equity security, or purchased, redeemed or otherwise acquired, any membership interests or any other equity security for consideration other than cash;

(iv)          other than capital expenditures that do not exceed $50,000 individually or $250,000 in the aggregate or appropriations or commitments with respect thereto of no more than $250,000, made any capital expenditures or appropriations or commitments with respect thereto;

(v)           created, incurred or assumed any Indebtedness in excess of $250,000;

(vi)          paid, discharged or satisfied claims, liabilities or obligations (absolute, accrued, contingent or otherwise and whether due or to become due) that involve payments or commitments to make payments exceeding $100,000 in the aggregate, other than liabilities or obligations incurred in the Ordinary Course;

(vii)         assumed, endorsed, guaranteed or otherwise become liable or responsible for (whether directly, contingently or otherwise) any Indebtedness of any other Person, other than in the Ordinary Course;

(viii)        entered into any transaction or series of related transactions involving total payments to or by it of, or involving the acquisition or disposition by it of property, assets or rights having a value of, more than $100,000 in the aggregate except those entered into in the Ordinary Course;

(ix)           (i)  entered into, adopted, contributed to, or become obligated to contribute to, any Employee Benefit Plan or any other benefit plan, policy, program, arrangement or agreement of any kind, or (ii) entered into any collective bargaining agreement;

(x)            materially changed its accounting methods, principles or practices, except as required by GAAP;

(xi)           waived any right or entered into any one or more transactions that, individually or in the aggregate, has had, or would be reasonably likely to have, a Material Adverse Effect on the Company;

(xii)          mortgaged, pledged or subjected to any material Lien (other than Permitted Liens) any of its assets;

(xiii)         sold or transferred any of its assets (including, without limitation, any Intellectual Property), other than in the Ordinary Course;

(xiv)        settled any Tax Audit or other proceeding, made or changed any Tax accounting or recording method or election or filed any amended Tax Return; or

(xv)         authorized any of, or committed or agreed to take, whether in writing or otherwise, any of the foregoing actions.

4.7                               Taxes.

(a)           The Company has timely filed (or has had filed on its behalf) with the appropriate Tax Authorities all Tax Returns required to be filed by it, and such Tax Returns are true, correct and complete in all material respects.  The Company has paid, or has made adequate provision in the Company Balance Sheet in accordance with GAAP for the payment of, all material Taxes for all open periods (including any portions thereof) ending through the date thereof.  Since the Balance Sheet Date, the Company has not incurred any liability for Taxes outside the Ordinary Course.

(b)           There are no Liens for Taxes upon any property or assets of the Company, except for Permitted Liens.

(c)           There are no federal, state, local or foreign Tax Audits currently pending with regard to any material Taxes or Tax Returns of the Company or the Seller (with respect to the assets or activities of the Company) and, to the Knowledge of the Company, no such Tax Audit is threatened.  No claim has ever been made in writing by a Tax Authority in a jurisdiction where the Company or the Seller (with respect to the assets or activities of the Company) does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

(d)           The Company is not a party to any agreement providing for the allocation, indemnification, or sharing of Taxes that shall remain in force after the Closing Date, and the Company shall not have any liability after the Closing Date for Taxes pursuant to any such agreement.

(e)           There are no elections with respect to Taxes affecting the Company, to the extent such elections are not shown on or in the Tax Returns that have been delivered or made available to the Purchaser prior to the date of this Agreement.

(f)            The Company has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any present or former employee, independent contractor, creditor, member or other third party and has complied with all applicable information reporting requirements.

(g)           The Company is, and has at all times been since its formation, an entity disregarded as separate from its owner for federal Income Tax purposes, and neither the Company nor any Person on behalf of, or with respect to, the Company has made or filed an election for the Company to be treated as an association taxable as a corporation for federal Income Tax purposes.

(h)           The Seller is not a foreign person subject to withholding under Section 1445 of the Code and the regulations promulgated thereunder.

4.8                               Legal Matters.

(a)           (i) There is no Claim, or to the Knowledge of the Company, any investigation, inquiry, review, demand or request for information, pending against, and to the Knowledge of the Company no Claims, investigations, inquiries, reviews, demands or requests for information are threatened in writing against, the Company or any of its properties or rights, at law or in equity, before or by any court, arbitrator, panel or other Governmental Authority and (ii)  the Company is not operating under, or subject to, any judgment, decree, writ, injunction, ruling, award, stipulation, determination or order (collectively, “Judgments”) of any Governmental Authority, other than any such claims and Judgments that, individually or in the aggregate, do not have and would not be reasonably likely to have, a Material Adverse Effect on the Company.

(b)           Since January 1, 2009, the Company has complied with all applicable Laws, and is not in violation of, and have not received any notices of violation with respect to, any Laws in connection with the conduct of its businesses or the ownership or operation of its businesses, assets and properties, including state usury, consumer lending and insurance Laws, the Truth in Lending Act, the Consumer Credit Protection Act, the Equal Credit Opportunity Act, the Fair Credit Reporting Act, the Fair Debt Collection Practices Act, the Real Estate Settlement Procedures Act, the USA PATRIOT Act, the International Money Laundering Abatement and Anti-Terrorist Financing Act, the Home Mortgage Disclosure Act, the Homeowners Protection Act, the Flood Disaster Protection Act, the Federal Trade Commission Act, and other federal, state, local and foreign Laws or Regulations regulating mortgage origination, mortgage banking, mortgage brokerage or agency, other commercial or personal loans, and lending or servicing loans generally, except for noncompliance or violations as, individually or in the aggregate, do not have, and would not be reasonably likely to have, a Material Adverse Effect on the Company.  Neither the Company nor, to the Knowledge of the Company, any of its officers, key employees or Persons performing management functions similar to officers or directors has received since January 1, 2009 any written claim, demand, notice, complaint, court order or administrative order from any Governmental Authority under, or relating to, any violation or possible violation of any applicable Laws related to the business and operations of the Company that did or would be reasonably likely to result in fines or penalties of $25,000 or more with respect to any individual violation.

(c)           The Company owns or holds all Permits that are material to the conduct of its business as presently conducted.  To the Knowledge of the Company, the Company is in all material respects in compliance with all such Permits.  To the Knowledge of the Company, since January 1, 2009, no event has occurred and is continuing which permits, or after notice or lapse of time or both would permit, any modification, revocation, non-renewal or termination of any material Permit.

(d)           Since January 1, 2009, the Company has not received any written notice asserting any noncompliance in any material respect with any Law or Permit, except for any such noncompliance that, individually or in the aggregate, has not had and would not be reasonably expected to have a Material Adverse Effect on the Company.  To the Knowledge of the Company, there is no Law proposed or under consideration that, if effective, individually or in the aggregate, would have or would be reasonably likely to have, a Material Adverse Effect on the Company.  To the Knowledge of the Company, no governmental, administrative or judicial authority has indicated any intention to initiate any investigation, inquiry or review involving the Company or any of its respective properties or rights.

4.9                               Real Property.

(a)           The Company does not own any real property.

(b)           The leases and other agreements and documents listed on Section 4.9(b) of the Company Disclosure Letter (collectively, the “Real Property Leases”) are the only real property leased by the Company or which the Company has an option to lease (collectively, the “Leased Real Property”).

(c)           The Company has a good and valid leasehold interest in the Leased Real Property, free and clear of any and all monetary Liens, and, except as do not have and would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the Company, free and clear of any and all other Liens, except for Permitted Liens.

(d)           True and correct copies of the Real Property Leases have been delivered or made available for review to the Purchaser.  Except as set forth on Section 4.9(b) of the Company Disclosure Letter, the Real Property Leases are unmodified and in full force and effect, and there are no other material agreements, written or oral, affecting the use and occupancy of the Leased Real Property.  Neither the Company nor, to the Knowledge of the Company, any landlord or other party, is in material default under any Real Property Leases beyond any applicable notice and cure period, and, to the Knowledge of the Company, no defaults by the Company or any landlord or other party have been alleged in writing thereunder.  The Company has not given or received any written notice of default under any of the Real Property Leases.

(e)           The Company has not received written notice of, and to the Knowledge of the Company there is not, any Litigation pending (or, to the Knowledge of the Company, threatened) (a) to take all or any portion of the Leased Real Property, or any interest therein, by eminent domain, or (b) to modify the zoning of, or other governmental rules or restrictions applicable to, the Leased Real Property, or the current use thereof, which, in each case with respect to the items referenced in clauses (a) and (b) above, would have or would be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the Company.

(f)            To the Knowledge of the Company, there are no material Contracts with any Governmental Authority affecting the use, ownership or occupancy of Company’s interest in the Leased Real Property.

(g)           Except as set forth in the Real Property Leases, the Company has not made or entered into any Contracts to sell, mortgage, pledge or hypothecate, lease, sublease, convey, alienate, transfer or otherwise dispose of or grant any Liens (other than Permitted Liens) on the Leased Real Property, or any portion thereof.  Except as set forth in the Real Property Leases, to the Knowledge of the Company, the Leased Real Property is not subject to any outstanding purchase options, and no Person has any right or option to acquire or lease, or right of first refusal with respect to, the Company’s interest in the Leased Real Property or any part thereof.

4.10                        Intellectual Property.

(a)           To the Knowledge of the Company, no Company Intellectual Property infringes upon or misappropriates or violates the Intellectual Property rights or the confidential and proprietary information of any third Person in any material respect.  To the Knowledge of the Company, none of the material Company Intellectual Property has been the subject of a judicial finding or opinion, nor has the Company received any written notice or claim challenging, in any material respect, the ownership, validity, registrability, enforceability, use or licensed right to use any Intellectual Property.

(b)           To the Knowledge of the Company, the Company owns all right, title and interest in and to or has a valid license to use (if required), each item of material Company Intellectual Property currently used by the Company in the business of the Company and is entitled to use any such Company Intellectual Property used in the operation of the business of the Company as currently conducted.

(c)           There are no material Claims asserted or threatened by the Company that a Third Party infringes, misappropriates or otherwise violates any of the Company Intellectual Property.

4.11                        Mortgage Loan Origination and Servicing and Related Businesses.  Except to the extent that any breach, failure or inaccuracy, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company:

(a)           Licenses and Qualifications.  (i) The Company is in good standing under all applicable Laws as a mortgage broker and/or lender, (ii) there is no pending or, to the Knowledge of the Company, threatened, cancellation or reduction of any mortgage sale agreement (“Loan Sale Agreement”), to which the Company is a party and the obligations of the Company under each such Loan Sale Agreement are being performed by the Company and the counterparties to each Loan Sale Agreement in accordance with its terms, and (iii) there is no breach by the Company under any Loan Sale Agreement and no third party has exercised or, to the Knowledge of the Company, is threatening to exercise its contractual right to require the Company to repurchase any loan that was originated, closed and funded by the Company that is held for the Company’s account, whether or not for future sale or delivery (a “Company Loan”) from such third party due to a breach of a representation, warranty or covenant by the Company under a Loan Sale Agreement.

(b)           Loan Quality; Pipeline.

(i)            As of the date of this Agreement, no Company Loan has been held for sale for a period of time after the date of funding that is outside the requirements of any applicable Warehouse Line, and subsequent to the date of this Agreement there will have been no increase in the aggregate outstanding principal balance of such Company Loans held for sale for a period of time after the date of funding that is outside of the requirements of any applicable Warehouse Line that would constitute a Material Adverse Effect on the Company.

(ii)           As of the date of this Agreement, no Company Loan held for investment is (x) past due with respect to any scheduled payment of principal or interest for a period of time that is outside the requirements of any applicable Warehouse Line, (y) in foreclosure or litigation or (z) subject to bankruptcy proceedings commenced by or in respect of the borrower, and subsequent to the date of this Agreement there will have been no increase in the aggregate outstanding principal balance of such Company Loans that are past due with respect to any scheduled payment of principal or interest for a period of time that is outside the requirements of any applicable Warehouse Line, in foreclosure or litigation, or subject to bankruptcy that would constitute a Material Adverse Effect on the Company.

(c)           Compliance.  Each Company Loan was underwritten and originated, and the loan documents and loan files maintained by the Company with respect thereto are being maintained by the Company in compliance with all applicable Laws and, if applicable, the requirements of the Person acquiring such Company Loan and insurer insuring such Company Loan (if any) in effect and applicable at the time such insurance was obtained, except, in each case, for immaterial violations as, individually or in the aggregate, do not have, and would not be reasonably likely to have, a Material Adverse Effect on the Company.  The Company has not done or omitted to do, or caused to be done or omitted to be done, any act, the effect of which would operate to invalidate, impair or be a breach of any approvals or licenses of any Governmental Authority.

(d)           Servicing.  The Company Loans serviced by the Company are so serviced in accordance with applicable Laws and with the requirements of any Loan Sale Agreement, except for immaterial failures to comply with such requirements as, individually or in the aggregate, do not have, and would not be reasonably likely to have, a Material Adverse Effect on the Company.  No Company Loan is or has been serviced using predatory servicing practices.

(e)           Application of Funds.  All monies received with respect to each Company Loan and related escrow accounts have been properly accounted for and applied.

(f)            Payoff Statements.  All payoff and assumption statements with respect to each Company Loan were, at the time provided, true and correct, except for immaterial discrepancies as, individually or in the aggregate, do not have, and would not be reasonably likely to have, a Material Adverse Effect on the Company.

(g)           Escrow Accounts.  Unless otherwise prohibited by applicable Laws or pursuant to an executed escrow waiver, the Company has collected all escrows related to each mortgage loan (including each home equity loan but excluding any mortgage loans that are in default) that was originated, closed or funded by the Company that is held for the Company’s account, whether or not for future sale or delivery, and all escrow accounts have been maintained by the Company in accordance with all applicable Laws.  The Company has credited to the account of mortgagors all interest required to be paid on any escrow account in accordance with applicable Laws and the terms of such agreements and loan documents.

(h)           US Bank Reserve Accounts.  The Company maintains accounts with US Bank, N.A. in respect of amounts of cash and cash equivalents required to be pledged (i) for the benefit of Fannie Mae to secure the Company’s obligations under its Fannie Mae DUS program, (ii) for the benefit of Freddie Mac to secure the Company’s obligations under its Freddie Mac Targeted Affordable Program, and (iii) as collateral for the top 1% loss-sharing loans in the Citicorp Small Loan Portfolio.  The Company has fully funded such account with all amounts required and is in full compliance with all requirements of Fannie Mae and Freddie Mac with respect to such amounts.

(i)            Audits and Inquiries.  Except for customary ongoing quality control reviews, no audit or investigation by a Governmental Authority is pending or, to the Knowledge of the Company, threatened that is reasonably likely to result in:

(i)            a Claim of a failure to comply with applicable Laws,

(ii)           rescission of any insurance or guaranty contract or agreement of the Company,

(iii)          payment, by the Company of a penalty (other than any immaterial payment) to any Governmental Authority; or

(iv)          revocation of any Permit, including any Permit to do business, of the Company.

(j)            Sales of Mortgage Servicing.  Section 4.11(j) of the Company Disclosure Schedule sets forth the aggregate proceeds received by the Company for sales of mortgage servicing rights in each of April 2012, May 2012 and June 2012 (through the date of this Agreement).

4.12                        Company Agreements.

(a)           Section 4.12(a) of the Company Disclosure Letter lists as of the date of this Agreement each of the following Company Agreements (collectively, the “Company Material Agreements”):

(i)            any mortgage, indenture, note, installment obligation or other instrument, agreement or arrangement for or relating to any borrowing of money by the Company;

(ii)           any guaranty, direct or indirect, primary or secondary, by the Company of any obligation for borrowings or otherwise, excluding those made in the Ordinary Course;

(iii)          any Company Agreement providing for the grant of any preferential rights to purchase or lease any of the material assets of the Company;

(iv)          any Company Agreement providing for any obligation to make payments, contingent or otherwise, arising out of the prior acquisition of the business, assets or stock of other Persons other than in the Ordinary Course;

(v)           any Company Agreement that is a collective bargaining agreement with any labor union;

(vi)          any Company Agreement providing for any lease or similar arrangement for the use by the Company of personal property involving payments of in excess of $175,000 per annum that is not cancellable within 30 days without payment of any premium or penalty;

(vii)         any Company Agreement with a term in excess of one year or providing for aggregate payments in excess of $175,000 that is not cancellable within 30 days without payment of any premium or penalty;

(viii)        any Company Agreement that contains a non-competition provision restricting the business of the Company (or, at any time after the consummation of the Closing, the Purchaser or any of its Affiliates) or that grants the other party or any third Person “most favored nation” status;

(ix)          any Company Agreement relating to the acquisition or disposition of any material amount of assets outside of the Ordinary Course; and

(x)           any Company Agreement that is a partnership, joint venture or similar agreement.

(b)           Copies of all written Company Material Agreements have been delivered or otherwise made available to the Purchaser prior to the date of this Agreement.

(c)           With such exceptions as, individually or in the aggregate, do not have, and would not be reasonably likely to have, a Material Adverse Effect on the Company:

(i)            all of the Company Agreements are in full force and effect and are valid and binding on and enforceable against the Company in accordance with their terms and, to the Knowledge of the Company, on and against the other parties thereto, except as enforceability may be limited by the effect of any applicable Law of general application relating to bankruptcy, reorganization, insolvency, moratorium or similar Law affecting creditors’ rights or relief of debtors generally, and the effect of general principles of equity, including general principles of equity governing specific performance, injunctive relief and other equitable remedies (regardless of whether enforceability is considered in a proceeding in equity or at law);

(ii)           the Company is not, and, to the Knowledge of the Company, no other party to any Company Agreement is, in breach of, or default under, any Company Agreement and no event has occurred that, with the giving of notice or the lapse of time or both, would constitute a breach of, or default under, any Company Agreement; and

(iii)          the Company has not given to or received from any other Person any written notice or other written communication regarding any actual or alleged violation or breach or, or default under, any Company Agreement.

4.13                        Labor Relations.  The Company does not have, and has never had, any leased employees or independent contractors who could be properly characterized as employees under applicable Laws, and has no material liability (whether contingent or otherwise) with respect to any current or former leased employees or independent contractors who could be properly characterized as employees under applicable Laws.

4.14                        Employee Benefit Plans.  Except as would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect on the Company:

(a)           Except as set forth in Section 4.14 of the Company Disclosure Letter, the Company does not sponsor or maintain, contribute to or have an obligation to contribute to, or have any liability (contingent or otherwise) with respect to, any Employee Benefit Plans, and the Company has never sponsored or maintained, contributed or had an obligation to contribute to any Employee Benefit Plans.

(b)           No event has occurred and no condition exists with respect to any employee benefit plan or arrangement currently or previously maintained or contributed to by any Company Plan Affiliate that could subject the Company, the Purchaser or any of their respective employees, directly or indirectly (through an indemnification agreement or otherwise), to liability, including without limitation liability under Section 412, 4971 or 4980B of the Code or Title IV of ERISA.

4.15                        Transactions with Insiders.  Except as set forth in Section 4.15 of the Company Disclosure Letter, there are no Affiliate Transactions, other than compensation paid or transactions entered into in the Ordinary Course.

4.16                        Environmental Matters.

(a)           Except as, individually or in the aggregate, do not have, and would not be reasonably likely to have, a Material Adverse Effect on the Company:

(i)            (A) to the Knowledge of the Company, the Company has complied with and is currently in compliance with the provisions of all applicable Environmental Requirements; and (B) to the Knowledge of the Company the Leased Real Property is in compliance with the provisions of all applicable Environmental Requirements;

(ii)           to the Knowledge of the Company, no Hazardous Materials have been discharged, disbursed, released, stored, treated, generated, disposed of or allowed to escape on, in, under, or from the Leased Real Property by the Company in violation of Environmental Law or that requires Remedial Action.

(iii)          to the Knowledge of the Company, there are no underground storage tanks, asbestos, asbestos-containing materials, polychlorinated biphenyls (PCBs) or PCB wastes located, contained, used or stored at or on the Leased Real Property;

(iv)          to the Knowledge of the Company, there has been no notice, order, directive, Claim or demand from any Governmental Authority to the Company with respect to:  (A) the generation, storage, use, handling, transportation, treatment, emission, spillage, disposal, release, discharge or removal of any chemical, Hazardous Materials, waste containing any chemical or Hazardous Material at the Leased Real Property, or asbestos; or (B) any actual or potential violation or failure to comply with any Environmental Requirement with respect to the Leased Real Property;

(v)           to the Knowledge of the Company, there has been no notice by the Company under any Law reporting a release of a chemical, Hazardous Material, or waste containing any chemical or Hazardous Material into the environment with respect to the Leased Real Property;

(vi)          to the Knowledge of the Company, there has been no negotiations, agreements or undertakings by the Company with any Person relating to any Remedial Action with respect to the Leased Real Property;

(vii)         to the Knowledge of the Company, there are no acts or omissions by the Company that give rise to, or are reasonably likely to give rise to, Liabilities under Environmental Requirements.  To the Knowledge of the Company, there are no facts, events or conditions with respect to the past or present operation of the Leased Real Property by the Company that interfere or prevent continued compliance with, or that give rise to any action, suit, Claim or proceeding under, or that are reasonably likely to interfere with or prevent continued compliance with, or that are reasonably likely give rise to any action, suit, Claim or proceeding under, Environmental Requirements; and

(viii)        to the Knowledge of the Company, there has been no Hazardous Materials generated at the Leased Real Property by the Company that have been disposed of or come to rest at any site that has been included in any published federal, state or local priority list of hazardous or toxic waste sites, or that is the subject of a Claim or demand from any third party against the Company.

(b)           To the extent in the Company’s possession, the Company has made available to the Purchaser all:  (i) copies of all reports, studies, analyses or tests, and any results of monitoring programs, in each case that were prepared or conducted during the last three (3) years, in the possession or control of the Company pertaining to soil, groundwater or geological conditions or the generation, storage, use, handling, transportation, treatment, emission, spillage, disposal, release or removal of Hazardous Materials at, in, on or under the Leased Real Property; and (ii) a copy of any environmental investigation or assessment of the Leased Real Property in the possession of the Company that was conducted by the Company, the Seller or any environmental consultant engaged by them during the last (3) years.

(c)           To the Knowledge of the Company, the Leased Real Property is not subject to any Lien securing the costs of any Remedial Action arising under Environmental Requirements for which Remedial Action the Company is liable.

4.17                        Bank Accounts, Authorized Signatories.  Section 4.17 of the Company Disclosure Letter sets forth the name of each bank in which the Company has an account or safe deposit box or standby letter of credit, the identifying numbers or symbols thereof and the names of all persons authorized to draw thereon or to have access thereto.  Section 4.17 of the Company Disclosure Letter also sets forth the names and titles of all authorized signatories of the Company for each such account and safe deposit box.

4.18                        Brokers.  Other than pursuant to engagement agreements with Beekman Advisors, a true and complete copy of each of which has been provided to the Purchaser, along with any amendments, neither the Seller, the Company nor any of their directors, officers or employees has employed any broker or finder, or incurred or will incur an obligation of the Company to pay any broker’s, finder’s or similar fees, commissions or expenses, in each case in connection with the transactions contemplated by this Agreement or any other Transaction Document.  All fees and expenses of Beekman Advisors (or its Affiliates) will be paid by the Seller without recourse in any way to the Company or the Purchaser.

4.19                        Title to Assets.  Except as, individually or in the aggregate, do not have, and would not be reasonably likely to have, a Material Adverse Effect on the Company, the Company has good and marketable title to or valid leasehold or license interests in all of the assets and properties that it purports to own, lease or license (including those assets reflected on the Financial Statements), free and clear of any and all Liens, except Permitted Liens.  Section 4.19 of the Company Disclosure Letter sets forth a list of all material assets that relate to the business of the Company that are owned by the Seller or an Affiliate of the Seller (the “Affiliate Assets”).  Except for the Affiliate Assets and any assets that will be made available to the Company under the Transition Services Agreement, which assets are set forth on Schedules 1 and 2 to the Transition Services Agreement (the “TSA Assets”), all of the tangible and intangible assets and properties the Company owns, leases or licenses (including those assets reflected on the Financial Statements) do, and as of the Closing Date will, (a) constitute all of the material assets, tangible and intangible, of any nature whatsoever, necessary to operate the Company’s business in the manner presently operated by the Company, and (b) include all of the material operating assets of the Company.  Except for the Affiliate Assets and the TSA Assets, no Insider has any right in or to any of the assets and properties that are owned, used or held for use by the Company or its Affiliates with respect to the business of the Company except for the right to receive compensation for services rendered in the Ordinary Course.

4.20                        Insurance.

(a)           Each of the insurance policies now maintained by the Company and the respective limits for such insurance policy, is set forth in Section 4.20(a)(i) of the Company Disclosure Letter hereto (collectively, the “Insurance Policies”).  Except as set forth in Section 4.20(a)(ii) of the Company Disclosure Letter, each Insurance Policy is in full force and effect, the Company is not in default under any Insurance Policy in any material respect, no claim for coverage under any Insurance Policy where the claimed amount would reasonably be expected to exceed the self-insured retention or deductible has been denied or disputed during the three (3) years immediately preceding the date of this Agreement and, during the three (3) years immediately preceding the date of this Agreement, the Company has not received any notice of cancellation or intent to cancel or increase or intent to increase premiums with respect to the Insurance Policies.

(b)           Set forth in Section 4.20(b) of the Company Disclosure Letter is a list, as of the date hereof, of (i) all outstanding performance or surety bonds issued on behalf of the Company, and (ii) the total amount of collateral currently being held by the issuer(s) thereof.

(c)           During the three (3) years immediately preceding the date of this Agreement, no performance or other surety bond issued on behalf of the Company has been forfeited by the Company or presented for payment by its obligee.

4.21                        Disclosure Documents.

(a)           All of the information supplied or to be supplied by or on behalf of the Seller or the Company specifically for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the Parent Stockholders and at the time of the Parent Stockholders’ Meeting, be accurate, true and correct in all material respects.  All documents that the Company is responsible for filing with any Governmental Authority will comply in all material respects with the provisions of any applicable Law as to the information required to be contained therein.

(b)           The representations and warranties contained in this Section 4.21 will not apply to statements or omissions included in the Proxy Statement to the extent based upon information supplied to the Company by or on behalf of Parent.

4.22                        Seller Ownership of Company Interests; Title.  The Seller is the sole owner of record and beneficially of the Company Interests.  The Seller has, and shall transfer to Purchaser at the Closing, good, valid and marketable title to the Company Interests, free and clear of any and all Liens (other than any restrictions on the subsequent transfer of the Company Interests by the Purchaser that may be imposed under applicable securities Laws and Liens created by Parent or Purchaser).

4.23                        Seller Capacity, Enforceability and Consents.

(a)           The Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware.

(b)           The Seller has the entity power and authority to enter into this Agreement and the other Transaction Documents to be executed and delivered by the Seller and to perform its obligations hereunder and thereunder.

(c)           The execution, delivery and performance by the Seller of this Agreement and the other Transaction Documents to be executed and delivered by Seller and the consummation by the Seller of the transactions contemplated hereby and thereby have been duly authorized and approved by the Board of Managers or other governing body of the Seller and no other corporate proceedings on the part of the Seller are necessary to authorize and approve this Agreement and the other Transaction Documents to be executed and delivered by the Seller and the transactions contemplated hereby and thereby.

(d)           This Agreement has been, and the other Transaction Documents to be executed and delivered by the Seller at the Closing will, at the Closing, have been, duly executed and delivered by the Seller and, assuming the due execution and delivery thereof by Parent and the Purchaser, constitute (or will constitute at the Closing, as applicable) the legal, valid and binding obligations of the Seller, enforceable against the Seller in accordance with their respective terms, except as enforceability may be limited by the Enforceability Exceptions.

(e)           The execution, delivery and performance of this Agreement and the other Transaction Documents to be executed by the Seller and the consummation by the Seller of the transactions contemplated hereby and thereby does not and will not:

(i)            contravene any provisions of the certificate of formation or operating agreement of the Seller;

(ii)           after notice or lapse of time or both, violate, conflict with, result in a breach of any provision of, constitute a default under, result in or permit the modification, revocation, cancellation, termination or acceleration of, any Contract to which the Seller is a party to or by which any of the Seller’s properties or assets are bound or otherwise subject, or require any consent or waiver of any party to any such Contract that will not have been obtained prior to the Closing;

(iii)          violate or conflict with any Law applicable to the Seller or any of the Seller’s Affiliates, businesses or properties;

(iv)          result in the creation or imposition of any Lien on any of the Company Interests; or

(v)           require any authorization, consent, license, order, permit or approval of, or notice to, or filing, registration or qualification with, any Governmental Authority, except in connection, or in compliance, with the notification and waiting period requirements of the HSR Act;

except, in each case of (ii), (iii), (iv) or (v), as would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of the Seller to perform its obligations hereunder or under any Transaction Document.

4.24                        Seller Legal Matters.  There has been no written notice of any Claim pending against, or, to the Knowledge of the Company, threatened against or affecting, the Seller or any of its properties or rights, at law or in equity, before or by any court, arbitrator, panel or other Governmental Authority except as would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of the Seller to perform its obligations hereunder or under any Transaction Document.

4.25                        Stock Consideration for Investment.  The Seller is an “accredited investor” as that term is defined in Rule 501 under the Securities Act.  The Stock Consideration will be acquired by the Seller for its own account for the purpose of investment and not with a view to the resale or distribution of all or any part of the Stock Consideration in violation of the Securities Act, it being understood that the right to dispose of such Stock Consideration shall be entirely within the discretion of the Seller, subject to the restrictions on transfer set forth in the Closing Agreement.

4.26                        No Other Representation.  Except as set forth in this Article 4, neither Seller nor the Company makes no other representations or warranties, express or implied, including warranties of merchantability or fitness for a particular purpose, representations or warranties contained in or arising from any confidential selling memorandum or similar documents concerning the Company or its business, assets, financial condition, prospects or otherwise.

4.27                           Servicing Portfolio.  Each of (a) the total unpaid principal balance of the Company’s loan servicing portfolio as of March 31, 2012 (the “March 31 Company UPB”), in dollars, (b) the weighted average servicing fee for the Company’s loan servicing portfolio, in bps, and (c) the weighted average remaining life of the Company’s loan servicing portfolio, in years, will be set forth on Section 4.27 of the Company Disclosure Letter (which the Parties acknowledge shall be delivered within two Business Days of the date of this Agreement).  Except for the those repaid, either voluntarily or involuntarily, or those marked “JP/WAMU”, substantially all of the loans representing the March 31 Company UPB will be included in the Company’s loan servicing portfolio as of the Closing Date.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF PARENT AND THE PURCHASER

Except as expressly set forth (i) in the reports, schedules, forms, statements and other documents filed by the Company with the SEC since December 9, 2010 (the “Parent SEC Report Date”) and publicly available prior to the date of this Agreement (such reports, schedules, forms, statements and other documents, the “Parent SEC Reports”) (excluding any risk factor disclosure and disclosure of risks included in any “forward-looking statements” disclaimer or other statements included in such Parent SEC Reports to the extent that they are predictive or forward-looking in nature and excluding any general disclosure which does not make express reference to a specific or discrete event, fact, Liability or Contract), or (ii) in the Parent Disclosure Letter; provided that, (x) any facts, items or exceptions disclosed in any section of the Parent Disclosure Letter shall be deemed to be disclosed on another section of the Parent Disclosure Letter if the applicability of such fact, item or exception to such other section would be reasonably apparent and (y) any listing of any fact, item or exception in any section of the Parent Disclosure Letter shall not be construed as an admission of liability under any applicable Law or for any other purpose and shall not be construed as an admission that such fact, item or exception is in fact material or create a measure of materiality for purposes of this Agreement or otherwise, each of Parent and the Purchaser hereby jointly and severally represent and warrant to the Seller and the Company as follows:

5.1                               Organization.

(a)           Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland.  The Purchaser is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Maryland.  Parent and each of its Subsidiaries has full power and authority to carry on its respective business as conducted by it and to own, lease or license, and operate the properties and assets it now owns or holds and operates.

(b)           Each of the Subsidiaries of Parent is set forth in Section 5.1(b)(i) of the Parent Disclosure Letter.  Except as set forth in Section 5.1(b)(ii) of the Parent Disclosure Letter, Parent does not own or otherwise hold, directly or indirectly, beneficially or of record, any stock, membership interest, partnership interest, joint venture interest or other equity interest or participation in any Person other than the Subsidiaries set forth in Section 5.1(b)(i) of the Parent Disclosure Letter.  Except as set forth in Section 5.1(b)(iii) of the Parent Disclosure Letter, the

Purchaser owns beneficially and of record one hundred percent (100%) of the outstanding equity interests of each of its Subsidiaries, free and clear of all Liens.

(c)                                  Each of the Parent Companies is duly qualified to do business and is in good standing as a foreign entity in all jurisdictions where the nature of the property owned, leased or licensed by it or its use, or the nature or conduct of its business, makes such qualification necessary and where the absence of such qualification would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Parent.

5.2                               Authorization.

(a)                                  Each of Parent and the Purchaser has full right, power, capacity and authority to execute and deliver this Agreement and each of the Transaction Documents to be executed and delivered by such entity and, subject to obtaining Parent Stockholder Approval, to consummate the transactions contemplated hereby and thereby and to comply with the terms, conditions and provisions hereof and thereof.

(b)                                 The execution, delivery and performance by each of Parent and the Purchaser of this Agreement and each of the Transaction Documents to which such entity is a party have been duly and properly authorized by all requisite action (including the approval of the Parent Board, but excluding the Parent Stockholder Approval) in accordance with applicable Law and with the Organizational Documents of such entities.

(c)                                  This Agreement has been duly executed and delivered by each of Parent and the Purchaser and constitutes the legal, valid and binding obligation each of Parent and the Purchaser, enforceable against such entity in accordance with its terms, subject to the Enforceability Exceptions.  Each of the Transaction Documents to be executed and delivered by or on behalf of Parent or the Purchaser will be duly executed and delivered by Parent or the Purchaser, as applicable, and, when so executed and delivered, will constitute the legal, valid and binding obligation of Parent or the Purchaser, as applicable, enforceable against the applicable entity in accordance with its terms, subject to the Enforceability Exceptions.

(d)                                 The affirmative vote (the “Parent Stockholder Approval”) of the holders of a majority of the shares of Parent Common Stock cast, provided that the total votes cast represents over 50% in interest of all Parent Common Stock entitled to vote on the proposal (the “Required Parent Stockholder Vote”), is the only vote of the holders of any class or series of Parent’s capital stock necessary to approve the issuance of the Stock Consideration and the consummation of the other transactions contemplated by this Agreement and the Transaction Documents (the “Parent Stockholder Approval Matter”).

5.3                               Approvals; No Conflicts.

(a)                                  No authorization, consent, order, license, permit or approval of, filing or registration with, or notice to, any Governmental Authority or other Person is required for the consummation by Parent or the Purchaser of the transactions contemplated hereby, except (i) in connection, or in compliance, with the notification and waiting period requirements of the HSR Act, (ii) the filing with, and clearance by, the SEC of the Proxy Statement and such reports under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement, in accordance with the Exchange Act, (iii) the filing of a Form D with the SEC, (iv) such filings, consents, approvals, orders and authorizations as may be required by state securities (or “blue sky”) laws and the securities laws of any foreign country and (v) as set forth in Section 5.3(a) of the Parent Disclosure Letter.

(b)                                 Except as set forth in Section 5.3(b) of the Parent Disclosure Letter, neither the execution and delivery of this Agreement and the Transaction Documents to which such entity is a party by Parent or the Purchaser nor the performance by Parent or the Purchaser of the transactions contemplated hereby or thereby will:

(i)                                     violate or conflict with, or result in a breach of, any of the terms, conditions or provisions of the Organizational Documents of Parent or the Purchaser, as applicable;

(ii)                                  violate or conflict with or result in a breach of any Law in any material respect;

(iii)                               violate, conflict with, result in a material breach of, or constitute (with or without notice or lapse of time or both) a material default under, or an event which would give rise to any right of notice, modification, acceleration, payment, cancellation or termination under, or in any manner release any party thereto from any material obligation under any Parent Material Contract, Permit, Indebtedness, mortgage, note, bond, license or other similar instrument to which any Parent Company is a party or by which the properties or assets of any Parent Company are bound; or

(iv)                              result in the creation or imposition of any Lien upon any property or assets of any Parent Company, except for Permitted Liens;

except, in each case of (ii), (iii), (iv) or (v), as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Parent or a material adverse effect on the ability of Parent or the Purchaser to perform its obligations hereunder or under any Transaction Document.

5.4                               Capitalization.  The authorized capital stock of Parent consists of 200,000,000 shares of Parent Common Stock and 50,000,000 shares of Parent Preferred Stock.  As of the close of business on June 6, 2012 (the “Measurement Date”), (a) 22,708,921 shares of Parent Common Stock were issued and outstanding, all of which were duly authorized and validly issued and are fully paid and non-assessable, (b) no shares of Parent Preferred Stock are outstanding and (c) no shares of Parent Common Stock or Parent Preferred Stock are held in the treasury of Parent.  Since the Measurement Date until the date of this Agreement, other than in connection with the issuance of Parent Common Stock pursuant to the exercise of Parent Options outstanding as of the Measurement Date, there has been no change in the number of outstanding shares of Parent Common Stock or Parent Preferred Stock or the number of shares of Parent Common Stock issuable upon the exercise of outstanding Parent Options.  As of the Measurement Date, (x) Parent Options to purchase 512,968 shares of Parent Common Stock were outstanding and (y) 934,644 shares of Parent Restricted Stock were outstanding (and are included in the amount set forth in clause (a) above).  Except as set forth in the preceding sentence or in Section 5.4 of the Parent Disclosure Letter, there are no options, stock appreciation rights, voting securities, warrants or other rights, contracts, arrangements, or commitments of any character relating to the issued or unissued capital stock of Parent or any of its Subsidiaries, or obligating Parent or any of its Subsidiaries to issue, grant, or sell any shares of capital stock of, or other equity interests in, or securities convertible into equity interests in, Parent or any of its Subsidiaries.  Each outstanding share of capital stock of each of Parent’s Subsidiaries is duly authorized, validly issued, fully paid, and non-assessable.

5.5                               Parent SEC Documents.

(a)                                  Parent has filed all forms, reports and documents required to be filed by it with the SEC since December 9, 2010 (the “Parent SEC Report Date”).  Each of the forms, reports, registration statements, and other documents filed by Parent with the SEC since the Parent SEC Report Date (such forms, reports, registration statements, and other documents, whether or not available through EDGAR, are collectively referred to herein as the “Parent SEC Reports”) and the certifications and statements required by Rules 13a-14 and 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act (collectively, the “Parent Certifications”) (i) as of the date of the filing thereof, complied with the requirements of the Securities Act, the Exchange Act, and the Sarbanes-Oxley Act, as the case may be, including in each case the rules and regulations thereunder, with each such Parent SEC Report having been filed on a timely basis within the time period it was required to be filed with the SEC pursuant to the reporting requirements of the Securities Act, the Exchange Act or the Sarbanes-Oxley Act, as applicable, and (ii) as of its filing date (or, if amended or superseded by a subsequent filing prior to the date hereof, on the date of such filing) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(b)                                 Parent and its Subsidiaries have implemented and maintain disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act), and such controls and procedures provide reasonable assurance that (i) all information required to be disclosed by Parent in the reports that it files under the Exchange Act is recorded, processed, summarized, and reported within the time periods specified in the SEC’s rules and forms, and (ii) all such information is accumulated and communicated to Parent’s management, including its chief executive officer and chief financial officer, as appropriate to allow timely decisions regarding required disclosure.

(c)                                  Parent is, and since the Parent SEC Report Date has been, in compliance in all material respects with (i) the applicable listing and corporate governance rules and regulations of the NYSE, and (ii) the applicable provisions of the Sarbanes-Oxley Act.

(d)                                 Since the Parent SEC Report Date, neither Parent nor any of its Subsidiaries or, to the Parent’s Knowledge, any director, officer, employee, auditor, accountant, or representative of Parent or any of its Subsidiaries has received or has otherwise had or obtained knowledge of any complaint, allegation, assertion, or Claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Parent or any of its Subsidiaries or their internal control over financial reporting, including any complaint, allegation, assertion, or claim that Parent or any of its Subsidiaries has engaged in questionable accounting or auditing practices.

(e)                                  Parent and its Subsidiaries have implemented and maintain a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including, that:

(i)                                     transactions are executed in accordance with management’s general or specific authorizations;

(ii)                                  transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability;

(iii)                               access to assets is permitted only in accordance with management’s general or specific authorization; and

(iv)                              the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

5.6                               Financial Statements.  The financial statements (including any notes thereto) contained or incorporated by reference in the Parent SEC Reports complied with the rules and regulations of the SEC as of the date of the filing of such reports, were prepared in accordance with GAAP, consistently applied, and fairly presented, in all materials respects, the financial condition and the results of operations, changes in stockholders’ equity and cash flows of Parent and its Subsidiaries as of the respective dates of and for the periods referred to in such financial statements, subject, in the case of interim financial statements, to (i) the omission of notes to the extent permitted by SEC Regulation S-X and (ii) normal year-end adjustments otherwise required by GAAP, which will not be material, individually or in the aggregate.  The financial statements referred to in this Section 5.6 reflect the consistent application of such accounting principles throughout the periods involved, except as disclosed in the notes to such financial statements. No financial statements of any Person other than Parent and its Subsidiaries are required by GAAP to be included in the consolidated financial statements of Parent.  Since March 31, 2012 and through the date of this Agreement, there has been no material event or occurrence that is required to be disclosed on a Form 8-K that has not been so disclosed.

5.7                               Absence of Undisclosed Liabilities.  Parent, taken together with its Subsidiaries on a consolidated basis, does not have any Liabilities of the type required to be disclosed in a balance sheet in accordance with GAAP, except (a) as and to the extent reflected and accrued for or reserved against in its mostly recently publicly filed financial statements; and (b) for current liabilities which have arisen after the date of such publicly filed financial statements in the Ordinary Course that individually or in the aggregate, do not have, and would not be reasonably expected to have, a Material Adverse Effect on the Parent.

5.8                               Conduct of Business.  Except as set forth in Section 5.8 of the Parent Disclosure Letter, from March 31, 2012 to the date hereof, Parent and its Subsidiaries have conducted their businesses only in the Ordinary Course.  From March 31, 2012 to the date hereof:

(a)                                  there has been no:

(i)                                     development, change, event or occurrence that, individually or in the aggregate, has had, or would be reasonably likely to have, a Material Adverse Effect on the Parent; or

(ii)                                  physical damage, destruction to the assets of the Parent that is not covered by insurance or would be reasonably likely to have a Material Adverse Effect on the Parent; and

(b)                                 the Parent has not, directly or indirectly:

(i)                                     amended or otherwise changed its Organizational Documents;

(ii)                                 declared, set aside or paid any dividend or other distribution (whether in cash, membership interests, property or any combination thereof) in respect of any membership interests or any other equity security, or purchased, redeemed or otherwise acquired, any membership interests or any other equity security;

(iii)                              excluding Indebtedness under the Parent’s Warehouse Lines, created, incurred or assumed any indebtedness for money borrowed or obligations in respect of capital leases in excess of $500,000;

(iv)                              assumed, endorsed, guaranteed or otherwise become liable or responsible for (whether directly, contingently or otherwise) any indebtedness for money borrowed or any other obligation of any other Person (except for any of its Subsidiaries), other than in the Ordinary Course;

(v)                                 entered into any transaction or series of related transactions, other than in the Ordinary Course, involving total payments to or by it of, or involving the acquisition or disposition by it of property, assets or rights having a value of, more than $1,000,000 in the aggregate;

(vi)                              materially changed its accounting methods, principles or practices, except as required by GAAP;

(vii)                           waived any right or entered into any one or more transactions that, individually or in the aggregate, has had, or would be reasonably likely to have, a Material Adverse Effect on Parent;

(viii)                       settled any Tax Audit or other proceeding, made or changed any Tax accounting or recording method or election or filed any amended Tax Return; or

(ix)                               authorized any of, or committed or agreed to take, whether in writing or otherwise, any of the foregoing actions.

5.9                               Financing.

(a)                                  At Closing, the Purchaser will have sufficient funds to consummate the transactions contemplated by this Agreement, and Parent and the Purchaser will have obtained all Consents and amendments to agreements related to any material amount of Indebtedness required to ensure that the consummation of the transactions contemplated by this Agreement does not and will not result in a conflict, breach or event of default thereunder or shall have repaid all obligations thereunder and terminated such agreements.

(b)                                 The Purchaser has delivered to the Seller a true and complete copy of the executed commitment letter, dated as of the date hereof, between Bank of America, N.A. and the Purchaser (the “Debt Commitment Letter”), pursuant to which the lender party thereto has agreed, upon the terms and subject to the conditions thereof, to lend the amounts set forth therein (the “Financing”).  The Debt Commitment Letter has not been amended, restated or otherwise modified or waived prior to the date of this Agreement, and the commitments contained in the Debt Commitment Letter have not been withdrawn, modified or rescinded in any respect prior to the date of this Agreement.  The Debt Commitment Letter is in full force and effect and constitutes the legal, valid and binding obligation of each of the Purchaser and, to Parent’s Knowledge, the other parties thereto. There are no conditions precedent or contingencies related to the funding of the full amount of the Financing, other than as expressly set forth in the Debt Commitment Letter, and there are no side letters or other contracts or arrangements (oral or written) related to the Financing other than the Debt Commitment Letter and the related fee letter.  Subject to the terms and conditions of the Debt Commitment Letter, the net proceeds contemplated from the Financing and Parent’s other cash, will, in the aggregate, be sufficient for the satisfaction of all of the Purchaser’s obligations under this Agreement, including (a) the payment of the Cash Consideration and any other amounts required to be paid pursuant to Articles II and III, and (b) the payment of all fees and expenses and other payment obligations required to be paid or satisfied by the Purchaser in connection with the transactions contemplated by this Agreement and the Financing, including any repayment or refinancing of Indebtedness of Parent or Purchaser as a result of the consummation of the transactions contemplated by this Agreement.  As of the date of this Agreement, (i) no event has occurred which would constitute a breach or default (or an event which with notice or lapse of time or both would constitute a default), in each case, on the part of the Purchaser under the Debt Commitment Letter or, to Parent’s Knowledge, any other party to the Debt Commitment Letter, and (ii) neither Parent nor Purchaser has any reason to believe that any of the conditions to the Financing will not be satisfied or that the Financing or any other funds necessary for the satisfaction of all of the Purchaser’s obligations under this Agreement will not be available to the Purchaser at the Closing.  As of the date of this Agreement, neither Parent nor Purchaser is aware of any fact or occurrence that makes any of the assumptions, or the representations or warranties of the Purchaser or Parent in the Debt Commitment Letter inaccurate in any material respect.  The Purchaser has fully paid all commitment fees or other fees required to be paid as of the date of this Agreement pursuant to the Debt Commitment Letter.

5.10                        Solvency.  As of the Closing, assuming satisfaction of the conditions to the obligation of the Seller to consummate the transactions contemplated by this Agreement, or waiver of such conditions, and after giving effect to all of the transactions contemplated hereby, including the Financing, Parent will be Solvent. For the purposes of this Section 5.10 the term “Solvent” when used with respect to any Person, means that, as of any date of determination, (a) the amount of the “fair saleable value” of the assets of such Person will, as of such date, exceed (i) the value of all “liabilities of such Person, including contingent and other liabilities”, as of such date, as such quoted terms are generally determined in accordance with applicable federal laws governing determinations of the insolvency of debtors, and (ii) the amount that will be required to pay the probable liabilities of such Person on its existing debts (including contingent liabilities) as such debts become absolute and matured, (b) such Person will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged following such date, and (c) such Person will be able to pay its liabilities, including contingent and other liabilities, as they mature.  For purposes of this definition, “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged” and “able to pay its liabilities, including contingent and other liabilities, as they mature” means that such Person will be able to generate enough cash from operations, asset dispositions or refinancing, or a combination thereof, to meet its obligations as they become due.

5.11                        Opinion of Financial Advisor.  The Parent Board has received an opinion from Keefe, Bruyette & Woods to the effect that, as of the date of such opinion and subject to the assumptions, qualifications and limitations set forth in such opinion, the consideration to be paid by the Purchaser for the Company Interests is fair, from a financial point of view, to the Purchaser.

5.12                        Litigation.  There is no Claim, or to the Knowledge of the Parent, any investigation, inquiry, review, demand or request for information, pending against, and to the Knowledge of the Company, no Claim, investigation, inquiry, review, demand or request is threatened in writing against, Parent or any of its Subsidiaries, or any of their respective current or former officers, directors or employees (with respect to their service as an officer, director or employee of Parent or such Subsidiary, as applicable) except for any such matters involving solely a Claim of monetary damages of less than $100,000, individually.  Except as set forth in Section 5.12(a) of the Parent Disclosure Letter, neither Parent nor any of its Subsidiaries is subject to any judgment, award, order or decree providing for monetary payments in excess of $10,000, individually.  Except as set forth in Section 5.12(b) of the Parent Disclosure Letter, neither Parent nor any of its Subsidiaries is engaged in any suit, action, Claim, proceeding, arbitration or mediation to recover monies due it or for damages sustained by it in excess of $10,000, individually.

5.13                        Disclosure Documents.

(a)                                  All of the information supplied or to be supplied by or on behalf of Parent or any of its Subsidiaries specifically for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the Parent Stockholders and at the time of the Parent Stockholders’ Meeting, be true and correct in all material respects, and will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading  All documents that Parent is responsible for filing with the SEC in connection with the transactions contemplated herein, to the extent relating to Parent or any Subsidiary of Parent or other information supplied by or on behalf of Parent or any Subsidiary of Parent specifically for inclusion therein, will comply as to form, in all material respects, with the provisions of the Securities Act or Exchange Act, as applicable, and the rules and regulations of the SEC thereunder, and each such document required to be filed with any Governmental Authority (other than the SEC) will comply in all material respects with the provisions of any applicable Law as to the information required to be contained therein.

(b)                                 The representations and warranties contained in this Section 5.13 will not apply to statements or omissions included in the Proxy Statement to the extent based upon information supplied to Parent or the Purchaser by or on behalf of the Company or the Seller specifically for inclusion in the Proxy Statement.

5.14                        Valid Issuance.  The shares of Parent Common Stock to be issued as the Stock Consideration will, when issued in accordance with the provisions of this Agreement, be duly authorized, validly issued, fully paid and non-assessable.

5.15                        Takeover Statutes; No Rights Agreement.

(a)                                  The approval by the Parent Board of this Agreement and the Transaction Documents and the transactions contemplated hereby and thereby constitutes the approval needed for purposes of Section 3-603 of the MGCL and represents the only action necessary to ensure that none of the restrictions provided for in Section 3-602 of the MGCL apply or will apply to the execution, delivery, performance and consummation of this Agreement and the Transaction Documents and the transactions contemplated hereby and thereby.

(b)                                 The Parent Board has taken, or will take prior to the Closing, all necessary action, if any, in order to render inapplicable any control share acquisition, business combination or other similar anti-takeover provision under the Organizational Documents of Parent or the laws of Maryland or any other jurisdiction that is, or is reasonably likely to become, applicable to Parent as a result of the transactions contemplated by this Agreement and the Transaction Documents and the transactions contemplated hereby and thereby.

(c)                                  Parent has not adopted a stockholder rights plan or similar arrangement relating to accumulations of beneficial ownership of Parent Common Stock or a Change of Control of Parent.

5.16                        Compliance with Laws.

(a)                                  Since January 1, 2009, each of Parent and its Subsidiaries has complied with all applicable Laws, and is not in violation of, and have not received any notices of violation with respect to, any Laws in connection with the conduct of its businesses or the ownership or operation of its businesses, assets and properties, including state usury, consumer lending and insurance Laws, the Truth in Lending Act, the Consumer Credit Protection Act, the Equal Credit Opportunity Act, the Fair Credit Reporting Act, the Fair Debt Collection Practices Act, the Real Estate Settlement Procedures Act, the USA PATRIOT Act, the International Money

Laundering Abatement and Anti-Terrorist Financing Act, the Home Mortgage Disclosure Act, the Homeowners Protection Act, the Flood Disaster Protection Act, the Federal Trade Commission Act, and other federal, state, local and foreign Laws or Regulations regulating mortgage origination, mortgage banking, mortgage brokerage or agency, other commercial or personal loans, and lending or servicing loans generally, except for immaterial noncompliance or violations as, individually or in the aggregate, do not have, and would not be reasonably likely to have, a Material Adverse Effect on Parent.  Neither the Parent nor any of its Subsidiaries nor, to the Parent’s Knowledge, any of its officers, key employees or Persons performing management functions similar to officers or directors has received any written Claim, demand, notice, complaint, court order or administrative order from any Governmental Authority under, or relating to, any violation or possible violation of any applicable Laws related to the business and operations of the Parent or any of its Subsidiaries that did or would be reasonably likely to result in fines or penalties of $25,000 or more with respect to any individual violation.

(b)                                 Each of Parent and its Subsidiaries owns or holds all Permits that are material to the conduct of its business as presently conducted.  To the Parent’s Knowledge, each of Parent and its Subsidiaries is in all material respects in compliance with all such Permits.  To the Parent’s Knowledge, since January 1, 2009, no event has occurred and is continuing which permits, or after notice or lapse of time or both would permit, any modification, revocation, non-renewal or termination of any such Permit except for such modifications, revocations, non-renewals or terminations that, individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect on Parent.

(c)                                  Since January 1, 2009, Parent nor any of its Subsidiaries has received any written notice asserting any noncompliance in any material respect with any Law or Permit, except for any such noncompliance that, individually or in the aggregate, has not had and would not be reasonably expected to have a Material Adverse Effect on the Parent.  To the Parent’s Knowledge, there is no Law proposed or under consideration that, if effective, individually or in the aggregate, would have or would be reasonably likely to have, a Material Adverse Effect on the Parent.  To the Parent’s Knowledge, no governmental, administrative or judicial authority has indicated any intention to initiate any investigation, inquiry or review involving the Parent or any of its Subsidiaries or any of their respective properties or rights.

5.17                        Contracts.

(a)                                  Neither Parent nor any of its Subsidiaries is in default in any material respect, nor has any event occurred which with the giving of notice or the passage of time or both would constitute a default in any material respect by Parent and/or any of its Subsidiaries or which would give rise to any right of notice, modification, acceleration, payment, cancellation or termination of or by another party under, or in any manner release any party thereto from any material obligation under, any Parent Material Contract and, to the Parent’s Knowledge, no other party is in default in any material respect, nor has any event occurred which with the giving of notice or the passage of time or both would constitute a default in any material respect by any other party or which would give rise to any right of notice, modification, acceleration, payment, cancellation or termination of or by Parent and/or any of its Subsidiaries under, or in any manner release any party thereto from any material obligation under, any such Parent Material Contract.  Each of the Parent Material Contracts is in full force and effect, is valid and enforceable in accordance with its terms, and will be so immediately after the Closing.

(b)                                 Neither Parent nor any of its Subsidiaries has received any written notice of (nor do any of them otherwise know of) the decision or intention of any other party thereto to cancel, terminate or not renew any Parent Material Contract, whether in accordance with the terms of the respective Contract or otherwise.

5.18                        Intellectual Property.

(a)                                  Parent and its Subsidiaries own, license or have the right to use all material Intellectual Property used in the operation of their businesses as currently conducted (“Parent Intellectual Property”).

(b)                                 No legal proceedings or orders are pending or, to the Parent’s Knowledge, have been threatened (including cease and desist letters or demands or offers to license) against Parent or its Subsidiaries with regard to any Parent Intellectual Property owned by Parent or one of its Subsidiaries (“Owned Purchaser IP”).

(c)                                  The operation of Parent and its Subsidiaries’ businesses as currently conducted does not infringe, misappropriate or violate the Intellectual Property of any other person in any material respect and, to the Parent’s Knowledge, no person is infringing Owned Purchaser IP.

(d)                                 All registrations and applications for registration of Owned Purchaser IP that is or are material to Parent and its Subsidiaries, taken as a whole, are subsisting and unexpired, have not been abandoned or canceled and to the Parent’s Knowledge, are valid and enforceable.

(e)                                  Parent and its Subsidiaries take commercially reasonable actions to protect the Owned Purchaser IP (including trade secrets and confidential information).

(f)                                    Parent and its Subsidiaries take commercially reasonable actions to maintain and protect the integrity, security and operation of their software, networks, databases, systems and websites (and all information transmitted thereby or stored therein).

(g)                                 Consummation of the transactions contemplated hereby will not violate in any material respect any privacy policy, terms of use, contract or Law relating to the use, dissemination, or transfer of any data or information used by Parent and its Subsidiaries.

5.19                        Employee Benefit Plans.

(a)                                  Section 5.19(a) of the Parent Disclosure Letter sets forth a correct and complete list of all Parent Employee Benefit Plans.

(b)                                 Each Parent Employee Benefit Plan (i) complies in all material respects in form and in operation with its terms and all applicable requirements under ERISA, the Code or any other applicable Law and (ii) has been and is operated and funded in all material respects in such a manner as to qualify, where appropriate, for both federal and state purposes, for income tax deferral for its participants, tax-exempt status for its funding vehicle, and the allowance of deductions and credits with respect to contributions thereto.  With respect to each Parent Employee Benefit Plan, all contributions, payments, premiums, expenses, reimbursements or accruals for all periods ending on or prior to the Closing Date (including periods from the first day of the then current plan year to the Closing Date) shall have been timely made in all material respects or accrued in accordance with past practice.

(c)                                  Neither Parent or its Subsidiaries nor any predecessors that operated the business or any Parent Plan Affiliate participates in or makes contributions to or has any other liability (contingent or otherwise) with respect to an “employee benefit plan” (as defined in Section 3(3) of ERISA) which is or was (i) a “multiemployer plan” within the meaning of Section 3(37) or 4001 of ERISA, (ii) a “multiple employer plan” within the meaning of Code Section 413(c), (iii) a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA or (iv) subject to Section 302 or Title IV of ERISA or Section 412 of the Code.

(d)                                 There are no Claims pending or, to the Parent’s Knowledge, Claims or investigations threatened in writing with respect to any Parent Employee Benefit Plan or the assets thereof (other than routine claims for benefits), and, to the Parent’s Knowledge, there are no facts which would reasonably be expected to give rise to any material Liability, action, suit, investigation, or Claim against any Parent Employee Benefit Plan, any fiduciary or plan administrator or other Person dealing with any Parent Employee Benefit Plan or the assets thereof.

(e)                                  No Parent Employee Benefit Plan provides medical, health, life insurance or other welfare-type benefits to retirees or former employees, owners or consultants or individuals who terminate (or have terminated) employment with the Parent Companies or the spouses or dependents of any of the foregoing (except for healthcare continuation coverage for former employees, their spouses and other dependents as required to be provided under Section 4980B of the Code or Sections 601 through 608 of ERISA or similar state law).

(f)                                    No Parent Employee Benefit Plan, or any other agreement, program, policy or other arrangement by or to which Parent or any of its Subsidiaries is a party, is bound or is otherwise liable, by its terms or in effect would reasonably be expected to require any payment or transfer of money, property or other consideration on account of or in connection with the transactions contemplated by this Agreement or any subsequent termination of employment which payment would constitute an “excess parachute payment” within the meaning of Section 280G of the Code.

5.20                        Insurance.

(a)                                  Each of the insurance policies now maintained by Parent and the respective limits for such insurance policy, is set forth in Section 5.20(a)(i) of the Parent Disclosure Letter hereto (collectively, the “Parent Insurance Policies”).  Except as set forth in Section 5.20(a)(ii) of the Parent Disclosure Letter, each Purchaser Insurance Policy is in full force and effect, Parent is not in default under any Purchaser Insurance Policy in any material respect, no claim for coverage under any Purchaser Insurance Policy where the claimed amount would reasonably be expected to exceed the self-insured retention or deductible has been denied or disputed during the three (3) years immediately preceding the date of this Agreement and, during the three (3) years immediately preceding the date of this Agreement, Parent has not received any notice of cancellation or intent to cancel or increase or intent to increase premiums with respect to Parent Insurance Policies.

(b)                                 Set forth in Section 5.20(b) of the Parent Disclosure Letter is a list, as of the date hereof, of (i) all outstanding performance or surety bonds issued on behalf of Parent or any of its Subsidiaries, and (ii) the total amount of collateral currently being held by the issuer(s) thereof.

(c)                                  During the three (3) years immediately preceding the date of this Agreement, no performance or other surety bond issued on behalf of Parent or any of its Subsidiaries has been forfeited by Parent or any of its Subsidiaries or presented for payment by its obligee.

5.21                        Taxes.

(a)                                  (i) All Tax Returns required to be filed by or with respect to Parent or any of its Subsidiaries have been duly and timely filed; (ii) all such Tax Returns are true, correct and complete in all material respects; (iii) all Taxes shown as due on such Tax Returns have been timely paid; and (iv) neither Parent nor any of its Subsidiaries has been notified in writing of any proposed material adjustment relating to such Tax Returns or Taxes which adjustment has not been resolved.

(b)                                 (i) All deficiencies of Taxes assessed by any applicable Tax Authority against Parent or any of its Subsidiaries have been paid, fully settled or withdrawn; and (ii) there are no Liens for Taxes (other than Permitted Liens) on any assets of Parent or any of its Subsidiaries; and (iii) there are no pending Tax Audits or other administrative or court proceedings with regard to any material Taxes for which Parent or any of its Subsidiaries would be liable.

(c)                                  No claim has ever been made in writing by a Tax Authority in a jurisdiction where Parent or any of its Subsidiaries does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

(d)                                 Parent and its Subsidiaries have complied in all material respects with all applicable Laws relating to the payment and withholding of Taxes and has duly and timely withheld and paid over to the appropriate Tax Authority all amounts required to be so withheld and paid under all applicable Laws, including any Taxes in connection with any amounts paid or owing to any Person, and Parent and its Subsidiaries have timely filed all information Tax Returns and records relating to such withheld Taxes that are required to be filed with any Tax Authority.

(e)                                  Neither Parent nor any of its Subsidiaries is or has been a party to any “listed transaction,” within the meaning of Treasury Regulation Section 1.6011-4(b).

(f)                                    Neither Parent nor any of its Subsidiaries (i) has been a member of an Affiliated Group filing a consolidated federal income Tax Return (other than a group the common owner of which was Parent) or (ii) has any Liability for the Taxes of any Person (other than Parent or any of its Subsidiaries) under Treasury

Regulation Section 1.1502-6 (or any similar provision of state, local, or non-U.S. law), as a transferee or successor, by contract or otherwise.

(g)                                 The unpaid Taxes of Parent and its Subsidiaries (A) did not, as of March 31, 2012, exceed the reserve and accruals for Tax Liability (rather than any reserve or accruals for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of Purchaser’s consolidated balance sheet for the period ending March 31, 2012 (rather than in any notes thereto) and (B) do not exceed that reserve and accruals as adjusted for the passage of time through the Closing in accordance with the past custom and practice of Parent and its Subsidiaries in filing their Tax Returns.  Since March 31, 2012, neither Parent nor any of its Subsidiaries has incurred any material Liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the Ordinary Course.

(h)                                 Neither Parent nor any of its Subsidiaries (i) is bound by a closing agreement as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) with any Tax Authority that is currently in effect; (ii) has agreed to, or is required to, make any adjustment under Section 481 (a) of the Code by reason of a change in accounting method or otherwise; (iii) is a party to, bound by, or obligated under, any Tax sharing agreement, Tax indemnification agreement or similar agreement (other than this Agreement or any other ordinary course commercial agreement the primary purpose of which is not Tax) pursuant to which it will have any obligation to make any Tax payments to any Person (other than to Parent or any of its Subsidiaries) after the Closing; or (iv) is currently a party to a “gain recognition agreement” as defined in Treasury Regulation Section 1.367(a)-8.

(i)                                     Neither Parent nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any Income Tax purposes for any taxable period (or portion thereof) ending after the Closing as a result of any:

(i)                                     change in method of accounting made prior to the Closing for a taxable period ending on or prior to the Closing Date;

(ii)                                  “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local, or non-U.S. income Tax law) executed on or prior to the Closing;

(iii)                               intercompany transaction described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of state, local, or non-U.S. income Tax law);

(iv)                              installment sale or open transaction disposition made on or prior to the Closing;

(v)                                 prepaid amount received on or prior to the Closing; or

(vi)                              election under Code Section 108(i) made prior to the Closing.

(j)                                     Since February 1, 2009, neither Parent nor any of its Subsidiaries has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was governed in whole or in part by Code Section 355.

5.22                        Brokers’ or Finders’ Fees.  Other than pursuant to the engagement agreement with Keefe, Bruyette & Woods, Inc., no agent, broker, investment banker or other Person acting on behalf of Parent or the Purchaser, or under the authority thereof, is or will be entitled to any brokers’ or finders’ fee or any other commission or similar fee directly or indirectly from any of the Parties in connection with any of the transactions contemplated hereby.

5.23                        No Other Representation.  Except as set forth in this Article 5, neither Parent nor the Purchaser makes no other representations or warranties, express or implied, including warranties of merchantability or fitness for a particular purpose, representations or warranties contained in or arising from any confidential selling memorandum or similar documents concerning Parent or its Subsidiaries or their respective businesses, assets, financial condition, prospects or otherwise.

5.24                        Investment Purposes.  Purchaser is an “accredited investor” as that term is defined in Rule 501 under the Securities Act.  The Company Interests will be acquired by the Purchaser for its own account for the purpose of investment and not with a view to the resale or distribution of all or any part of the Company Interests in violation of the Securities Act, it being understood that the right to dispose of such Company Interests shall be entirely within the discretion of the Purchaser.

5.25                        Mortgage Loan Origination and Servicing and Related Businesses.  Except to the extent that any breach, failure or inaccuracy, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Parent Companies, taken as a whole:

(a)                                  Licenses and Qualifications.  (i) The Purchaser is in good standing under all applicable Laws as a mortgage broker and/or lender, (ii) there is no pending or, to the Knowledge of Parent, threatened, cancellation or reduction of any Loan Sale Agreement, to which the Purchaser is a party and the obligations of the Purchaser under each such Loan Sale Agreement are being performed by the Purchaser and the counterparties to each Loan Sale Agreement in accordance with its terms, and (iii) there is no breach by the Purchaser under any Loan Sale Agreement and no third party has exercised or, to the Knowledge of the Parent, is threatening to exercise its contractual right to require the Purchaser to repurchase any loan that was originated, closed and funded by the Purchaser that is held for the Purchaser’s account, whether or not for future sale or delivery (a “Purchaser Loan”) from such third party due to a breach of a representation, warranty or covenant by the Purchaser under a Loan Sale Agreement.

(b)                                 Loan Quality; Pipeline.

(i)                                     As of the date of this Agreement, no Purchaser Loan has been held for sale for a period of time after the date of funding that is outside the requirements of any applicable Warehouse Line, and subsequent to the date of this Agreement there will have been no increase in the aggregate outstanding principal balance of such Purchaser Loans held for sale for a period of time after the date of funding that is outside of the requirements of any applicable Warehouse Line that would constitute a Material Adverse Effect on the Purchaser.

(ii)                                  As of the date of this Agreement, no Purchaser Loan held for investment is (x) past due with respect to any scheduled payment of principal or interest for a period of time that is outside the requirements of any applicable Warehouse Line, (y) in foreclosure or litigation or (z) subject to bankruptcy proceedings commenced by or in respect of the borrower, and subsequent to the date of this Agreement there will have been no increase in the aggregate outstanding principal balance of such Purchaser Loans that are past due with respect to any scheduled payment of principal or interest for a period of time that is outside the requirements of any applicable Warehouse Line, in foreclosure or litigation, or subject to bankruptcy that would constitute a Material Adverse Effect on the Purchaser.

(c)                                  Compliance.  Each Purchaser Loan was underwritten and originated, and the loan documents and loan files maintained by the Purchaser with respect thereto are being maintained by the Purchaser in compliance with all applicable Laws and, if applicable, the requirements of the Person acquiring such Purchaser Loan and insurer insuring such Purchaser Loan (if any) in effect and applicable at the time such insurance was obtained, except, in each case, for immaterial violations as, individually or in the aggregate, do not have, and would not be reasonably likely to have, a Material Adverse Effect on the Purchaser.  The Purchaser has not done or omitted to do, or caused to be done or omitted to be done, any act, the effect of which would operate to invalidate, impair or be a breach of any approvals or licenses of any Governmental Authority.

(d)                                 Servicing.  The Purchaser Loans serviced by the Purchaser are so serviced in accordance with applicable Laws and with the requirements of any Loan Sale Agreement, except for immaterial failures to comply with such requirements as, individually or in the aggregate, do not have, and would not be reasonably likely to have, a Material Adverse Effect on the Purchaser.  No Purchaser Loan is or has been serviced using predatory servicing practices.

(e)                                  Application of Funds.  All monies received with respect to each Purchaser Loan and related escrow accounts have been properly accounted for and applied.

(f)                                    Payoff Statements.  All payoff and assumption statements with respect to each Purchaser Loan were, at the time provided, true and correct, except for immaterial discrepancies as, individually or in the aggregate, do not have, and would not be reasonably likely to have, a Material Adverse Effect on the Purchaser.

(g)                                 Escrow Accounts.  Unless otherwise prohibited by applicable Laws or pursuant to an executed escrow waiver, the Purchaser has collected all escrows related to each mortgage loan (including each home equity loan but excluding any mortgage loans that are in default) that was originated, closed or funded by the Purchaser that is held for the Purchaser’s account, whether or not for future sale or delivery, and all escrow accounts have been maintained by the Purchaser in accordance with all applicable Laws.  The Purchaser has credited to the account of mortgagors all interest required to be paid on any escrow account in accordance with applicable Laws and the terms of such agreements and loan documents.

(h)                                 DUS Reserve Account.  The Purchaser maintains an account with US Bank, N.A. in respect of amounts of cash and cash equivalents required to be pledged for the benefit of Fannie Mae to secure the Purchaser’s obligations under its Fannie Mae DUS program.  The Purchaser has fully funded such account with all amounts required and is in full compliance with all requirements of Fannie Mae with respect to such amounts.

(i)                                     Audits and Inquiries.  Except for customary ongoing quality control reviews, no audit or investigation by a Governmental Authority is pending or, to the Knowledge of the Purchaser, threatened that is reasonably likely to result in:

(i)                                     a claim of a failure to comply with applicable Laws,

(ii)                                  rescission of any insurance or guaranty contract or agreement of the Purchaser,

(iii)                               payment, by the Purchaser of a penalty (other than any immaterial payment) to any Governmental Authority; or

(iv)                              revocation of any Permit, including any Permit to do business, of the Purchaser.

5.26.                        Servicing Portfolio.  The total unpaid principal balance of the Parent’s loan servicing portfolio as of March 31, 2012 was $16,850,945,500 (the “March 31 Parent UPB”).  Except for the those repaid, either voluntarily or involuntarily, substantially all of the loans representing the March 31 Parent UPB will be included in the Parent’s loan servicing portfolio as of the Closing Date.  The weighted average servicing fee for the Parent’s loan servicing portfolio is 23 basis points.  The weighted average remaining life of the Parent’s loan servicing portfolio is 8.8 years.

ARTICLE 6
OTHER AGREEMENTS AND COVENANTS

6.1                               Conduct of Business.

(a)                                  From the date hereof through the earlier of the termination of this Agreement or the Closing Date (the “Pre-Closing Period”), except as permitted by this Agreement or as set forth on Section 6.1(a) to the Company Disclosure Letter, the Company shall, and the Seller shall cause the Company to, conduct its business only in the Ordinary Course; provided, however, notwithstanding anything in this Agreement to the contrary, to the extent permitted by applicable Law, the Company shall be permitted to distribute Cash and Cash Equivalents to Seller prior to the Closing Date unless Seller reasonably determines, in good faith, that such distribution would result in an Estimated Working Capital Deficit as of the Closing Date.  Without limiting the generality of the foregoing, during the Pre-Closing Period, except as permitted by this Agreement or as set forth on Section 6.1(a) to the Company Disclosure Letter, the Company shall (i) maintain its existence in good standing, (ii) maintain the general character of its business and conduct its business in a commercially reasonable manner, (iii) maintain proper business and accounting records relative to its business, (iv) use commercially reasonable efforts to preserve relationships with customers, suppliers, investors and insurers, (v) use commercially reasonable efforts to maintain its assets in good condition and repair, ordinary wear and tear excepted, and (vi) maintain presently existing insurance coverage with respect to its business.

Without limiting the generality of the foregoing, during the Pre-Closing Period, except as permitted by this Agreement or as set forth on Section 6.1(a) to the Company Disclosure Letter, the Company shall not, and the Seller shall cause the Company not to, without the prior written consent of Parent (not to be unreasonably withheld, delayed or conditioned) do any of the following:

(i)                                     enter into any Company Material Agreement or terminate or amend or modify in any material respect any existing Company Material Agreement other than in the Ordinary Course;

(ii)                                  enter into or amend or renew any individual employment agreements with any current or prospective employee other than at-will non-key employees, except for replacement employee hires;

(iii)                               grant any salary or wage increase or increase any employee benefit for any current or prospective employee (including incentive or bonus payments) other than regularly scheduled salary or wage increases of up to 3.0% in aggregate amount from those existing on the date hereof, except in either case to satisfy previously disclosed contractual obligations existing as of the date hereof or in connection with replacement employee hires;

(iv)                              sell, transfer, assign or otherwise dispose of or encumber any of its assets in one transaction or a series of related transactions having a value in excess of $100,000 except in the Ordinary Course;

(v)                                 cancel any debt owed to the Company or waive or compromise any claim or right in one transaction or a series of related transactions having a value in excess of $50,000;

(vi)                              make any capital expenditure or commitment relating to its business in excess of $25,000 individually, or $100,000 in the aggregate, other than expenditures necessary to maintain in good repair existing assets;

(vii)                           except in the Ordinary Course with respect to the Warehouse Lines, incur, assume or guarantee any Indebtedness other than Indebtedness that will be repaid at or prior to the Closing Date;

(viii)                        issue, sell or agree to issue or sell (a) any shares of the equity securities of the Company or (b) any securities convertible into, or options with respect to, or warrants to purchase or rights to subscribe for, any equity securities of the Company;

(ix)                                declare, set aside or pay any dividend or distribute any noncash property or securities in respect of its capital stock, or purchase, redeem or otherwise acquire any shares of its capital stock or other securities;

(x)                                   purchase any material assets or securities of any Person other than in the Ordinary Course or enter into any material joint venture, partnership or other similar arrangement;

(xi)                                purchase new mortgage servicing rights,

(xii)                             sell mortgage servicing rights in an aggregate amount in excess of $333,333 during each one month period beginning on the date hereof and ending on the Closing Date (the “Mortgage Servicing Sale Cap”);

(xiii)                          terminate, cancel or amend any material insurance coverage maintained by Seller or the Company with respect to the assets or activities of the Company’s business which is not replaced by an adequate amount of insurance coverage at reasonable cost;

(xiv)                         merge or consolidate with or into any other Person or permit any other Person to merge or consolidate with or into it; or

(xv)                            make any material Tax elections without the prior written consent of the Purchaser, which shall not be unreasonably withheld.

(b)                                 During the Pre-Closing Period, except as permitted by this Agreement, each of the Parent and the Purchaser will conduct its business only in the Ordinary Course.  Without limiting the generality of the foregoing, during the Pre-Closing Period, except as permitted by this Agreement, Parent and Purchaser (and their respective Subsidiaries) shall (i) maintain its existence in good standing, (ii) maintain the general character of its business and conduct its business in a commercially reasonable manner, (iii) maintain proper business and accounting records relative to its business, (iv) use commercially reasonable efforts to preserve relationships with customers, suppliers, investors and insurers, (v) use commercially reasonable efforts to maintain its assets in good condition and repair, ordinary wear and tear excepted, and (vi) maintain presently existing insurance coverage with respect to its business.  Without limiting the generality of the foregoing, prior to the Closing, except as permitted by this Agreement, neither the Parent nor the Purchaser shall, and each of them shall cause their respective Subsidiaries not to, without the prior written consent of Seller (not to be unreasonably withheld, delayed or conditioned) do any of the following:

(i)                                     except in the Ordinary Course under Warehouse Lines existing on the date hereof, incur, assume or guarantee or otherwise become responsible for any Indebtedness in excess of $83,000,000 of Indebtedness contemplated by the Debt Commitment Letter and up to an additional $50,000,000 for working capital purposes;

(ii)                                  declare, set aside or pay any dividend or distribute cash, capital stock or other property or securities in respect of its capital stock or purchase, redeem or otherwise acquire any shares of its capital stock or other securities, except in each case in connection with payments made to employees of the Parent Companies in connection with the vesting of restricted Parent Common Stock held by such employees;

(iii)                               issue, sell or agree to issue or sell (a) any shares of the equity securities of the Parent or any of its Subsidiaries or (b) any securities convertible into, or options with respect to, or warrants to purchase or rights to subscribe for, any equity securities of the Parent or any of its Subsidiaries, except in each case (A) as expressly contemplated by this Agreement, (B) upon the exercise of Parent Options issued prior to the Pre-Closing Period, or (C) for issuances of Parent Options and Parent Restricted Stock to nonexecutive employees of any of the Parent Companies as hiring or retention incentive compensation in a manner consistent with past practice;

(iv)                              sell, transfer, assign or otherwise dispose of or encumber any of its assets in one transaction or a series of related transactions having a value in excess of $100,000 except in the Ordinary Course;

(v)                                 purchase any material assets or securities of any Person other than in the Ordinary Course or enter into any material joint venture, partnership or other similar arrangement;

(vi)                              terminate, cancel or amend any material insurance coverage maintained by Parent with respect to the assets or activities of the Parent and its Subsidiaries’ business which is not replaced by an adequate amount of insurance coverage at reasonable cost; or

(vii)                           make any material Tax elections.

6.2                               Access.

(a)                                  During the Pre-Closing Period, the Purchaser will have the right to conduct, during normal business hours and upon reasonable prior notice, such inspections as it may reasonably require for purposes of obtaining the Financing, obtaining requisite Consents and Governmental Approvals, monitoring the business and affairs of the Company and otherwise completing the transactions contemplated hereby with respect to the Company and its business, including all operational, legal, regulatory and financial matters relating to the Company and its business.  During the Pre-Closing Period, the Company shall permit the Purchaser and its representatives to (i) inspect all of the foregoing, (ii) have reasonable access to the officers and employees of the Company with the prior written consent of Seller (which discussions shall not be deemed by the Company to be a violation of any confidentiality agreement) and (iii) request additional information concerning all of the foregoing, and the Company will, and will use commercially reasonable efforts to cause such officers, employees and other Persons to, reasonably cooperate with such inspections, and promptly respond to any requests for additional information.  All of the requirements of this Section 6.2(a) shall be subject to:  (A) any prohibitions or limitations of applicable Law, (B) the terms of any Contract entered into prior to the date hereof to which Seller or the Company is a party to the extent compliance with this Section 6.2(a) would reasonably be expected to violate the terms of such Contract (it being agreed that the Seller and the Company shall use its reasonable efforts to comply with this Section 6.2(a) in a manner that does not cause such violation or prohibition) and (C) any restrictions which the Company reasonably believes upon the advice of outside counsel are necessary to preserve the attorney-client privilege of the Company.

(b)                                 During the Pre-Closing Period, the Company will have the right to conduct, during normal business hours and upon reasonable prior notice, such inspections as it may reasonably require for purposes of obtaining requisite Consents and Governmental Approvals, monitoring the business and affairs of Parent and otherwise completing the transactions contemplated hereby with respect to the Parent Companies and their respective businesses, including all operational, legal, regulatory and financial matters relating to the Parent Companies and their respective businesses.  During the Pre-Closing Period, Parent shall and shall cause its Subsidiaries to, permit the Company and its representatives to (i) inspect all of the foregoing, (ii) have reasonable access to the officers and employees of such entity with the prior written consent of Parent or its Subsidiaries, as applicable (which discussions shall not be deemed by Parent or the Purchaser to be a violation of any confidentiality agreement) and (iii) request additional information concerning all of the foregoing, and Parent shall, and shall use commercially reasonable efforts to cause such officers, employees and other Persons to, reasonably cooperate with such inspections, and promptly respond to any requests for additional information hereunder.  All of the requirements of this Section 6.2(b) shall be subject to:  (A) any prohibitions or limitations of applicable Law, (B) the terms of any Contract entered into prior to the date hereof to which any Parent Company is a party to the extent compliance with this Section 6.2(b) would reasonably be expected to violate the terms of such Contract (it being agreed that Parent and the Purchaser shall use their reasonable efforts to comply with this Section 6.2(b) in a manner that does not cause such violation or prohibition) and (C) any restrictions which Parent reasonably believes upon the advice of outside counsel are necessary to preserve the attorney-client privilege of any Purchaser Company.

6.3                               Non-Negotiation.  Each of the Seller and the Company covenants and agrees that during the Pre-Closing Period neither it nor any of its respective Affiliates, nor any representatives, officers, directors, equity holders, employees or other agents of any of the foregoing, will initiate, solicit, negotiate, discuss, enter into any agreement with respect to the potential sale of the Company, or a substantial interest therein (or any other transaction that would be inconsistent with the transaction contemplated hereby), whether by a sale of assets or stock, merger, recapitalization, reorganization or other transaction, or provide any information to any third party in connection with any such potential transaction.  Consistent therewith, each of the Seller and the Company and its representatives will immediately terminate any existing activities or discussions with all parties other than Parent and the Purchaser with respect to any such transactions.  Further, each of the Seller and the Company agrees that it will disclose to the Purchaser any offers or inquiries it receives regarding any such proposal or offer during the Pre-Closing Period.

6.4                               Affiliate Transactions.

(a)                                  Except as set forth in Section 6.4(a) of the Company Disclosure Letter, the Company shall terminate, cancel and discharge, without payment or other satisfaction all Affiliate Transactions (other than salary or other compensation or benefits under Employee Benefit Plans paid or payable in the Ordinary Course to employees of the Company, in each case, in consideration for bona fide services performed by such employees) on or prior to the Closing Date.

(b)                                 On or prior to the Closing Date, Parent and Purchaser agree and acknowledge that the Contracts set forth on Section 6.4(b) of the Company Disclosure Letter shall be amended or terminated in Seller’s sole discretion provided that such amendment or terminate does not increase the Company’s obligations or Liabilities thereunder.

6.5                               Preparation of Proxy Statement; Stockholder Meetings.

(a)                                  As promptly as reasonably practicable following the date of this Agreement, Parent shall prepare and cause to be filed with the SEC a preliminary Proxy Statement, and shall use its reasonable best efforts to have the preliminary Proxy Statement cleared by the SEC for delivery to Parent’s stockholders as promptly as practicable.  Each of the Company and Parent shall furnish all information (including financial statements and, subject to such auditor’s approval, auditor’s consents) concerning itself, Parent’s Subsidiaries and the respective holders of such party’s capital stock or other equity securities to the other and provide such other assistance as may be reasonably requested by the other in connection with the preparation, filing and distribution of the Proxy Statement.  Parent shall promptly notify the Seller upon the receipt of any comments from the SEC or any request from the SEC for amendments or supplements to the Proxy Statement, and shall promptly provide the Seller with copies of all correspondence between it and its representatives, on one hand, and the SEC, on the other hand.  Parent shall use its reasonable best efforts to respond as promptly as practicable to any comments from the SEC with respect to the Proxy Statement and to cause the Proxy Statement and all required amendments and supplements thereto to be mailed to the holders of Parent Common Stock entitled to vote at the Parent Stockholders’ Meeting as promptly as reasonably practicable after the day Parent is notified by the SEC that it will not be reviewing the Proxy Statement or that it has no further comments on the preliminary Proxy Statement.  Notwithstanding the foregoing, prior to mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, Parent (i) shall provide the Seller an opportunity to review and comment on such document or response (including the proposed final version of such document or response) and (ii) shall reflect in such document or response all comments reasonably proposed by the Seller.  Parent shall also comply with and take any other action required to be taken under the Securities Act, the Exchange Act, the NYSE, the MGCL, any applicable foreign or state securities or “blue sky” Laws, and the Laws, rules and regulations thereunder, in connection with the filing and distribution of the Proxy Statement, the solicitation of proxies from Parent Stockholders thereunder and the issuance of Parent Common Stock pursuant to this Agreement, and the Company shall furnish all information concerning the Company and the holders of its capital stock as may be reasonably requested in connection with any such actions.

(b)                                 If, at any time prior to the Closing, any information relating to the Company or Parent, or any of their respective Affiliates, shall be discovered by the Company or Parent which, in the reasonable judgment of the Company or Parent, should be set forth in an amendment of, or a supplement to, the Proxy Statement, so that the Proxy Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other Parties, and the Company and Parent shall cooperate in the prompt filing with the SEC of any necessary amendment of, or supplement to, the Proxy Statement and, to the extent required by Law, in disseminating the information contained in such amendment or supplement to stockholders of the Company and the stockholders of Parent.  Nothing in this Section 6.5(b) shall limit the obligations of any Party under Section 6.5(a).  For purposes of Section 4.21, Section 5.13 and this Section 6.5, any information contained in the Proxy Statement concerning or related to the Company or its Affiliates which has been specifically provided by the Company for inclusion therein will be deemed to have been provided by the Company, and any information concerning or related to Parent, its Affiliates or the Parent Stockholders Meeting which has been specifically provided by Parent for inclusion therein or otherwise approved by Parent will be deemed to have been provided by Parent.

6.6                               Parent Stockholders’ Meeting.

(a)                                  Parent shall take all action necessary, required and within its powers under applicable Laws to cause the Proxy Statement promptly (and, in any event, within 10 days of the SEC’s approval of the Proxy Statement) to be mailed to the Parent Stockholders and to call, give notice of and hold a meeting of the Parent Stockholders to vote on the Parent Stockholder Approval Matter (such meeting, the “Parent Stockholders’ Meeting”).  The Parent Stockholders’ Meeting shall be held as promptly as reasonably practicable, provided that Parent shall hold the Parent Stockholders’ Meeting not later than the date that is thirty (30) days following the mailing of the Proxy Statement to the Parent Stockholders entitled to vote at the Parent Stockholders’ Meeting.  The Parent Stockholders’ Meeting shall be subject to adjournments for up to twenty (20) additional days solely to the extent necessary to solicit additional proxies if the Required Parent Stockholder Vote is not obtained as of the initial Parent Stockholders’ Meeting date.  Parent shall ensure that all proxies solicited in connection with the Parent Stockholders’ Meeting are solicited in compliance with applicable Laws.

(b)                                 Parent agrees that, subject to Section 6.6(c):  (i) the Parent Board shall unanimously recommend that the Parent Stockholders vote to approve the Parent Stockholder Approval Matter and shall use commercially reasonable efforts to solicit such approval within the timeframe set forth in Section 6.6(a) above; (ii) the Proxy Statement shall include a statement to the effect that the Parent Board unanimously recommends that the Parent Stockholders vote to approve the Parent Stockholder Approval Matter (the unanimous recommendation of the Parent Board that the Parent Stockholders vote to approve the Parent Stockholder Approval Matter being referred to as the “Parent Board Recommendation”); and (iii) the Parent Board Recommendation shall not be withdrawn or modified in any manner, and no resolution by the Parent Board or any committee thereof to withdraw or modify the Parent Board Recommendation in any manner shall be adopted or proposed.

(c)                                  Notwithstanding anything to the contrary contained in Section 6.6(b), at any time prior to the Parent Stockholder Approval by the Parent Stockholders pursuant to the Required Parent Stockholder Vote, the Parent Board may withhold, amend, withdraw or modify the Parent Board Recommendation in a manner adverse to the Company if, but only if, the Parent Board determines in good faith, based on such matters as it deems relevant and based on the advice of its outside legal counsel, that the failure to withhold, amend, withdraw or modify such recommendation would result in a breach of its fiduciary duties under applicable Laws (a “Change in Recommendation”); provided, that the Seller receives written notice from Parent confirming that the Parent Board has determined to change its recommendation at least two (2) Business Days in advance of the Parent Board Recommendation being so withdrawn, withheld, amended or modified in a manner adverse to the Seller.

(d)                                 Parent’s obligation to call, give notice of and hold the Parent Stockholders’ Meeting in accordance with Section 6.6(a) shall not be limited or otherwise affected by any Change in Recommendation.

6.7                               Efforts to Close; Regulatory and Other Authorizations; Consents.

(a)                                  Subject to the terms and conditions of this Agreement and the Transaction Documents, each of the Parties agrees to use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things (whether prior or subsequent to the Closing) as may be necessary to consummate and make effective as promptly as practicable the transactions contemplated hereby and thereby.

(b)                                 Parent and the Seller shall (and shall cause their applicable Affiliates to) (i) promptly make all filings and notifications with, and use their commercially reasonable efforts to, obtain all authorizations, consents, orders and approvals of, all Governmental Authorities that may be or become necessary for their respective execution and delivery of, and the performance of their respective obligations pursuant to, and the consummation of the transactions contemplated by, this Agreement and the Transaction Documents (including an appropriate filing of a notification and report form pursuant to the HSR Act with respect to the transactions contemplated by this Agreement and obtaining early termination or expiration of the “waiting period” (as defined by the HSR Act and the Rules promulgated thereunder)) (collectively, “Governmental Approvals”), (ii) cooperate with the reasonable requests of each other in promptly seeking to obtain all such Governmental Approvals and (iii) take all commercially reasonable actions as may be reasonably necessary to obtain such Governmental Approvals.  No Party shall take any action that would reasonably be expected to have the effect of delaying, impairing or impeding the receipt of any Governmental Approvals.

(c)                                  The Parties shall promptly notify each other of any substantive communication either of them receives from any Governmental Authority, and shall permit each other to review in advance any proposed substantive communication to any Governmental Authority, in each case relating to such Governmental Authority’s review of the transactions contemplated hereby under the HSR Act.  No Party shall agree to participate in any meeting with any Governmental Authority relating to such Governmental Authority’s review of the transactions contemplated hereby under the HSR Act unless such Party consults with the other Parties in advance and, to the extent permitted by such Governmental Authority, gives the other Parties the opportunity to attend and participate at such meeting.  The Parties will coordinate and cooperate fully with each other in exchanging such information and providing such assistance as such Parties may reasonably request in connection with the foregoing.  In no event shall any Party be obligated to provide to any other Party any portion of its HSR notification filing not customarily furnished to another party in connection with HSR filings.

(d)                                 Each Party agrees that it shall, to the extent necessary to obtain any waiver or Consent from any Antitrust Authority required to consummate the transactions contemplated by this Agreement or to avoid the entry of or have lifted, vacated or terminated any award, writ, injunction, judgment, order or decree entered, issued, made or rendered by any Antitrust Authority that is in effect and has the effect of making illegal or otherwise prohibiting the consummation of the transactions contemplated by this Agreement, take (and cause their respective Subsidiaries to take) all actions necessary to avoid or eliminate each and every impediment under any Antitrust Laws so as to enable the closing to occur as soon as reasonably possible (and in any event no later than the Outside Date) including (i) proposing, negotiating, committing to and effecting, by consent decree, hold separate order, or otherwise, the sale, divestiture or disposition of such businesses, product lines or assets of the Company, Parent and their respective Subsidiaries and (ii) otherwise taking or committing to take actions that after the Closing Date would limit Parent’s or its Subsidiaries freedom of action with respect to, or its or their ability to retain, one or more of the businesses, product lines or assets of the Company; provided, however, neither Parent nor Seller shall be required to take or cause any of its Subsidiaries to take any actions with respect to their respective assets or businesses if any action or all of such actions taken together have, or would reasonably be expected to have, a Material Adverse Effect on the applicable Party and its Subsidiaries.  In addition, each Party agrees to litigate or oppose any Governmental Authority in court or administrative proceedings concerning the Parties’ entitlement to Governmental Approvals or regulatory clearances for the transactions contemplated hereby and, in the event of any such litigation or opposition, each of Parent and Purchaser , on the one hand, and Seller , on the other hand, shall  pay 50% of all fees and expenses (including attorneys’ fees) incurred in connection therewith.

(e)                                  Except in connection with communications and meetings with Governmental Authorities in the Ordinary Course and for matters covered by Section 6.7(c), (i) the Parties shall promptly notify each other of any substantive communication either of them receives from any Governmental Authority relating to the matters that are the subject of this Agreement  and shall permit each other to review in advance any proposed substantive communication to any Governmental Authority, and (ii) no Party shall agree to participate in any meeting with any Governmental Authority relating to the matters that are the subject of this Agreement unless such Party consults with the other in advance and, to the extent permitted by such Governmental Authority, gives the other the opportunity to attend and participate at such meeting.  The Parties will coordinate and cooperate fully with each other in exchanging such information and providing such assistance as such Parties may reasonably request in connection with the foregoing.

(f)                                    The Company and Parent shall work together in good faith to identify material Contracts and/or Permits of the Company and/or the Parent Companies that require that consent be obtained, or notice be provided, to ensure that such Contracts and/or Permits will continue in full force and effect without any change or modification after the consummation of the transactions contemplated by this Agreement and the Transaction Documents.  The Company or Parent, as applicable, shall use its commercially reasonable efforts to obtain such written consents, authorizations and approvals or to provide such notices.

6.8                               Notices of Certain Events.

(a)                                  During the Pre-Closing Period, each of the Seller and the Company shall promptly notify the Purchaser of any of the following which occur during the Pre-Closing Period or are received during the Pre-Closing Period by the Seller or the Company:

(i)                                     any notice or other communication of which the Seller or the Company has Knowledge, from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(ii)                                  any notice or other communication of which the Seller or the Company has Knowledge, from any Governmental Authority delivered in connection with the transactions contemplated by this Agreement;

(iii)                               any actions, suits, Claims, investigations or proceedings commenced or, to the Company’s Knowledge, threatened against, relating to or involving or otherwise affecting the Company, that relate to the consummation of the transactions contemplated by this Agreement;

(iv)                              any denial or dispute of any material claim for coverage under any Insurance Policy where the claimed amount would reasonably be expected to exceed the self-insured retention or deductible;

(v)                                 any notice of cancellation or intent to cancel or increase or intent to materially increase premiums with respect to the Insurance Policies;

(vi)                              any inaccuracy in or breach of any representation, warranty or covenant of the Seller or the Company or any event, condition, fact or circumstance that would make the timely satisfaction of any of the conditions set forth in Sections 7.1 and 7.2 impossible or not reasonably likely to be satisfied; and

(vii)                           any entry of the Company into, or amendment by the Company of, any Affiliate Transactions.

No such notice shall be deemed to supplement or amend the Company Disclosure Letter for the purpose of (i) determining the accuracy of any of the representations and warranties made by the Seller or the Company in this Agreement, or (ii) determining whether any of the conditions set forth in Article 7 (other than the condition set forth in Section 7.2(b) as to compliance with this Section 6.8(a)) has been satisfied.

(b)                                 During the Pre-Closing Period, the Purchaser shall promptly notify the Seller of any of the following which occur during the Pre-Closing Period or are received during the Pre-Closing Period by Parent or the Purchaser:

(i)                                     any notice or other communication of which Parent has Knowledge from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(ii)                                  any notice or other communication of which Parent has Knowledge from any Governmental Authority delivered in connection with the transactions contemplated by this Agreement;

(iii)                               any actions, suits, Claims, investigations or proceedings commenced or, to the Parent’s Knowledge, threatened against, relating to or involving or otherwise affecting Parent, that relate to the consummation of the transactions contemplated by this Agreement;

(iv)                              any inaccuracy in or breach of any representation, warranty or covenant of Parent or the Purchaser or any event, condition, fact or circumstance that would make the timely satisfaction of any of the conditions set forth in Sections 7.1 and 7.3 impossible or not reasonably likely to be satisfied.

No such notice shall be deemed to supplement or amend the Parent Disclosure Letter for the purpose of (i) determining the accuracy of any of the representations and warranties made by Parent or Purchaser in this Agreement, or (ii) determining whether any of the conditions set forth in Article 7 (other than the condition set forth in Section 7.3(b) as to compliance with this Section 6.8(b)) has been satisfied.

6.9                               Tax Matters.

(a)                                  Payment of Taxes.  Except as otherwise provided in this Section 6.9, the Seller shall retain liability for, shall pay, and shall indemnify and hold Parent and the Purchaser harmless from and against, all Taxes with respect to the Company that relates to any taxable period ending on or before the Closing Date or that relate to the portion of the Straddle Period ending on the Closing Date.  The Seller shall be entitled to any refund of Taxes for all Taxes which the Seller has paid and not been reimbursed by Parent or the Purchaser, or for which the Seller has reimbursed Parent or the Purchaser, with respect to the Company that relates to taxable periods ending on or before the Closing Date or that relate to the portion of the Straddle Period ending on the Closing Date.  Except as otherwise provided in this Section 6.9(a), the Purchaser shall pay, and shall indemnify and hold the Seller harmless from and against (a) all Taxes with respect to the Company that relates to any taxable period beginning after the Closing Date or that relate to the portion of the Straddle Period beginning after the Closing Date.  Each of Parent and the Purchaser shall be entitled to any refund of Taxes for all Taxes which either such entity has paid and not been reimbursed by the Seller, or for which the Parent or the Purchaser has reimbursed the Seller, with respect to the Company that relates to taxable periods beginning after the Closing Date or that relate to the portion of the Straddle Period beginning after the Closing Date.

(b)                                 Straddle Period.  Parent, at its sole cost and expense, shall prepare, or cause to be prepared, and file, or cause to be filed, all non-income Tax Returns including Tax Returns with respect to Transfer Taxes that are required to be filed with respect to the Company for any Straddle Period (“Straddle Period Non-Income Tax Returns”), and Parent shall pay all such non-income Taxes for such Straddle Period.  For purposes of this Agreement, with respect to any non-income Taxes for a Straddle Period that are imposed on a periodic basis (including ad valorem, real property and personal property taxes), (i) the portion of such Taxes attributable to the portion of the taxable period ending on the Closing Date shall be determined by multiplying the entire Tax for the Straddle Period by a fraction, the numerator of which is the number of days in the portion of the Straddle Period ending on the Closing Date and the denominator of which is the number of days in the Straddle Period, and (ii) the portion of such Taxes attributable to the portion of the Straddle Period beginning after the Closing Date shall be determined by multiplying the entire Tax for the Straddle Period by a fraction, the numerator of which is the number of days in the portion of the Straddle Period beginning the day after the Closing Date and ending on the last date of the Straddle Period and the denominator of which is the number of days in the Straddle Period.

(c)                                  Cooperation on Tax Matters.

(i)                                     Parent and the Seller shall, and shall cause their respective Affiliates to, cooperate fully, as and to the extent reasonably requested by the other Parties, in connection with any audit, litigation or other proceeding with respect to Taxes.  Such cooperation shall include the retention and (upon the request of another Party) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

(ii)                                  Parent and the Seller further agree, upon request, to use commercially reasonable efforts, upon request by another Party, to obtain any certificate or other document from any Tax Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including without limitation any Tax with respect to the transactions contemplated hereby).

(d)           Transfer Taxes.  All sales, transfer, documentary, registration and other similar such Taxes (including, without limitation, charges for or in connection with the recording of any instrument or document as provided in this Agreement, but excluding any Taxes that are based on or measured by income or gain) (“Transfer Taxes”) payable in connection with the transactions contemplated by this Agreement shall be timely paid 50% by the Purchaser and 50% by the Seller.  Purchaser shall prepare, or cause to be prepared, and file, or cause to be filed, all Tax Returns that are required to be filed with respect to the Company with respect to Transfer Taxes payable in connection with the transactions contemplated by this Agreement.  The Purchaser and the Seller shall each cooperate in providing the other with all information reasonably required by such party in connection with the preparation and filing of such Tax Returns.

(e)           Allocation of Seller’s Consideration.

Within  thirty (30) days following the Closing, the Seller shall, in good faith consultation with the Purchaser, identify a Valuation Expert reasonably satisfactory to the Purchaser to determine the fair market value of the Stock Consideration, which fair market value may, if in the view of the Valuation Expert doing so is appropriate, reflect restrictions on the liquidity of the Stock Consideration as a block.  The Valuation Expert may consult with the Seller and the Purchaser in the course of making its determination, and Seller and Purchaser shall each reasonably cooperate with the Valuation Expert and supply the Valuation Expert with such information as it may reasonably request.  Within fifteen (15) days after it has been appointed, the Valuation Expert shall by the terms of its agreement with the Seller and Purchaser inform in writing the parties as to its determination of the fair market value of the Stock Consideration and the reasons therefor.  The Seller will bear one hundred percent (100%) of the fees and expenses of the Valuation Expert.

6.10         Parent Board Designees.

(a)           Prior to the Closing, Parent shall cause Parent Board and the Nominating and Corporate Governance Committee of the Parent Board to take all actions (including making any filings and disclosures, and taking any other actions, necessary to comply with applicable Law and NYSE Rules) so that, at any time following the Closing, without any further action by Parent or the Parent Board, Seller shall have the right to cause (i) the Parent Board to be increased from eight (8) members to eleven (11) members and (ii) up to two (2) individuals designated by the Seller or its equityholders, as soon as reasonably possible after the date on which Seller or its equityholders elects to exercise such right (and in any event not later than two (2) days thereafter (each such individual, and any successor thereto, substitute therefor or replacement thereof designated by the Seller or its equityholders as provided herein, being referred to herein as a “Board Designee” and collectively as the “Board Designees”) become members of the Parent Board, filling the vacancies created by the increase in the size of the Parent Board.

(b)           Promptly following the request of the Parent Board or the Nominating and Corporate Governance Committee thereof (which request shall, in the case of any individual designated by the Seller pursuant to Section 6.10(a), be deemed to have been made immediately upon such designation), any individual designated by the Seller for election (including pursuant to Section 6.10(a)) as a director shall (i) furnish (A) a completed director and officer questionnaire with respect to the background and qualifications of such person, substantially in the form provided to and requested to be completed by the then current members of the Parent Board, and (B) such nominee’s consent to Parent’s engaging in a background check of such nominee (including through a third party investigation firm), and information reasonably necessary to complete such a background check, in a manner consistent with background checks customarily engaged in by Parent for prospective new members of the Parent Board, and (ii) make himself or herself available for interviews by the Parent Board (and/or the Nominating and Corporate Governance Committee thereof).  Notwithstanding anything to the contrary in this Section 6.10, in the event that the Parent Board determines in good faith, after consideration by the Nominating and Corporate Governance Committee of the Parent Board and consultation with outside legal counsel, that its nomination, appointment or election of a particular Board Designee (including a Board Designee designated by the Seller from the list of potential candidates set forth on Schedule C pursuant to Section 6.10(a)) would constitute a breach of its fiduciary duties to the Parent Stockholders (provided that any such determination with respect to any individual designated by the Seller pursuant to Section 6.10(a) shall be made no later than forty-five (45) days after the individual’s compliance with the first sentence of this Section 6.10(b)), then the Parent Board shall inform the Seller of such determination in writing and explain in reasonable detail the basis for such determination and shall nominate another individual designated for nomination, election or appointment to the Parent Board by the Seller (subject in each case to this Section 6.10(b)) and the Parent Board and Parent shall take all of the actions required by this Section 6.10 with respect to the election of such substitute Board Designee, effective immediately following the Seller’s request to appoint such substitute Board Designee.  It is hereby acknowledged and agreed that the fact that a particular Board Designee is an affiliate, director, professional or agent of the Seller or of any of its Affiliates, shall not in and of itself constitute an acceptable basis for such a determination by Parent Board.

(c)           Subject to Section 6.10(d), at the annual meeting of shareholders of Parent to be held during the 2013 and 2014 calendar years, or at any special meeting of shareholders of Parent held prior to Parent’s 2014 annual meeting of shareholders at which directors of Parent are to be elected, or at any taking of action by written consent of shareholders of the Company prior to Parent’s 2014 annual meeting of shareholders with respect to which directors of Parent are to be elected (each a “Director Election”), the Seller shall have the right (but not the obligation) to designate two (2) nominees for election to the Board of Directors (such nominee, the “Seller Nominees”) at such Director Elections.  At or prior to any Director Election: (i) Parent’s Nominating and Corporate Governance Committee (or any other committee exercising a similar function) shall recommend to the Parent Board the nomination of the Seller Nominees for election to the Parent Board, and (ii) the Parent Board shall recommend to the Parent Stockholders the election of the Seller Nominees to the Parent Board.  Parent shall exercise all authority under applicable Law to cause the Seller Nominees to be elected to the Parent Board at any Director Election, including, without limitation, using its reasonable efforts to solicit from the shareholders of Parent eligible to vote in the election of directors of Parent proxies in favor of the Seller Nominee.

(d)           At any time that Seller and its Affiliates (which, solely for purposes of this Section 6.10, shall include Fortress Investment Group LLC and its Affiliates) cease to collectively own, directly or indirectly, at least 20% of the Parent Common Stock outstanding as of the Closing Date (after giving effect to the transactions contemplated hereby), Seller shall forfeit the right to nominate and appoint one (1) Board Designee, effective as of the next Parent Stockholder Meeting at which directors are elected.  At any time that Seller and its Affiliates (which, solely for purposes of this Section 6.10, shall include Fortress Investment Group LLC and its Affiliates) cease to collectively own, directly or indirectly, at least 10% of the Parent Common Stock outstanding as of the Closing Date (after giving effect to the transactions contemplated hereby), Seller shall forfeit the right to nominate and appoint one (1) Board Designee, effective as of the next Parent Stockholder Meeting at which directors are elected.  Each Seller Nominee shall be entitled to receive the same annual cash and equity consideration as is paid to the other directors of the Parent Board during any year during which such Seller Nominee serves on the Parent Board.

(e)           Any Board Designee shall be subject to applicable confidentiality requirements and other policies of Parent generally applicable to members of the Parent Board (including Parent’s insider trading and disclosure policies) as in effect from time to time, at any time while he or she is on the Parent Board to the same extent as the other directors on the Parent Board.  With respect to each Board Designee, Parent shall enter into an indemnification agreement with and for the benefit of such Board Designee, in each case, in form and substance that is no less favorable to such Board Designee as the most director favorable indemnification agreement to which Parent is a party as of the date of this Agreement.  The Seller shall be entitled to assign any or all of its rights hereunder to any of its Affiliates.

6.11         Financing.

(a)           During the Pre-Closing Period, the Company shall provide, and shall use commercially reasonable efforts to cause its representatives, including legal and accounting advisors, to provide, commercially reasonable cooperation requested by the Purchaser in connection with the Financing (provided that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company), including (i) participation in a reasonable number of meetings, presentations, due diligence sessions and sessions with rating agencies, (ii) providing access to materials reasonably required in connection with the Financing, (iii) assisting with the preparation of materials for bank information memoranda and similar documents required in connection with the Financing, (iv) at Closing executing and delivering any pledge and security documents, other definitive financing documents, or other certificates or documents as may be reasonably requested by the Purchaser, (v) reasonably facilitating the pledging of collateral on or after the Closing, (vi) furnishing the Purchaser and its Financing sources (the “Financing Sources”) as promptly as practicable with such financial and other pertinent information regarding the Company as may be reasonably requested by the Purchaser, (vii) using commercially reasonable efforts to obtain accountants’ comfort letters, as reasonably requested by the Purchaser, (viii) using commercially reasonable efforts to provide monthly financial statements (excluding footnotes) within thirty (30) days of the end of each month prior to the Closing Date, (ix) taking all actions reasonably necessary to (A) permit the prospective lenders involved in the Financing to evaluate the Company’s current assets, cash management and accounting systems, policies and procedures relating thereto for the purpose of establishing collateral arrangements, B) at Closing establish bank and other accounts and blocked account agreements and lock box arrangements in connection with the foregoing, and (C) at Closing provide insurance certificates and endorsements as required by prospective lenders involved in the Financing, and (x) taking all organizational actions, subject to the occurrence of the Closing, reasonably necessary to permit the consummation of the Financing and to permit the proceeds thereof to be made available to the Purchaser immediately following the Closing; provided, that, notwithstanding anything to the contrary in this Section 6.11(a), the Company shall not be required to approve or execute any agreements, certificates or other documents or take any other action that is binding on, or creates any obligation or liability of, the Company, in each case, relating to the Financing prior to the Closing.

(b)           All non-public or otherwise confidential information regarding the Company obtained by the Purchaser or its representatives or Financing Sources pursuant to this Section 6.11 shall be kept confidential in accordance with the Confidentiality Agreement; provided, however, that the Purchaser and its representatives shall be permitted to disclose information as necessary and consistent with customary practices in connection with the Financing upon the prior written consent of the Company, which consent shall not be unreasonably withheld, conditioned or delayed.

(c)           Purchaser shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and obtain the Financing on the terms and conditions described in the Debt Commitment Letter, including using reasonabe best efforts to (i) maintain in effect the Debt Commitment Letter, (ii) negotiate definitive agreements with respect thereto on terms and conditions contemplated by the Debt Commitment Letter and execute and deliver to the Seller a copy thereof concurrently with such execution, (iii) satisfy on a timely basis all conditions applicable to Purchaser in the Debt Commitment Letter and the definitive agreements for the Financing and comply with its obligations thereunder, (iv) consummate the Financing contemplated by the Debt Commitment Letter at or prior to the Closing, including using its reasonable best efforts to satisfy the conditions to funding of the Financing and to instruct the lender and the other persons providing such Financing to provide such Financing upon satisfaction of such conditions, and (v) enforce its rights under the Debt Commitment Letter in the event of a breach by the financing sources that impedes or delays the Closing, including seeking specific performance of the parties thereunder.  If all conditions to the lenders’ obligations under the Debt Commitment Letter have been satisfied or, upon funding will be satisfied, Buyer shall use its reasonable best efforts to cause the lenders and the other Persons providing such Financing to fund on the Closing Date, the Financing required to consummate the transactions contemplated by this Agreement (including, in the Purchaser’s judgment, by taking enforcement action, including seeking specific performance, to cause such lenders and the other Persons providing such Financing to fund such Financing).   Purchaser shall refrain from taking, directly or indirectly, any action that would reasonably be expected to result in a failure of any of the conditions contained in the Debt Commitment Letter or in any definitive agreement related to the Financing.  Purchaser shall keep the Seller reasonably informed of the status of its efforts to arrange the Financing.  Purchaser shall not amend the Debt Commitment Letter in a manner that adversely affects Purchaser’s ability to consummate the transactions contemplated by this Agreement in any material respect without Seller’s prior written consent.  If all conditions in the Debt Commitment Letter have been satisfied, Purchaser shall draw down on the Financing required to consummate the transactions contemplated by this Agreement.

(d)           If any portion of the Financing becomes unavailable or Purchaser becomes aware of any event or circumstance that makes any portion of the Financing unavailable, in each case, on the terms and conditions contemplated in the Debt Commitment Letter, Purchaser shall promptly notify the Seller and Purchaser shall use its best efforts to arrange and obtain alternative financing from alternative financial institutions in an amount sufficient to consummate the transactions contemplated by this Agreement as promptly as practicable following the occurrence of such event.  Purchaser shall deliver to the Seller true and complete copies of all agreements pursuant to which any such alternative source shall have committed to provide Purchaser with any portion of the Financing concurrently with the execution thereof.

(e)           Purchaser shall give the Company prompt oral and written notice (but in any event not later than three Business Days after the occurrence) of (i) any material breach or potential breach by any party to the Debt Commitment Letter or of any condition which Purchaser believes is not likely to be satisfied, in each case, of which Purchaser becomes aware or any termination of the Debt Commitment Letter, (ii) the receipt of any written notice or other written communication from any Financing source with respect to any (A) breach, default, termination or repudiation by any party to any of the Commitment Letter or definitive agreements related to the Financing of any provisions of the Debt Commitment Letter or definitive agreements related to the Financing or (B) material dispute or disagreement between or among any parties to any of the Debt Commitment Letter or definitive agreements related to the Financing with respect to the obligation to fund the Financing or the amount of the Financing to be funded at the Closing, and (iii) if at any time for any reason Purchaser believes in good faith that it will not be able to obtain the Financing on the terms and conditions, in the manner or from the sources contemplated by the Debt Commitment Letter or definitive agreements related to the Financing.  As soon as reasonably practicable, but in any event within three Business Days of the date the Seller delivers to Purchaser a written request, Purchaser shall provide any information reasonably requested by the Seller relating to any circumstance referred to in clause (i), (ii) or (iii) of the immediately preceding sentence.

(f)            If the Commitment Letter is amended, replaced, supplemented or otherwise modified, including as a result of obtaining alternative financing in accordance with Section 6.11(d), or if Purchaser substitutes other debt financing for all or a portion of the Financing, Purchaser shall comply with its covenants in Sections 6.11(c), 6.11(d) and 6.11(e) and this Section 6.11(f) with respect to the Commitment Letter as so amended, replaced, supplemented or otherwise modified and with respect to such other financing to the same extent that Purchaser would have been obligated to comply with respect to the Financing.

(g)           Purchaser acknowledges and agrees that the obtaining of the Financing is not a condition to the Closing.

6.12        Warehouse Lines.  With respect to the Warehouse Lines set forth in Section 6.12 of the Company Disclosure Schedule (the “Company Warehouse Lines”), effective as of the Closing, Parent shall (a)  either purchase or cause to be purchased the outstanding loans under all such Company Warehouse Lines or replace all such Company Warehouse Lines and (b) with respect to each guaranty or similar credit support arrangement issued by Seller in relation to the Company Warehouse Lines (collectively, the “Support Obligations”), Parent or Purchaser shall provide guaranties or obtain, prior to the Closing, substitute credit support arrangements in replacement for all such Support Obligations and obtain a full release of all of Seller’s Support Obligations, and shall procure that Seller and its Affiliates be fully released from its respective obligations under and all Liabilities with respect to the Support Obligations, in form and substance reasonably satisfactory to Seller.

6.13        Interim Financial Statements and Statement of Net Debt.

(a)           When available, but no later than the twentieth (20th) day after the last day of the prior month (the “Prior Month End”) ending during the Pre-Closing Period, the Company shall provide the Purchaser with a copy of the following (in each case as of the Prior Month End), the unaudited balance sheet of the Company as of the Prior Month End and the related statement of income for the month then ended (the “Monthly Financial Statements”), including the Company’s good faith calculation of each of the Company Working Capital and the Company’s Indebtedness as of the Prior Month End.

(b)           Quarterly Financial Statements.  Within forty-five (45) days following the end of each fiscal quarter that ends during the Pre-Closing Period, the Company shall provide the Purchaser with a copy of the unaudited balance sheets of the Company as of the end of such fiscal quarter and the related unaudited consolidated statement of income for such fiscal quarter and fiscal year-to-date period then ended (the “Quarterly Financial Statements”).

6.14        Material Letters Regarding Financial Statements.  The Company shall provide to the Purchaser, promptly upon receipt by the Company up until the Closing Date, all material letters received by the Company from its accountants with respect to the Financial Statements.

6.15         Listing of Parent Common Stock.  Parent shall use its reasonable best efforts to cause the Parent Common Stock to be issued pursuant to this Agreement to be approved for listing on NYSE, subject only to notice of issuance, prior to the Closing.

6.16         Transfer of Assets Used in the Business.  (a) Prior to the Closing, the Seller shall, and shall cause its Affiliates to, transfer, assign and deliver all of Seller’s right, title and interest in and to the Company prior to the Closing of (i) the leases set forth on Schedule 6.16(a)(i), (ii) possession of the tangible personal property and fixtures used primarily in the business of the Company and located on the applicable leased premises of the Company as of the date hereof or as of the Closing, except as set forth on Schedule 6.16(a)(iii) and (ii) the Contracts set forth on Schedule 6.16(a)(iii).

(b)           Prior to the Closing, the Company shall transfer, assign and deliver all of the Company’s right, title and interest in and to the Seller prior to the Closing of (i) the leases set forth on Schedule 6.16(b)(i), (ii) the tangible personal property and fixtures used primarily in the business of the Seller and located on the applicable leased premises of the Seller as of the date hereof or as of the Closing, and (iii) the Contracts set forth on Schedule 6.16(b)(iii).

6.17         Employee Matters.

(a)           In General.  Prior to the Closing, the Seller and the Company shall cause the sponsorship of the Company’s 401(k) plan and the other Employee Benefit Plans of the Company set forth in Section 6.17 of the Company Disclosure Letter to be transferred from the Company to the Seller or one of the Seller’s Affiliates other than the Company.  On and after the Closing, the employees of the Company shall cease to participate in the employee benefits plans and programs of the Seller and its Affiliates in accordance with the terms and conditions of such plans and programs.  For the avoidance of doubt, all employees of the Company immediately prior to the Closing, including, without limitation, any such employees on approved leave of absence, sick leave, or short or long term disability leave (“Company Employees”), shall remain employees of the Company immediately following the Closing.  During the period beginning on the Closing Date and ending on June 30, 2013, the Company shall honor in all respects, and the Parent and the Purchaser shall cause the Company to honor in all respects, its obligations under the 2012 CWCapital Employee Protection Plan, as in effect immediately prior to the Closing.

(b)           WARN Act.  Until sixty (60) days following the Closing Date, the Company and the Purchaser shall be responsible for any obligation with respect to the Worker Adjustment and Retraining Notification Act or any similar state or local statute (collectively, “WARN”) arising on or after the Closing.  The parties hereto agree to cooperate in good faith to determine whether any notification may be required under WARN as a result of the transactions contemplated by this Agreement.

(c)           Service and Participation in Parent Employee Benefit Plans  On and after the Closing, the Company Employees shall be covered by the Parent Employee Benefit Plans, subject to the terms and conditions of such Parent Employee Benefit Plans.  The Purchaser and the Parent shall cause each Company Employee to receive credit for service with the Company and its Affiliates and predecessors under the applicable Parent Employee Benefit Plans, to the extent of participation therein, for purposes of eligibility, vesting and, with respect to vacation accrual and severance benefits, benefit accrual; provided, that in no event shall such service be credited with respect to benefit accruals under any defined benefit pension plan of the Parent or its Affiliates or to the extent it would result in the duplication of benefits.

6.18         CW Capital Name.

As of the Closing Date, Parent and Purchaser shall (a) change the name of the Company, such that it shall not include “CW” or any substantially similar name or derivation thereof and (b) cease, and cause the Company to cease, using the name “CW Capital” or any substantially similar name or derivation thereof; provided, however, in the case of (b), the Company shall be entitled to use the name CW Capital during the 60 day period immediately following the Closing Date, but solely to the extent that the Company and its employees have any business cards, letterhead or other correspondence bearing the name “CW Capital”.

ARTICLE 7
CONDITIONS PRECEDENT TO THE CLOSING; TERMINATION

7.1           Mutual Conditions Precedent to Obligations of the Parties.  The mutual obligations of Parent and the Purchaser, on the one hand, and the Seller and the Company, on the other hand, under this Agreement to consummate the transactions contemplated hereby shall be subject to the satisfaction, at or prior to the Closing, of all of the following conditions:

(a)           No Legal Obstruction.  No suit, action or proceeding by any Governmental Authority with respect to the transactions contemplated hereby shall be pending or threatened in writing and no order shall have been entered in any such suit, action or proceeding or in any suit, action or preceding by a third party with respect to the transactions contemplated hereby, in each case, that would have the effect of (i) making any of the transactions contemplated by this Agreement or the Transaction Documents illegal, (ii) otherwise preventing the consummation of such transactions or (iii) imposing limitations on such transactions and/or the ability of any Party to perform its obligations hereunder or under any Transaction Document.

(b)           HSR Act.  Any waiting period (and any extension of such period) under the HSR Act applicable to the transactions contemplated by this Agreement shall have expired or shall have been terminated.

(c)           Stockholder Approval.  The Parent Stockholder Approval Matter shall have been duly approved by the Required Parent Stockholder Vote.

(d)           Third Party Consents.  The Seller shall have obtained the Consents listed in Schedule B.

7.2           Conditions Precedent to Obligations of Parent and the Purchaser.  The obligations of Parent and the Purchaser under this Agreement to consummate the transactions contemplated hereby shall be subject to the satisfaction, at or prior to the Closing, of all of the following conditions, any one or more of which may be waived in whole or in part in writing in the sole discretion of the Purchaser:

(a)           Performance.  The Seller and the Company shall have complied with and performed all of their respective obligations, covenants and agreements under this Agreement or any Transaction Document to be complied with or performed thereby in whole or in part prior to the Closing in all material respects.

(b)           Representations and Warranties.  The representations and warranties of the Seller and the representations and warranties of the Company contained in this Agreement (other the representations and warranties contained in Section 4.2(a)), disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect, shall be true and correct in all respects as of the date hereof and as of the Closing Date as if made at and as of the Closing Date (except that the accuracy of representations and warranties that expressly speak only as of a specified date will be determined as of such date), except where the failure to be true and correct would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company or have a material adverse effect on Seller’s or the Company’s ability to perform its obligations under this Agreement.   The representations and warranties contained in Section 4.2(a) shall be true and correct in all respects as of the date hereof and as of the Closing Date as if made at and as of the Closing Date.

(c)           No Material Adverse Effect.  No Material Adverse Effect on the Company, taken as a whole, shall have occurred since the date of this Agreement and be continuing on the Closing Date.

(d)           Closing Deliveries.  The Purchaser shall have received correct and complete copies of all documents and other items to be delivered thereto under Section 3.2(a) through (h), (j) and (l) of this Agreement.

(e)           Consents and Approvals.  All approvals, authorizations and actions of, filings with and notices to any Governmental Authority (whether or not scheduled and including any Governmental Approvals) necessary to permit the Seller and the Company to perform their respective obligations under this Agreement and the Transaction Documents and to consummate the transactions contemplated hereby and thereby, other than those Consents set forth on Schedule B, shall have been duly obtained, made or given, in form and substance reasonably satisfactory to the Purchaser except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company or have a material adverse effect on Seller’s or the Company’s ability to perform its obligations under this Agreement.

7.3           Conditions Precedent to Obligations of the Seller and the Company.  The obligations of the Seller and the Company under this Agreement to consummate the transactions contemplated hereby will be subject to the satisfaction, at or prior to the Closing, of all the following conditions, any one or more of which may be waived in whole or in part in writing in the sole discretion of the Seller and the Company:

(a)           Performance.  Parent and the Purchaser shall have complied with and performed all of its obligations, covenants and agreements under this Agreement or any Transaction Document to be complied with or performed thereby in whole or in part prior to the Closing in all material respects.

(b)           Representations and Warranties.  The representations and warranties of the Parent and the representations and warranties of the Purchaser contained in this Agreement (other than the representations and warranties set forth in Section 5.2), disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect, shall be true and correct in all respects as of the date hereof and as of the Closing Date as if made at and as of the Closing Date (except that the accuracy of representations and warranties that expressly speak only as of a specified date will be determined as of such date), except where the failure to be true and correct would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent or have a material adverse effect on Parent’s or Purchaser’s ability to perform its obligations under this Agreement.   The representations and warranties set forth in Section 5.2 shall be true and correct in all respects as of the date hereof and as of the Closing Date as if made at and as of the Closing Date.

(c)           No Material Adverse Effect.  No Material Adverse Effect on the Parent and the Purchaser, taken as a whole, shall have occurred since the date of this Agreement and be continuing on the Closing Date.

(d)           Closing Deliveries.  The Seller shall have received correct and complete copies of all documents and other items to be delivered thereto under Section 3.3(a) through (h) of this Agreement.

(e)           Consents and Approvals.  All approvals, authorizations and actions of, filings with and notices to any Governmental Authority (whether or not scheduled and including any Governmental Approvals) necessary to permit each of Parent and the Purchaser to perform its obligations under this Agreement and the Transaction Documents and to consummate the transactions contemplated hereby and thereby, other than those Consents set forth on Schedule B, shall have been duly obtained, made or given, in form and substance reasonably satisfactory to the Seller except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent or have a material adverse effect on Parent’s or the Purchaser’s ability to perform its obligations under this Agreement.

(f)            Stock Consideration.  The Stock Consideration will be fully paid and validly issued and Parent’s counsel shall have delivered an opinion, in form and substance reasonably acceptable to Seller and customary for transactions of this nature, with respect to the issuance of the Stock Consideration.  The Parent Common Stock shall be publicly listed on the NYSE effective as of the Closing Date and there shall have been no suspension of trading of Parent Common Stock between the date of this Agreement and the Closing Date.

ARTICLE 8
TERMINATION

8.1           Termination.

(a)           Termination of Agreement.  This Agreement may be terminated and abandoned at any time prior to the consummation of the Closing under the following circumstances:

(i)            upon the written consent of both the Purchaser and the Seller;

(ii)           by the Purchaser, if any of the conditions set forth in Sections 7.1 and 7.2 shall not be fully satisfied, or if the Closing shall not have occurred, on or before the Outside Date (unless such failure results primarily from Parent or the Purchaser breaching any representation, warranty, covenant or agreement contained in this Agreement);

(iii)          by the Purchaser, if the Seller or the Company shall have breached any representation, warranty, covenant or agreement contained in this Agreement, which breach cannot be or has not been cured within thirty (30) days after the giving of written notice thereof by the Purchaser to the Company and/or the Seller, as applicable, and which breach would give rise to the failure of a condition set forth in Section 7.1 or 7.2;

(iv)          by the Seller, if any of the conditions set forth in Sections 7.1 and 7.3 shall not be fully satisfied, or if the Closing shall not have occurred, on or before the Outside Date (unless such failure results primarily from the Seller or the Company breaching any representation, warranty, covenant or agreement contained in this Agreement);

(v)           by the Seller, if Parent or the Purchaser shall have breached any representation, warranty, covenant or agreement contained in this Agreement, which breach cannot be or has not been cured within thirty (30) days after the giving of written notice thereof by the Seller to Parent or the Purchaser, as applicable, and which breach would give rise to the failure of a condition set forth in Section 7.1 or 7.3;

(vi)          by either the Seller or the Purchaser, if any Law or Governmental Authority prohibits the consummation of the purchase of the Company Interests contemplated hereby or if any order of a Governmental Authority restrains, enjoins or otherwise prohibits consummation of the purchase of the Company Interests contemplated hereby, and such order has become final and non-appealable; or

(vii)         by either the Seller or the Purchaser, if this Agreement has been submitted to the Parent Stockholders for Parent Stockholder Approval at a duly convened Parent Stockholders’ Meeting and the Parent Stockholder Approval shall not have been obtained at such Parent Stockholders’ Meeting (including any adjournment or postponement thereof).

(b)           Effect of Termination.  In the event of the termination of this Agreement pursuant to Section 8.1(a), this Agreement shall forthwith become void and there shall be no liability on the part of any Party or its Affiliates or their respective equityholders, partners, directors, managers and officers under this Agreement, other than this Section 8.1(b) and Article 10, which shall survive any such termination, except that nothing herein shall relieve any Party from liability arising from or resulting from any intentional breach of this Agreement by such Party prior to such termination (which shall include a breach of such Party’s obligation to consummate the transactions contemplated by this Agreement in the event that all conditions in Article VII to such Party’s obligations have been satisfied).

ARTICLE 9
INDEMNIFICATION

9.1           Indemnification of the Purchaser.

(a)           After the Closing, the Seller shall indemnify each of the Purchaser and its Affiliates (including the Company), and their respective directors, members, officers, equity holders, partners, employees, agents, subsidiaries, representatives and successors and assigns (collectively, the “Purchaser Indemnified Parties”), and save and hold each of the Purchaser Indemnified Parties harmless from and against and pay or reimburse the Purchaser Indemnified Parties as and when incurred for:

(i)            any and all Losses which any Purchaser Indemnified Party may suffer, sustain or become subject to, to the extent resulting from or arising out of any inaccuracy in or breach of any representation or warranty of the Seller or the Company contained in this Agreement as of the date hereof or as of the Closing Date;

(ii)           any and all Losses which any Purchaser Indemnified Party may suffer, sustain or become subject to, to the extent resulting from or arising out of, any nonfulfillment or breach of any covenant or agreement on the part of the Company prior to the Closing or on the part of the Seller;

(iii)          any and all Losses resulting from or arising out of any (i) Taxes of the Company for all taxable periods ending on or before the Closing Date and the portion through the end of the Closing Date for any taxable period that includes (but does not end on) the Closing Date (as allocated, in the case of a Straddle Period, pursuant to Section 6.9(a) hereof) (“Pre-Closing Tax Period”), (ii) Transfer Taxes for which the Seller is responsible pursuant to Section 6.9(d), and (iii) Taxes or Income Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Company (or any predecessor of any of the foregoing) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation § 1.1502-6 or any analogous or similar state, local, or non-U.S. Law;

(iv)          any Closing Indebtedness and Transaction Costs that were not taken into account in the calculation of Base Cash Consideration pursuant to Section 2.2; and

(v)           legal expenses incurred in connection with any Litigation in which CW Capital Asset Management, on the one hand, and the Company, on the other hand, are named as co-defendants (“Commingled Litigation”).

(b)           The representations and warranties of the Seller and the Company contained in this Agreement and in any certificate delivered pursuant to Section 3.2 of this Agreement shall survive the Closing and continue in full force and effect (i) in the case of the representations and warranties set forth in the first sentence of Sections 4.1 and Sections 4.2(a), 4.3(a), 4.3(b), 4.18, and 4.23(a), (b), (c) and (d), indefinitely; (ii) in the case of the representations and warranties set forth in Sections 4.7, 4.14 and 4.16 until sixty (60) days following the expiration of the applicable statute of limitations (including any extension thereof) with respect to the subject matter of such representations and warranties; and (iii) in the case of all other representations and warranties, until the date that is twelve (12) months following the Closing Date.  The representations and warranties identified in clause (i) of the immediately preceding sentence are referred to herein as the “Seller Fundamental Representations.”  Notwithstanding anything herein to the contrary, if written notice of any claim for indemnification hereunder has been delivered in accordance herewith prior to the expiration of the representation or warranty upon which such claim is based, the relevant representations and warranties shall not expire  but solely as to such claim, and such claim may be pursued until the final resolution of such claim in accordance with the provisions of this Article 9.

(c)           The Seller shall not be liable to Purchaser Indemnified Parties under Section 9.1(a)(i) and, solely with respect to covenants to be performed prior to the Closing Date, Section 9.1(a)(ii), unless and until the Losses incurred by all Purchaser Indemnified Parties pursuant thereto exceed, in the aggregate, $3,000,000 (the “Deductible”), in which case the Seller shall be liable, subject to Section 9.1(d), (e) and (f), to the applicable Purchaser Indemnified Party for the full amount of the Losses in excess of the Deductible.

(d)           The aggregate amount required to be paid by the Seller for claims for indemnification made under Section 9.1(a)(i) and, solely with respect to covenants to be performed prior to the Closing Date, Section 9.1(a)(ii) shall not exceed Twenty-Two Million Dollars ($22,000,000).

(e)           Notwithstanding anything to the contrary contained herein, (i) Sections 9.1(c) and 9.1(d) shall not apply to Losses in connection with, resulting from or arising out of directly or indirectly, any inaccuracy in or breach of a Seller Fundamental Representation or any of the representations and warranties set forth in Section 4.7, any breach of a covenant required to be performed following the Closing or fraud with respect to Seller’s or the Company’s representations and warranties set forth in this Agreement, (ii) no indemnification payment made by the Seller with respect to any matter described in clause (i) of this subsection (e) shall be included in calculating whether the cap in Sections 9.1(d) has been met and (iii) in no event shall the aggregate amount of legal expenses for which Seller is responsible under Section 9.1(a)(v) exceed $100,000 from and after the Closing Date until the first anniversary of the Closing Date or $100,000 from and after the first anniversary of the Closing Date until the second anniversary of the Closing Date and Parent shall have reasonable discretion as to how such legal expenses are used for purposes of defending the Company against the Commingled Litigation.

(f)            Notwithstanding anything to the contrary contained in this Agreement, in no event shall the Seller be required to pay any amounts in satisfaction of claims for indemnification under the provisions of this Agreement in excess of an amount equal to the Seller’s Consideration actually received by the Seller in the aggregate.

(g)           In the event that Seller is obligated to indemnify any Purchaser Indemnified Party for any Losses pursuant to this Article 9, then subject to applicable Law, the Seller shall be entitled to satisfy its entire obligation to pay such Losses to such Purchaser Indemnified Party by (i) selling the number of shares of Parent Common Stock equal to the quotient of (A) the amount of such Losses over (B) the Indemnity Share Value and (ii) surrender the proceeds from such sale less any costs, fees and expenses incurred by Seller in connection with such sale of such shares to such Purchaser Indemnified Party.  For the avoidance of doubt, the time frame during which Seller is required to deliver such Losses shall be concurrent with the time frame in which Seller is able to sell such shares of Parent Common Stock to a bona fide third party purchaser.

9.2           Indemnification of the Seller.

(a)           After the Closing, the Purchaser shall indemnify each of the Seller and its Affiliates and their respective directors, members, officers, equity holders, partners, employees, agents, subsidiaries, representatives and successors and assigns (collectively, the “Seller Indemnified Parties,” and together with the Purchaser Indemnified Parties, the “Indemnified Parties”), and save and hold each of the Seller Indemnified Parties harmless from and against and pay or reimburse the Seller Indemnified Parties as and when incurred for:

(i)            any and all Losses which any Seller Indemnified Party may suffer, sustain or become subject to, to the extent resulting from or arising out of any inaccuracy in or breach of any representation or warranty of the Parent or the Purchaser contained in this Agreement as of the date hereof or as of the Closing Date;

(ii)           any and all Losses which any Seller Indemnified Party may suffer, sustain or become subject to, to the extent resulting from or arising out of any nonfulfillment or breach of any covenant or agreement on the part of the Company after the Closing or on the part of the Parent or the Purchaser;

(iii)          any and all (i) Taxes of the Company for all taxable periods ending after the Closing Date (as allocated, in the case of a Straddle Period, pursuant to Section 6.9(a) hereof), or (ii) Transfer Taxes for which the Purchaser is  responsible pursuant to Section 6.9(d).

(b)           The representations and warranties of Parent and the Purchaser contained in this Agreement and in any certificate delivered pursuant to Section 3.3 of this Agreement shall survive the Closing and continue in full force and effect (i) in the case of the representations and warranties set forth in Sections 5.1(a), 5.2, 5.4 and 5.22, indefinitely; (ii) in the case of representations and warranties set forth in Sections 5.19 and 5.21 until sixty (60) days following the expiration of the applicable statute of limitations (including any extension thereof) with respect to the subject matter of such representations and warranties; and (iii) in the case of all other representations and warranties, until the date that is twelve (12) months following the Closing Date.  The representations and warranties identified in clause (i) of the immediately preceding sentence are referred to herein as the “Purchaser Fundamental Representations.”  Notwithstanding anything herein to the contrary, if written notice of any claim for indemnification hereunder has been delivered in accordance herewith prior to the expiration of the representation or warranty upon which such claim is based, the relevant representations and warranties shall not expire but solely as to such claim, and such claim may be pursued until the final resolution of such claim in accordance with the provisions of this Article 9.

(c)           The Purchaser shall not be liable to Seller Indemnified Parties under Section 9.2(a)(i) and, solely with respect to covenants to be performed prior to the Closing Date, Section 9.2(a)(ii) unless and until the Losses incurred by all Seller Indemnified Parties pursuant thereto exceed, in the aggregate, the Deductible, in which case the Purchaser shall be liable, subject to Sections 9.2(d), (e) and (f), to the applicable Seller Indemnified Party for the full amount of the Losses in excess of the Deductible.

(d)           The aggregate amount required to be paid by the Purchaser for claims for indemnification made under Section 9.2(a)(i) and, solely with respect to covenants to be performed prior to the Closing Date, Section 9.2(a)(ii) shall not exceed Twenty-Two Million Dollars ($22,000,000).

(e)           Notwithstanding anything to the contrary contained herein, (i) Sections 9.2(c) and 9.2(d) shall not apply to Losses in connection with, resulting from or arising out of directly or indirectly, any inaccuracy in or breach of a Purchaser Fundamental Representation or any of the representations and warranties set forth in Section 5.21, any breach of a covenant required to be performed following the Closing or fraud with respect to Purchaser’s or Parent’s representations and warranties set forth in this Agreement, and (ii) no indemnification payment made by the Seller with respect to any matter described in clause (i) of this subsection (e) shall be included in calculating whether the cap in Sections 9.2(d) has been met.

(f)            Notwithstanding anything to the contrary contained in this Agreement, in no event shall the Purchaser be required to pay any amounts in satisfaction of claims for indemnification under the provisions of this Agreement in excess of an amount equal to the Seller’s Consideration actually received by the Seller in the aggregate.

9.3          Indemnification Procedure.

(a)           No Indemnified Party may seek indemnification under this Article 9, unless such Indemnified Party shall have first delivered written notice to the Seller or the Purchaser, as the case may be (for purposes of this Article 9, the “Indemnifying Party”) of the facts and circumstances (set forth in reasonable detail) giving rise to the claim within the applicable survival period for such claim as set forth in Section 9.1 or Section 9.2, as applicable.

(b)           If any Claim shall be brought or asserted by any third party which, if adversely determined, would entitle the Indemnified Party to indemnity pursuant to this Article 9 (a “Third Party Claim”), the Indemnified Party shall promptly notify the Indemnifying Party of such Third Party Claim in writing, specifying the basis of such Third Party Claim and the facts pertaining thereto, and the Indemnifying Party, if the Indemnifying Party so elects, may assume and control the defense thereof at the Indemnifying Party’s expense (and shall consult with the Indemnified Party with respect thereto), including the employment of counsel reasonably satisfactory to the Indemnified Party.  If the Indemnifying Party is permitted to assume and control the defense of a Third Party Claim and elects to do so, the Indemnified Party shall have the right to employ counsel separate from counsel employed by the Indemnifying Party in any such action and to participate in the defense thereof, but the fees and expenses of such counsel employed by the Indemnified Party shall be at the expense of the Indemnified Party unless (A) the Indemnifying Party has specifically agreed in writing otherwise, (B) the Indemnified Party has been advised by outside counsel that a reasonable likelihood exists of a material conflict of interest between the Indemnifying Party and the Indemnified Party, or (C) the Indemnifying Party has failed to assume the defense and employ counsel; in which case the fees and expenses of the Indemnified Party’s counsel shall be paid by the Indemnifying Party.  If the Indemnifying Party has assumed the defense of a Third Party Claim in accordance with the terms hereof, the Indemnifying Party may not enter into a settlement or consent to any judgment without the prior written consent of the Indemnified Party unless (i) such settlement or judgment involves monetary damages only, all of which will be paid (subject to the limitations of this Article 9) by the Indemnifying Party and there is no admission of fault or culpability on behalf of any Indemnified Party, and (ii) a term of the settlement or judgment is that the Person or Persons asserting such Third Party Claim unconditionally and irrevocably release all Indemnified Parties from all liability with respect to such Third Party Claim; otherwise, the consent of the Indemnified Party shall be required in order to enter into any settlement of, or consent to the entry of a judgment with respect to, any Third Party Claim.  A failure by an Indemnified Party to give timely, complete or accurate notice as provided in this Article 9 shall not affect the rights or obligations of any Party hereunder except and only to the extent that, as a result of such failure, any Party entitled to receive such notice was directly and materially damaged as a result of such failure to give timely notice.  If the Indemnifying Party does not assume and/or is not controlling the defense of a Third Party Claim for any reason, the Indemnifying Party shall have the right to employ counsel separate from counsel employed by the Indemnified Party in any such action and to participate in the defense thereof, but the fees and expenses of such counsel employed by the Indemnifying Party shall be at the expense of the Indemnifying Party.  The Indemnified Party may not enter into a settlement or consent to any judgment of any Third Party Claim without the prior written consent of the Indemnifying Party (which shall not be unreasonably withheld, delayed or conditioned).

(c)           Any claim by an Indemnified Party for indemnification other than indemnification against a Third Party Claim will be asserted by giving the Indemnifying Party written notice thereof, and the Indemnifying Party will have a period of sixty (60) calendar days within which to respond to such claims.  If the Indemnifying Party does not so respond within such sixty (60) calendar day period, the Indemnifying Party will be deemed to have accepted such claim.

9.4          Materiality Qualifiers.  For purposes of determining the amount of Losses arising from a breach for which an Indemnified Party is entitled to indemnification under this Article 9 (but not for purposes of determining whether an indemnifiable breach has occurred), all qualifications contained in the representations and warranties contained in this Agreement that are based on materiality (including all usages of “material,” “Material Adverse Effect” or similar qualifiers) will be disregarded.

9.5          Investigation.  An Indemnified Party’s right to indemnification, payment of Losses or other remedies based on any representation, warranty, covenant or obligation of another Party contained in or made pursuant to this Agreement shall not be affected by any investigation conducted by such Indemnified Party or any of its representatives or any knowledge acquired (or capable of being acquired) by any such Indemnified Party or its representatives, in each case, at any time, whether before or after the execution and delivery of this Agreement or the Closing.

9.6          No Right of Contribution.

(a)           Effective upon the Closing, the Seller waives, and acknowledges and agrees that it shall not have and shall not exercise or assert (or attempt to exercise or assert), any right of contribution, right of indemnity or other similar right or remedy against the Company in connection with any actual or alleged breach of any representation, warranty, covenant or obligation of the Company or the Seller set forth in this Agreement.

9.7          Payment.

(a)           Any indemnification obligation under this Agreement for any Losses shall be reduced by the amount of any insurance proceeds or any indemnity, contribution or other similar payment actually received by the Indemnified Party from any third party with respect thereto, reduced by the amount of any expenses and increase in applicable premiums/retro-premiums related to the recovery of such proceeds.  In the event that any insurance or other recovery is recognized or received by any Indemnified Party with respect to any indemnification obligation for which any such Indemnified Party has been indemnified under this Agreement, then a refund equal to the aggregate amount of the recovery (up to the aggregate amount previously paid by the Indemnifying Party in respect of such indemnification obligation) shall be made promptly to the Indemnifying Party, net of any expenses and increase in applicable premiums/retro-premiums related to the recovery of such proceeds.

(b)           Payments of all amounts owing by an Indemnifying Party under this Article 9 shall be made promptly upon a final settlement among the Indemnifying Party and the Indemnified Parties or upon a final adjudication determined by a court of competent jurisdiction that an indemnification obligation is owed by the Indemnifying Party to the Indemnified Party under this Article 9.

9.8          Adjustment to Consideration.  Any indemnification received under this Article 9 shall be treated by Purchaser and the Seller and their respective Affiliates, to the extent permitted by applicable Law, as an adjustment to the consideration received by the Seller.

9.9          Exclusive Remedy.  Other than the rights of the Parties to seek specific performance, injunctive or other equitable relief, or in the case of fraud with respect to the Parties’ respective representations and warranties set forth in this Agreement, the provisions of this Agreement set forth the exclusive rights and remedies of the Parties to seek or obtain damages or any other remedy or relief from any Party with respect to matters arising under this Agreement after the Closing.

ARTICLE 10
MISCELLANEOUS

10.1        Successors and Assigns; Assignment.  This Agreement, the other Transaction Documents and any other agreement, document or instrument executed and delivered in connection herewith shall bind and inure to the benefit of the Parties and their respective successors and permitted assigns.  No Party may assign its rights under this Agreement except with the prior written consent of the other Parties, which consent may be given or withheld in such Parties’ sole discretion; provided, however, that the any Party may (i) assign its rights and remedies hereunder as collateral security to any bank or other financial institution that has loaned funds or otherwise extended credit to it or any of its Affiliates or (ii) assign its rights under this Agreement to any Affiliate; provided that, in each case, no such assignment shall relieve the assignor of its liabilities and obligations hereunder.

10.2        Notices.  Any notice to be given by any Party to this Agreement shall be given in writing and may be effected by facsimile, personal delivery, overnight courier or e-mail (provided receipt of such email is evidenced by a reply email), addressed as follows (or by another means approved in writing by a Party pursuant to a notice given in accordance with this Section 10.2):

If to Parent or the Purchaser:	Walker & Dunlop, Inc.
7501 Wisconsin Avenue, Suite 1200E Bethesda, Maryland 20814
Attention: General Counsel
Fax: (301) 634-2190
E-mail: RLucas@walkerdunlop.com

with a copy to (which shall not constitute notice):	Arnold & Porter LLP
555 12th Street, NW
Washington, DC 20004-1206
Attention: Kevin Lavin, Esq.
Fax: (202) 942-5999
E-mail: Kevin.Lavin@aporter.com

If to the Company (prior to the Closing):	CWCapital LLC
c/o CW Financial Services, LLC
7501 Wisconsin Avenue, Suite 500W Bethesda, Maryland 20814
Attention: Carla Stoner
Fax: (301) 222-4714
E-mail: cstoner@cwcapital.com

and

Attention: Scott Spelfogel, General Counsel
Fax: (866) 572-7745
E-mail: sspelfogel@cwcapital.com

with a copy to (which shall not constitute notice):	Sidley Austin LLP
787 Seventh Avenue
New York, New York 10019

Attention: George J. Petrow, Esq.
Fax: (212) 839-5599
E-mail: gpetrow@sidley.com

and

Attention: Matthew J. Rizzo, Esq.
Fax: (212) 839-5599
E-mail: mrizzo@sidley.com

If to the Company (after the Closing):	CWCapital LLC
c/o Walker & Dunlop, Inc.
7501 Wisconsin Avenue, Suite 1200E Bethesda, Maryland 20814
Attention: General Counsel
Fax: (301) 634-2190
E-mail: RLucas@walkerdunlop.com

with a copy to (which shall not constitute notice):	Arnold & Porter LLP
555 12th Street, NW
Washington, DC 20004-1206
Attention: Kevin Lavin, Esq.
Fax: (202) 942-5999
E-mail: Kevin.Lavin@aporter.com

If to the Seller:	CW Financial Services, LLC
7501 Wisconsin Avenue, Suite 500W Bethesda, Maryland 20814
Attention: Carla Stoner, Chief Financial Officer
Fax: (301) 222-4714
E-mail: cstoner@cwcapital.com

and

Attention: Scott Spelfogel, General Counsel
Fax: (866) 572-7745
E-mail: sspelfogel@cwcapital.com

with a copy to (which shall not constitute notice):	Sidley Austin LLP
787 Seventh Avenue
New York, New York 10019

Attention: George J. Petrow, Esq.
Fax: (212) 839-5599
E-mail: gpetrow@sidley.com

and

Attention: Matthew J. Rizzo, Esq.

Fax: (212) 839-5599
E-mail: mrizzo@sidley.com

The date of service for any notice sent in compliance with the requirements of this Section 10.2 shall be (i) the date such notice is personally delivered or (ii) the next succeeding Business Day after the date of delivery to the overnight courier if sent by overnight courier or (iii) the next succeeding Business Day after transmission by e-mail or facsimile (if electronic confirmation of such transmission is received).  Any notice delivered by facsimile or email shall be followed by personal delivery or overnight courier pursuant to (i) or (ii) above.

10.3        Modification.  Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment by each Party hereto, or in the case of a waiver by the Party against whom the waiver is to be effective.

10.4        Confidentiality.  The Parties agree to communicate with each other and cooperate with each other prior to any public disclosure, press release, media release or other public announcements concerning the transactions contemplated hereby.  No Party hereto will issue or make any public disclosure, press release, media release or other public announcements (including group communications to employees, customers and suppliers of the respective Parties) with respect to this Agreement or the transactions contemplated hereby, except for any SEC filings or other filings required by Law (provided the Party required to make any such filing shall have afforded the other Parties, for a reasonable period prior to the making of such filing, a reasonable opportunity to review and comment upon the intended form and substance of such filing) without the consent of the Seller or Parent, as the case may be, which consent shall not be unreasonably withheld, delayed or conditioned.  If any Party is unable to obtain, after reasonable effort, the approval of its public report, statement or release from the other Parties hereto and such report, statement or release is, in the written opinion of legal counsel to such Party, required by Law, then such Party may make or issue the legally required report, statement or release and promptly furnish the other Parties with a copy thereof.

10.5        Time is of the Essence.  Time is of the essence with regard to this Agreement.

10.6        Exhibits and Schedules.  The Company Disclosure Letter, Parent Disclosure Letter, schedules and exhibits attached shall be deemed to be an integral part hereof.

10.7        Entire Agreement.  This Agreement, including the Company Disclosure Letter, Parent Disclosure Letter, exhibits and schedules attached hereto and all other Transaction Documents, contains the entire agreement among the Parties pertaining to the transactions contemplated hereby, and fully supersedes all prior agreements and understandings, if any, among the Parties pertaining to such transactions, provided that the Confidentiality Agreement, dated as of May 17, 2012, by and between Parent and Galaxy Acquisition LLC (the “Confidentiality Agreement”) shall remain in full force and effect until the Closing.

10.8        Severability.  If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid or unenforceable, the remainder of this Agreement shall nonetheless remain in full force and effect.

10.9        Rules of Construction.  Interpretation of this Agreement and the other Transaction Documents (except as specifically provided in any such agreement, in which case such specified rules of construction shall govern with respect to such agreement) shall be governed by the following rules of construction:  (a) words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires; (b) references to the terms article, section, paragraph, exhibit and schedule are references to the articles, sections, paragraphs, exhibits and schedules to this Agreement unless otherwise specified; (c) references to “$” shall mean U.S. dollars; (d) the word “including” and words of similar import shall mean “including without limitation,” unless otherwise specified; (e) the word “or” shall not be exclusive; (f) provisions shall apply, when appropriate, to successive events and transactions; (g) the headings are for reference purposes only and shall not affect in any way the meaning or interpretation of the applicable agreement; (h) a reference to any Person includes such Person’s successors and permitted assigns; (i) any reference to “days” means calendar days unless Business Days are expressly specified; (j) this Agreement and the other Transaction Documents shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting or causing any instrument to be drafted; and (k) each accounting term not otherwise defined in this Agreement has the meaning assigned to it in accordance with GAAP.

10.10      Binding Effect.  This Agreement shall not be binding upon any Party unless and until the all Parties have executed this Agreement.

10.11      Choice of Law.  As part of the consideration and mutual promises being exchanged and given in connection with this Agreement, the Parties agree that all claims, controversies and disputes of any kind or nature arising under or relating in any way to the enforcement or interpretation of this Agreement or to the Parties’ dealings, rights or obligations in connection herewith, including disputes relating to the negotiations for, inducements to enter into, or execution of, this Agreement, and disputes concerning the interpretation, enforceability, performance, breach, termination or validity of all or any portion of this Agreement shall be governed by the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

10.12      Consent to Jurisdiction.  Each of the Parties irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of (a) any Delaware State court and (b) the United States District Court for the District of Delaware, for the purposes of any Litigation arising out of this Agreement or any transaction contemplated hereby (and each agrees that no such Litigation relating to this Agreement shall be brought by it or any of its Affiliates except in such courts).  Each of the Parties further agrees that, to the fullest extent permitted by applicable Law, service of any process, summons, notice or document by U.S. registered mail to such Person’s respective address set forth in Section 10.2 shall be effective service of process for any Litigation in Delaware with respect to any matters to which it has submitted to jurisdiction as set forth above in the immediately preceding sentence.  Nothing in this Agreement will affect the right of any Party to serve process in any other manner permitted by Law.  Each of the Parties hereto irrevocably and unconditionally waives (and agrees not to plead or claim) any objection to the laying of venue of any Litigation arising out of this Agreement or the transactions contemplated hereby in (a) any Delaware State court or (b) the United States District Court for the District of Delaware, or that any such Litigation brought in any such court has been brought in an inconvenient forum.

10.13      WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT.  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF ANY LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 10.13.

10.14      Survival of Covenants.  The covenants of the Parties to be performed subsequent to Closing shall survive Closing for the periods stated therein or, if no period is stated, until they have been fully performed.

10.15      No Third Party Beneficiaries.  This Agreement is not intended to, and shall not, confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns, except as otherwise expressly provided in Section 6.11(c) and Article 9.  The representations and warranties in this Agreement are the product of negotiations among the Parties and are for the sole benefit of the Parties. Any inaccuracies in such representations and warranties are subject to waiver by the Parties in accordance with Section 10.3 without notice or liability to any other Person.  The representations and warranties in this Agreement represent an allocation among the Parties of risks associated with particular matters, regardless of the knowledge of any of the Parties.  Except as otherwise expressly provided in Article 9, Persons other than the Parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

10.16      Counterparts.  This Agreement may be executed in one or multiple counterparts, and all such executed counterparts shall constitute the same agreement. It shall be necessary to account for only one such counterpart in proving the existence of terms of this Agreement.

10.17      Electronic Execution and Delivery.  A facsimile, PDF or other reproduction of this Agreement may be executed by one or more Parties, and an executed copy of this Agreement may be delivered by one or more Parties by facsimile, e-mail or other electronic transmission device pursuant to which the signature of or on behalf of such Party can be seen, and such execution and delivery shall be considered valid, binding and effective for all purposes.  At the request of any Party, all Parties agree to execute an original of this Agreement as well as any facsimile or reproduction thereof.  The Parties hereby agree that neither shall raise the execution of facsimile, PDF or other reproduction of this Agreement, or the fact that any signature or document was transmitted or communicated by facsimile, e-mail or other electronic transmission device, as a defense to the formation of this Agreement.

10.18      Specific Performance.  The Parties acknowledge that their obligations hereunder are unique and that remedies at law, including monetary damages, will be inadequate in the event any Party should default in or breach the performance of its obligations under this Agreement.  Accordingly, in the event of any such breach, the non-defaulting, non-breaching Parties shall be entitled to equitable relief, without the proof of actual damages, including in the form of an injunction or injunctions or orders for specific performance to prevent defaults and breaches of this Agreement and to order the defaulting or breaching party to affirmatively carry out its obligations under this Agreement, and such defaulting or breaching Party hereby waives any defense to the effect that a remedy at law would be an adequate remedy for such breach or that an award of specific performance is not an appropriate remedy for any reason of law or equity.  Such equitable relief shall be in addition to any other remedy to which the Parties are entitled to at law or in equity as a remedy for such default, breach or threatened breach.  Each Party hereby waives any requirements for the securing or posting of any bond or other security or showing actual damages in connection with such equitable remedy.  The foregoing shall not be deemed to be or construed as a waiver or election of remedies by any Party, each of which expressly reserve any and all rights and remedies available to it at law or in equity in the event of any breach or default by the other Parties under this Agreement.

10.19      Expenses.  The Seller hereby agrees that all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the Transaction Documents and the transactions contemplated hereby and thereby on behalf of the Seller and/or the Company prior to the Closing shall be paid by the Seller, whether or not the Closing shall have occurred or this Agreement is terminated.  The Purchaser hereby agrees that all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the Transaction Documents and the transactions contemplated by hereby and thereby on behalf of Parent or the Purchaser shall be paid by the Purchaser, whether or not the Closing shall have occurred or this Agreement is terminated.  Notwithstanding anything to this Agreement to the contrary, Seller shall pay one hundred percent (100%) of any fees, costs and expenses associated with obtaining Fannie Mae’s Consent in connection with the transactions contemplated by this Agreement (the “Fannie Mae Fee”) and Seller, on the one hand, and Parent and Purchaser, on the other hand, shall pay fifty percent (50%) of any fees, costs and expenses associated with obtaining any Consents of any Governmental Authority or any other Person in connection with the transactions contemplated by this Agreement (other than the Fannie Mae Fee).

10.20      Adjustments.  Without limiting the other provisions of this Agreement, references to numbers of shares and prices per share of Parent Common Stock contained in this Agreement shall be appropriately adjusted for stock splits, stock dividends, stock combinations or other similar transactions that occur after the date of this Agreement.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have executed this Purchase Agreement as of the date first above written.

WALKER & DUNLOP, INC.

By:	/s/William M. Walker
Name:	William M. Walker
Title:	Chairman, President and CEO

WALKER & DUNLOP, LLC

By:	/s/William M. Walker
Name:	William M. Walker
Title:	Chairman, President and CEO

CW FINANCIAL SERVICES LLC

By:	/s/Charles R. Spetka
Name:	Charles R. Spetka
Title:	Chief Executive Officer

CWCAPITAL LLC

By:	/s/ Scott D. Spelfogel
Name:	Scott D. Spelfogel
Title:	Executive Vice President

[Signature page to Purchase Agreement]

SCHEDULE A

Company Net Working Capital

(See Attached)

SCHEDULE B

Required Third Party Consents

(See Attached)